EXHIBIT 10.3

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY BRIDGE FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY BRIDGE FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE

March 3, 2008

BRIDGE LOAN AGREEMENT

MAGYAR TELECOM B.V.

as Borrower

arranged by

MERRILL LYNCH INTERNATIONAL

and

BNP PARIBAS

as Mandated Lead Arrangers and Bookrunners

with

BNP PARIBAS TRUST CORPORATION UK LIMITED

as Security Agent

and

MERRILL LYNCH INTERNATIONAL

as Administrative Agent

i

The Registrant has omitted the contents of certain schedules from the SEC Filing. The Registrant will furnish a copy of any omitted content from any schedule to the Commission or its staff upon request.

v

THIS BRIDGE LOAN AGREEMENT, dated as of March 3, 2008 (this “Credit Agreement”) is made in London by and among:

(a) MAGYAR TELECOM B.V., a company incorporated in The Netherlands (registered number 33286951) with its registered office at Laan van Kronenburg 8, 1183 AS Amstelveem, The Netherlands (the “Borrower”);

(b) THE PERSONS listed in Schedule 1 as original guarantors (the “Original Guarantors”);

(c) MERRILL LYNCH INTERNATIONAL, as Administrative Agent;

(d) BNP PARIBAS TRUST CORPORATION UK LIMITED, as Security Agent;

(e) the LENDERS party hereto;

(f) MERRILL LYNCH INTERNATIONAL and BNP PARIBAS, as mandated lead arrangers, bookrunners and syndication agents (the “Mandated Lead Arrangers”); and

(g) MERRILL LYNCH INTERNATIONAL BANK LIMITED, LONDON BRANCH and BNP PARIBAS, as underwriters (the “Underwriters”).

The parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Defined Terms

As used in this Credit Agreement, the following terms shall have the meanings specified below:

“Acceptable Bank” means:

(a) a Lender;

(b) any bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by S&P or Fitch or A1 or higher by Moody’s or a comparable rating from an internationally recognized credit rating agency; or

(c) any other bank or financial institution approved by the Administrative Agent (acting reasonably).

“Accession Document” means a document substantially in the form set out in Exhibit C with such amendments as the Administrative Agent and the Borrower may agree.

“Accounting Principles” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, in the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.

“Accounts” means each set of financial statements required to be prepared by a member of the Group and supplied to the Administrative Agent pursuant to Section 5.1.

“Acquisition” means the acquisition by Invitel of Memorex on the terms of the Acquisition Documents.

“Acquisition Agreement” means the sale and purchase agreement entered into between Invitel and the Vendor relating to the Acquisition.

“Acquisition Documents” means the Acquisition Agreement and the Disclosure Letter and any other document designated as an “Acquisition Document” by the Administrative Agent and the Borrower.

“Action” has the meaning specified in Section 12.2.

“Additional Guarantor” means a member of the Group which becomes a Guarantor after the date of this Credit Agreement pursuant to Section 10.5.

“Administrative Agent” means Merrill Lynch International, acting as agent pursuant to ARTICLE XIII or any successor or replacement Administrative Agent, acting in such capacity.

“Administrative Party” means an Arranger, the Administrative Agent or the Security Agent.

“Affected Party” means any Lender, any beneficial owner which controls any Lender, and their respective successors and assigns.

“Affected Person” has the meaning specified in Section 5.3

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise. Neither the Lenders nor any of their Affiliates will be treated as an Affiliate of the Borrower or any of its Subsidiaries for purposes of this Credit Agreement.

“Agent’s Spot Rate of Exchange” means the Administrative Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with the Base Currency as of 11:00 a.m. on a particular day.

“Applicable Margin” means in relation to any Loan, initially, the greater of (i) 4.25 percent per annum and (ii) 0.50 percent per annum over the FRN Spread to Maturity at the Completion Date; provided that:

(a) from the date falling six months after the Completion Date up to the date falling nine months after the Completion Date, the Applicable Margin shall be the greater of (i) 4.75 percent per annum and (ii) 0.50 percent per annum over the FRN Spread to Maturity at the date falling six months after the Completion Date;

(b) from the date falling nine months after the Completion Date up to the Initial Maturity Date, the Applicable Margin shall be the greater of (i) 5.25 percent per annum and (ii) 0.50 percent per annum over the FRN Spread to Maturity at the date falling nine months after the Completion Date; and

(c) at and from the Initial Maturity Date to the Extended Maturity Date, the Applicable Margin shall be 6.25 percent per annum.

“Arrangers” means the Mandated Lead Arrangers and the Underwriters.

“Asset Sale” means the disposal of an asset by a member of the Group to a person who is not a member of the Group, other than:

(a) where an asset (not being shares or any other ownership interest in a person) is to be (and is) replaced by another asset of or substantially similar type for use in the Group’s business (being a fixed asset in the case of a disposal of a fixed asset) within 12 months of the date of disposal and pending such replacement the Net Proceeds of that disposal are deposited in a holding account; or

(b) any Permitted Disposal.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Associated Company” of a person means (i) any other person which is directly or indirectly controlled by, under common control with or controlling such person or (ii) any other person owning beneficially and/or legally directly or indirectly 20 percent or more of the equity interest in such person or 20 percent of whose equity interest is owned beneficially and/or legally directly or indirectly by such person. For the purposes of this definition the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person whether through the ownership of interests or voting securities, by contract or otherwise.

“Austrian Capital Maintenance Rules” has the meaning given to that term in Section 10.2.

“Austrian Guarantor” means any Guarantor established under the laws of Austria as a corporation (Gesellschaft mit beschränkter Haftung; Aktiengesellschaft) or as a limited partnership (Kommanditgesellschaft) with its general partners (Komplementäre) being corporations.

“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration.

“Authorized Officer” means any officer of the Borrower authorized to sign Utilization Notices and, in the case of the Borrower or any other Obligor or Security Provider, any other notices, requests or confirmations referred to in this Credit Agreement or relating to the Bridge Loans granted hereunder.

“Bankruptcy Law” means (a) the U.S. Bankruptcy Code of 1978 or (b) any other law of the United States (or any political subdivision thereof), Hungary (or any political subdivision thereof), Romania (or any political subdivision thereof), the Republic of Turkey, the European Union (or any political subdivision thereof) or the laws of any other jurisdiction or any political subdivision thereof relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.

“Base Case Model” means the banking base case model agreed between the Borrower and the Arrangers.

“Base Currency” means euro.

“Base Currency Equivalent” means:

(a) for an amount expressed or denominated in any currency other than the Base Currency, the equivalent of that amount in the Base Currency converted at the Agent’s Spot Rate of Exchange on the date of the relevant calculation; and

(b) for an amount expressed or denominated in the Base Currency, that amount.

“beneficial owner” and “beneficial ownership”, as used in the definition of “Affected Party”, has the meaning as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Board” means the Board of Governors of the Federal Reserve System of the United States or any successor.

“Borrower” has the meaning specified in the preamble to this Credit Agreement.

“Borrowed Money” means Indebtedness (including, for the avoidance of doubt, but without double counting, any guarantees of such Indebtedness) in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) payments for assets or services acquired which provide for such payments to be deferred for a period of 180 days or more after the relevant assets or services were supplied and accepted, (vi) hire purchase contracts, (vii) principal elements of rental payments under Finance Leases, (viii) guarantees, bonds, standby letters of credit or other instruments issued in connection with the performance of contracts to the extent that the same are treated as borrowings in accordance with the generally accepted principles and practices used in the preparation of the most recent audited financial statements of the Group delivered to the Administrative Agent under this Credit Agreement (ix) derivative transactions entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account) and any other transaction (including without limitation forward sale or purchase agreements and issues of redeemable shares) having the commercial effect of a borrowing or raising of money entered into for the purpose of financing a person’s operational or capital requirements provided that in making any calculation of Borrowed Money under this Credit Agreement no Indebtedness shall be taken into account more than once.

“Bridge Borrower High Yield Notes” means the high yield notes to be issued by the Borrower to refinance the Bridge Loan.

“Bridge Borrower High Yield Notes Documents” means the documentation required to implement the issue of the Bridge Borrower High Yield Notes, including without limitation, the Bridge Borrower High Yield Notes, the Indenture and the guarantees.

“Bridge Finance Document” means:

(a) this Credit Agreement as may be amended from time to time;

(b) the Bridge Notes; or

(c) any Related Document.

“Bridge Finance Parties” means the Lenders and the Administrative Parties.

“Bridge Loan” means a loan made by any Lender to the Borrower pursuant to Section 2.1(a) the proceeds of which will be applied as provided for in Section 2.1(c).

“Bridge Note” means a promissory note of the Borrower in the form attached as Exhibit B hereto evidencing the Bridge Loan and (if applicable) the Term Loan of any Lender.

“Budget” means:

(a) In relation to the period ending December 31, 2007, the Base Case Model in agreed form to be delivered by the Borrower to the Administrative Agent pursuant to Part 1 of Schedule 2; and

(b) In relation to any other period, any budget delivered by the Borrower to the Administrative Agent in respect of that period pursuant to Section 5.3.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and Budapest and if on that day a payment in or a purchase of euro is to be made, which is also a TARGET Day.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests.

“Cash” means cash in hand (or in transit or in cash registers or payments made by checks or debit cards or credit cards which are yet to be received in cleared funds) and credit balances or amounts on deposit with an Acceptable Bank which are freely transferable and freely convertible and accessible by a member of the Group within 90 days or held in a blocked account and not subject to any Security (other than one arising under the Transaction Security Documents).

“Cash Equivalent Investments” means at any time:

(a) certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b) any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c) debt securities maturing within one year after the relevant date of calculation which are not convertible or exchangeable into any other security, are rated either A-1 or higher by S&P or Fitch or P-1 or higher by Moody’s (or, if no rating is available in respect of the debt securities, the issue of which has, in respect of its long-term debt obligations, an equivalent rating);

(d) open market commercial paper not convertible or exchangeable to any other security:

(i) for which a recognized trading market exists;

(ii) issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii) which matures within one year after the relevant date of calculation; and

(iv) which has a credit rating of either A-1 or higher by S&P or Fitch or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e) bills of exchange issued in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State eligible for rediscount at the relevant central bank and accepted by an Acceptable Bank (or any dematerialized equivalent);

(f) any investment accessible within 90 days in money market funds which have a credit rating of either A-1 or higher by S&P or Fitch or P-1 or higher by Moody’s and which invest substantially all their assets in securities of the types described in sub-paragraphs (a) to (e) above; or

(g) any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than one arising under the Transaction Security Documents) and is denominated and payable in freely transferable and freely convertible currencies and the proceeds of which are capable of being remitted to a member of the Group.

“Change of Control” means:

(a) prior to a Primary Offering, TDC ceases to own (directly or indirectly) more than 50 percent of the voting shares of HTCC;

(b) following a Primary Offering, TDC ceases to own (directly or indirectly) more than 30 percent of the voting shares of HTCC and any person or persons acting in concert owns a greater percentage of the voting shares of HTCC than TDC;

(c) HTCC ceases to own (directly or indirectly) 100 percent of the issued share capital of the Borrower;

(d) the Borrower ceases to own (directly or indirectly) 100 percent of the issued share capital of the Major Companies (other than (i) 99.983 percent of the issued share capital of Invitel and (ii) Euroweb Romania);

(e) the Borrower ceases to own (directly or indirectly) 95 percent of the issued share capital of Euroweb Romania; or

(f) the occurrence of a change of control event under the indenture governing the €200 million aggregate principal amount Floating Rate Senior Notes due 2013 issued by HTCC Holdco II B.V. and assumed by the Borrower, the indenture governing the €142 million aggregate principal amount of 10  3/4% Senior Notes due 2012 issued by the Borrower, the indenture governing the €125 million aggregate principal amount of Floating Rate Senior PIK Notes due 2013 initially issued by Invitel Holdings N.V. and assumed by Holdco I B.V. and under the indenture governing any high yield bond offering issued by the Borrower, HTCC or any intermediate Holding Company (in each case, whether or not such indenture is outstanding or in effect at the time).

“Clean-Up Date” means the date falling 135 days after the Completion Date.

“Collateral” means any assets in which a Security Interest has been granted (or is purported to be granted) pursuant to any Transaction Security Document to secure all or a part of the Obligations, the Loans or any other Bridge Finance Document.

“Commitment” means:

(a) for any Lender falling within paragraph (a) of the definition thereof, the relevant amount set forth opposite such Lender’s name as set out on Schedule 4 of this Credit Agreement and the amount of any other Commitment which it acquires; and

(b) for any other Lender, the amount of any Commitment which it acquires,

in each case to the extent not cancelled, transferred or reduced under this Credit Agreement.

“Commitment Letter” means that letter dated December 19, 2007 by and among the Borrower and the Arrangers setting out the Arrangers’ commitments related to the Loans.

“Completion” means the completion of the Acquisition in accordance with clause 6 of the Acquisition Agreement.

“Completion Date” means the date of the Completion and the first utilization of the Bridge Loan.

“Consolidated EBITDA” means, in respect of each Quarterly Period or Twelve Month Period, without regard to unrealized exchange losses or gains, the Net Income of the HTCC Group plus any depreciation, amortization, other non-cash expenses (excluding pre-paid expenses), tax and interest expense, less any non-cash income (excluding deferred income) and interest income less (to the extent not already deducted in the calculation of Net Income) any payments pursuant to paragraphs (d) or (f) of the definition of Permitted Payments but (i) excluding any extraordinary income (other than any such income directly related to the performance by a member of the HTCC Group of its specific obligations under any concession contract or any Telecommunications Laws which may otherwise be included as extraordinary income under the Accounting Principles), net of any tax paid or payable in respect of such income, of the HTCC Group during the relevant period and (ii) to the extent the same would otherwise be deducted in calculating Net Income, adding back closing fees in connection with the Existing High Yield Notes and/or the Existing FRN Bonds and/or the Loans and/or the Bridge Borrower High Yield Notes and obtaining the financing under the Senior Credit Agreement and adding back transaction expenses in relation to the HTCC Acquisition and the Acquisition all as determined in accordance with the Accounting Principles used in the preparation of and as shown in the financial statements or Quarterly Management Accounts in respect of such Quarterly Period or Twelve Month Period, prepared and delivered to the Administrative Agent pursuant to Section 5.1.

“Conversion Date” means the date (if any) upon which the Bridge Loans convert to Term Loans, pursuant to Section 2.2.

“Conversion Default” means the occurrence of any one or more of the following: (a) the Borrower being subject to any default under Section 8.11, Section 8.12(b), Section 8.13, Section 8.14 and Section 8.15 (provided that for the purposes of this definition, the cross-references in Section 8.15 shall only include Section 8.11, Section 8.12(b), Section 8.13 and Section 8.14), (b) any Payment Default or (c) any default or potential default relating to payment under the Senior Credit Agreement.

“Current Assets” means, at any relevant time, the aggregate of the current assets (excluding Cash and Cash Equivalent Investments) of the Group at such time which would fall to be included as current assets in a consolidated balance sheet of the Group drawn up at such time in accordance with the appropriate accounting principles.

“Current Liabilities” means, at any relevant time, the aggregate of the current liabilities (excluding short term debt (which shall include, for the avoidance of doubt, any long term debt repayable within 12 months) and overdrafts) of the Group at such time which would fall to be included as current liabilities in a consolidated balance sheet of the Group drawn up at such time in accordance with the appropriate accounting principles.

“Custodian” means any receiver, interim receiver, manager, trustee, assignee, liquidator, sequestrator, custodian or similar official under any Bankruptcy Law.

“Declared Default” means an Event of Default in respect of which a notice of acceleration has been served.

“Default” means an Event of Default or any event or circumstance which would, but for the expiry of a grace period, the giving of notice or the making of any determination, in each case, under ARTICLE IX, be an Event of Default; provided that any such event which is subject to a qualification as to materiality, or requires a determination to be made shall not constitute a Default unless such qualification is satisfied or such determination is made, as the case may be.

“Disclosure Letter” has the meaning given to that term in the Acquisition Agreement.

“EBITDA” has the same meaning as Consolidated EBITDA save that the calculations shall apply in respect of a person and a period and not the consolidated Group.

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment by way of security, trust arrangement or security interest of any kind securing any obligation of any person (including without limitation title transfer and/or retention arrangements having similar effect).

“Engagement Letter” means that certain engagement letter, dated as of December 19, 2007, among the Borrower and the Arrangers, as such agreement may be amended from time to time.

“Environmental Claim” means any claim, notice of violation, prosecution, demand, action, official warning, abatement or other order (conditional or otherwise), relating to Environmental Matters and any notification or order requiring compliance with the terms of any Environmental License or Environmental Law in each case by any competent authority, court or regulatory body.

“Environmental Laws” means all or any laws, statutes, regulations, treaties, and judgments of any governmental authority or agency or any regulatory body in any jurisdiction in which any member of the Group is formed or carries on business relating to Environmental Matters applicable to such member of the Group.

“Environmental License” includes any permit, license, authorization, consent or other approval required at any time by any Environmental Law.

“Environmental Matters” means (i) any generation, deposit, disposal, keeping, treatment, transportation, transmission, handling or manufacture of any waste or any Relevant Substance, (ii) nuisance, noise, defective premises, health and safety at work or elsewhere and (iii) the pollution, conservation or protection of the environment (both natural and built) or of man or any living organism supported by the environment (both natural and built).

“Escrow Agent” has the meaning specified in the Escrow Agreement.

“Escrow Agreement” means the escrow agreement relating to the escrow of the Exchange Notes to be entered into among the Borrower, the Guarantors, the Administrative Agent, on behalf of the Lenders, and the Escrow Agent.

“EURIBOR” means with respect to an Interest Period of a Loan (or any other period by reference to which interest on a Loan as an overdue amount is calculated):

(a) the applicable Screen Rate; or

(b) if no Screen Rate is available for that Interest Period of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Administrative Agent at its request, quoted by the Reference Banks to leading banks in the European interbank market, as of 11:00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to the relevant Interest Period (or other such period).

“euro” or “€” means the single currency of the Participating Member States.

“Euroweb Romania” means S.C. Euroweb Romania S.A.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exchange Note Indenture” means, the indenture relating to the Exchange Notes, among the Borrower, the Guarantors, as guarantors, and the Exchange Note Trustee, in agreed form.

“Exchange Note Interest Rate” means a rate equal to 11.5 percent per annum (excluding default interest) at any time.

“Exchange Note Trustee” means, on any date of determination, the trustee under the Exchange Note Indenture.

“Exchange Notes” means the exchange notes to be issued pursuant to Section 2.3(a) and to be governed by the Exchange Note Indenture.

“Exchange Notice” has the meaning specified in Section 2.3(a).

“Excluded Taxes” means with respect to any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder, Taxes imposed (or measured by) its overall net income, profits or gains by the jurisdiction or jurisdictions under the laws of which such recipient is organized or is resident for tax purposes or in which its applicable lending office is located.

“Existing FRN Bonds” means the €200 million aggregate principal amount Floating Rate Senior Notes due 2013 issued by HTCC Holdco II B.V. and assumed by the Borrower.

“Existing FRN Funding Loans” means the Euro 55,040,540 and Euro 59,501,657 loans owed by Invitel to the Borrower representing part of the proceeds of the Existing FRN Bonds and which bear interest at the same rate as the Existing FRN Bonds together with an additional margin of not more than 0.22 percent per annum.

“Existing FRN Funding Loan Agreement” has the meaning given to it in the Intercreditor Deed.

“Existing FRN Indenture” means the indenture dated April 27, 2007, as amended from time to time, governing the Existing FRN Bonds.

“Existing FRN Offering Documents” means documents comprising of the indenture, the offering memorandum, the Existing FRN Funding Loan Agreement and the Existing FRN Security Documents issued or (as the case may be) entered into in relation to the Existing FRN Bonds.

“Existing FRN Security Documents” means (i) the fourth ranking agreed form security document entered or to be entered into in favor of the security trustee under the Senior Credit Agreement for and on behalf of the Existing FRN Trustee over the shares of the Borrower; (ii) the third and fourth ranking agreed form security documents entered or to be entered into in favor of the security trustee under the Senior Credit Agreement for and on behalf of the Existing FRN Trustee over the Existing High Yield Funding Loan and the Existing FRN Funding Loans; (iii) the additional third and fourth ranking agreed form security documents entered or to be entered into in favor of the security trustee under the Senior Credit Agreement for and on behalf of the Existing FRN Trustee over the Funding Loans; (iv) the fourth and fifth ranking agreed form security document entered or to be entered into in favor of the security trustee under the Senior Credit Agreement for and on behalf of the Existing FRN Trustee over the Funding Loans; (v) the Original Obligor Share Securities in respect of shares in Invitel (as of the effectiveness of the amendments to be made thereto pursuant to the Second Original Obligor Share Securities Amendment Agreements); (vi) the second ranking agreed form share pledge entered or to be entered into in favor of the security trustee under the Senior Credit Agreement on behalf of the Existing FRN Trustee and the Existing High Yield Trustee over the shares in Euroweb Romania; (vii) the HTCC Opco Share Security (as of the effectiveness of the amendments to be made thereto pursuant to the HTCC Opco Share Security Agreement); (viii) the Original Obligor Share Securities Amendment Agreements; (ix) the Second Original Obligor Share Securities Amendment Agreements; (x) the Second HTCC Opco Share Security Agreement; (xi) the second ranking agreed form share pledges entered into or to be entered into in favor of the security trustee under the Senior Credit Agreement on behalf of the Existing FRN Trustee, the Existing High Yield Trustee and the Security Agent over the shares in Memorex; (xii) the second ranking agreed form share pledge entered into or to be entered into in favor of the security trustee under the Senior Credit Agreement on behalf of the Existing FRN Trustee, the Existing High

Yield Trustee and the Security Agent over the shares in the Turkish Subsidiary; (xiii) the Invitel Telecom Share Security, (xiv) any pledge or (as the case may be) charge over the shares of any other obligor provided that (a) such shares are simultaneously (by way of a first ranking pledge) charged or (as the case may be) pledged to the Senior Creditors and (b) such security is at all times second ranking by and subject to the terms of the Intercreditor Deed; and (xv) the Intercreditor Deed.

“Existing FRN Trustee” means the FRN Note Trustee, as defined in the Intercreditor Deed, or any successor trustee acting for the benefit of and on behalf of the holders of the Existing FRN Bonds provided that such successor trustee simultaneously therewith becomes a party to the Intercreditor Deed.

“Existing High Yield Funding Loan” means the Euro 140,128,440 loans (representing the principal amount at maturity of Euro 142,000,000, issued at a discount of 98.682 percent) made by the Borrower to Invitel representing the proceeds of the Existing High Yield Notes provided that such funding loan bears interest at the same rate as the Existing High Yield Notes together with an additional margin of not more than 0.22 percent per annum.

“Existing High Yield Funding Loan Agreement” has the meaning given to it in the Intercreditor Deed.

“Existing High Yield Notes” means the Euro 142,000,000 in aggregate principal amount 10  3/4% senior notes issued by Magyar Telecom B.V., maturing on August 15, 2012.

“Existing High Yield Offering Documents” means documents comprising of the indenture, the offering memorandum, the Existing High Yield Funding Loan Agreement and the Existing High Yield Security Documents issued or (as the case may be) entered into in relation to the Existing High Yield Notes.

“Existing High Yield Security Documents” means (i) the second ranking agreed form security document entered into in favor of the security trustee under the Senior Credit Agreement for and on behalf of the Existing High Yield Trustee over the shares of the Borrower; (ii) the second ranking agreed form security documents entered into in favor of the security trustee under the Senior Credit Agreement for and on behalf of the Existing High Yield Trustee over the Existing High Yield Funding Loan and the Existing FRN Funding Loans; (iii) the additional second ranking agreed form security documents entered into in favor of the security trustee under the Senior Credit Agreement for and on behalf of the Existing High Yield Trustee over the Funding Loans; (iv) the fourth ranking agreed form security documents entered into in favor of the security trustee under the Senior Credit Agreement for and on behalf of the Existing High Yield Trustee over the Existing High Yield Funding Loan and the Existing FRN Funding Loans; (v) the fourth and fifth ranking agreed form security documents entered into in favor of the security trustee under the Senior Credit Agreement for and on behalf of the Existing High Yield Trustee over the Funding Loans; (vi) the Original Obligor Share Securities in respect of shares in the Borrower (as of the effectiveness of the amendments to be made thereto pursuant to the Second Original Obligor Share Securities Amendment Agreements); (vii) the second ranking share pledge entered or to be entered into on behalf of the security trustee under the Senior Credit Agreement in favor of the Existing High Yield Trustee and the Existing FRN Trustee over the shares in Euroweb Romania; (viii) the HTCC Opco Share Security (as of the effectiveness of the amendments to be made to thereto pursuant to the Second HTCC Opco Share Security Agreement); (ix) the Original Obligor Share Securities Amendment Agreements; (x) the Second Original Obligor Share Securities Amendment Agreements; (xi) the Second HTCC Opco Share Security Agreement, (xii) the second ranking agreed form share pledge entered into or to be entered into in favor of the security trustee under the Senior Credit Agreement on behalf of the Existing FRN Trustee, the Existing High Yield Trustee and the Security Agent over the shares in Memorex; (xiii) the second ranking agreed form share pledge entered into or to be entered into in favor of the security trustee under the Senior Credit Agreement on behalf of the Existing FRN Trustee, the Existing High Yield Trustee and the Security Agent over the shares in the Turkish Subsidiary; (xiv) the Invitel Telecom Share Security, (xv) any pledge or (as the case may be) charge over the shares of any other obligor provided that (a) such shares are simultaneously (by way of a first ranking pledge) charged or (as the case may be) pledged to the Senior Creditors and (b) such security is at all times second ranking by and subject to the terms of the Intercreditor Deed; and (xvi) the Intercreditor Deed.

“Existing High Yield Trustee” means The Bank of New York of One Canada Square, London E14 5AL or any successor trustee acting for the benefit of and on behalf of the holders of the Existing High Yield Notes provided that such successor trustee simultaneously therewith becomes a party to the Intercreditor Deed.

“Existing Transaction Debt” means (i) the Existing High Yield Notes, any bridge facility financing the repurchase of the Existing High Yield Notes and any high yield bonds issued to refinance such bridge facility and (ii) the Existing FRN Bonds, any bridge facility financing the repurchase of the Existing FRN Bonds and any high yield bonds issued to refinance such bridge facility.

“Extended Maturity Date” means the date falling seven years after the Initial Maturity Date.

“Facility Office” means the office(s) notified by a Lender to the Administrative Agent:

(a) on or before the date it becomes a Lender; or

(b) by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Credit Agreement.

“Fee Letter” means that certain Fee Letter, dated December 19, 2007 between the Borrower and the Arrangers.

“Finance Document” means this Credit Agreement, any Accession Document, any Assignment and Acceptance, the Engagement Letter, any Fee Letter, any Hedging Documents, the Intercreditor Deed, the Intercreditor Deed Supplemental Deed, the Second Intercreditor Deed Supplemental Deed, any Transaction Security Document, any Utilization Notice and any other document designated as a “Finance Document” by the Administrative Agent and the Borrower.

“Finance Lease” means a lease treated as a finance lease pursuant to the Accounting Principles.

“Finance Parties” means the Bridge Finance Parties and the Senior Finance Parties.

“Financial Year” means the annual accounting period of the Group ending on December 31 each year.

“Fitch” means Fitch Ratings Ltd. or any successor to its rating business.

“FRN Spread to Maturity” shall mean the spread over EURIBOR to maturity derived from the average of the prices quoted in respect of the Existing FRN Bonds by the Arrangers that are executable for Euro 5,000,000 or more. The FRN Spread to Maturity shall be calculated by the Administrative Agent and shall be binding on the parties.

“Funding Loan” means the up to Euro 61,000,000 loan owed by Invitel to the Borrower and the up to Euro 39,000,000 loan owed by Memorex to the Borrower each representing part of the proceeds of the Bridge Loans and which bear interest at the same rate as the Bridge Loans (or, after the issuance of the Bridge Borrower High Yield Notes, the Bridge Borrower High Yield Notes) plus a margin of 0.11 percent.

“Funding Loan Agreement” has the meaning given to the term “Subordinated Funding Loan Agreement” in the Intercreditor Deed.

“Funds Flow Statement” means the statement in the agreed form prepared by the Borrower showing all payments to and/or by members of the Group in connection with the Bridge Loan and the Acquisition and the flow of funds occurring on and immediately before and after the Completion Date.

“Governmental Entity” means any nation or government, any state or political subdivision or any agency, authority, regulatory body, bureau, central bank, commission, department or instrumentality thereof, or any court, tribunal, grand jury or arbitrator, or any securities exchange and any self-regulatory organization in each case whether foreign or domestic.

“Group” means the Borrower and its Subsidiaries from time to time.

“Group Structure Chart” means a corporate structure chart in relation to the Group in the agreed form.

“Guarantee” means the guarantee by each of the Guarantors pursuant to ARTICLE X hereof.

“Guaranteed Obligations” has the meaning specified in Section 10.1(a).

“Guarantors” means the Original Guarantors and each Additional Guarantor.

“Hedging Debt” has the meaning given to it in the Intercreditor Deed.

“Hedging Documents” has the meaning given to it in the Intercreditor Deed.

“Holdco I” means HTCC Holdco I B.V., a company incorporated in The Netherlands with its registered office at Locatellikade 1, 1076 AZ, Amsterdam, The Netherlands.

“Holding Company” of any other person, means a person in respect of which that other person is a Subsidiary.

“HTCC” means Hungarian Telephone and Cable Corp.

“HTCC Acquisition” means the acquisition by Holdco I of the Parent on the terms of the HTCC Acquisition Documents.

“HTCC Acquisition Agreement” means the sale and purchase agreement between HTCC and Invitel Holdings N.V. dated 8 January 2007 relating to the HTCC Acquisition.

“HTCC Acquisition Documents” means the HTCC Acquisition Agreement and any other document designated as an “HTCC Acquisition Document” by the Facility Agent and the Parent.

“HTCC Completion Date” means the date of completion of the HTCC Acquisition in accordance with clause 5 of the HTCC Acquisition Agreement.

“HTCC Group” means HTCC and its Subsidiaries.

“HTCC Opco Share Security” has the meaning given to it in the Senior Credit Agreement.

“HTCC Operating Company” means Invitel Technocom.

“Hungarian Account Charges Amendment Agreements” means the amendment agreements entered into by each Original Obligor and the Security Trustee in relation to the Original Obligor Account Charges governed by Hungarian law.

“IFRS” means International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board.

“Immaterial Subsidiaries” means any member of the HTCC Group (i) whose assets or revenues or EBITDA are less than two percent of the HTCC Group’s consolidated assets or consolidated revenues or Consolidated EBITDA, determined by reference to the most recent Quarterly Management Accounts in respect of a Quarter Period ending on a Quarter Day delivered to the Administrative Agent under this Credit Agreement, provided that if such Immaterial Subsidiaries taken together on such Quarter Day exceed five percent of the HTCC Group’s consolidated assets or consolidated revenues or Consolidated EBITDA then the Immaterial Subsidiary whose total revenues on such Quarter Day are the highest shall be deemed to be a Material Subsidiary for the purpose of this Credit Agreement and (ii) who has not provided a subordinated guarantee under the Existing High Yield Offering Documents or under the Existing FRN Offering Documents, or in respect of the Bridge Finance Documents. In determining Immaterial Subsidiaries and Material Subsidiaries for the purpose of this definition, following any acquisition by a member of the HTCC Group, the consolidated assets, the consolidated revenues and Consolidated EBITDA of the HTCC Group shall be adjusted to take account of the revenues, the assets and the EBITDA attributable to the acquisition in respect of the Quarterly Period ending on such Quarter Day.

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent.

“Indemnified Party” has the meaning specified in Section 12.1.

“Indemnifying Party” has the meaning specified in Section 12.1.

“Indenture” means the indenture in relation to the Bridge Borrower High Yield Notes.

“Information Package” means collectively, the Base Case Model, the Reports and the bank presentation dated 11 January 2008.

“Initial Maturity Date” means the one-year anniversary of the Completion Date.

“Intellectual Property Rights” means any patent, trade mark, service mark, registered design, trade name or copyright required to carry on the business of any member of the Group.

“Intercreditor Deed” means the intercreditor deed dated 6 August 2004, entered into by, inter alios, the security trustee under the Senior Credit Agreement, Matel Holdings N.V., the obligors under the Senior Credit Agreement, the Hedge Counterparties (as such term is defined in the Intercreditor Deed) and the Existing High Yield Trustee (as such term is defined in the Intercreditor Deed) as amended and restated on 27 April 2007 pursuant to the Intercreditor Deed Supplemental Deed and as amended and restated (or to be amended and restated) pursuant to the Second Intercreditor Deed Supplemental Deed.

“Intercreditor Deed Supplemental Deed” means the supplemental deed dated 27 April 2007 amending and restating the Intercreditor Deed between, inter alios, the security trustee under the Senior Credit Agreement, Matel Holdings N.V., the obligors under the Senior Credit Agreement, the Hedge Counterparties (as such term is defined in the Intercreditor Deed), the Existing High Yield Trustee, the Security Agent and the Existing FRN Note Trustee.

“Interest Payment Date” means (a) the last day of each Interest Period, (b) the Maturity Date and (c) the date of any prepayment of all or any portion of the principal of the Loans.

“Interest Period” means, in respect of any Loan, (a) in the case of the first Interest Period (if any) applicable to the Bridge Loans, the period commencing on and including the Completion Date and ending on the numerically corresponding date in the third month thereafter, and (b) in the case of each subsequent Interest Period, the period beginning on the last day of the prior Interest Period and ending on the numerically corresponding date in the third month thereafter; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended until the next succeeding Business Day unless the next Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Notwithstanding the foregoing, no Interest Period in respect of the Bridge Loans may extend beyond the Maturity Date and each Interest Period that would otherwise commence before and end after the Maturity Date shall end on the Maturity Date.

“Intergroup Loan Agreements” means any loan agreements entered into between members of the Group (including, without limitation, the Existing High Yield Funding Loan Agreement, the Existing FRN Funding Loan Agreements and the Funding Loan Agreements).

“Invitel” means Invitel Zrt.

“Invitel Technocom” means Invitel Technocom Távközlési Korlátolt Felelõsségû Társaság, a company incorporated in Hungary with registration number Cg. 14-09-305167.

“Invitel Telecom” means Invitel Telecom Kft., a company incorporated under the laws of Hungary with registered number Cg. 01-09-695967.

“Invitel Telecom Share Security” has the meaning given to it in the Senior Credit Agreement.

“IPO Subsidiary” means any newly incorporated Subsidiary of the Borrower, the voting and economic interest of which is held 100 percent by the Borrower and which is incorporated in Hungary and created solely for the purpose of acting (directly or indirectly) as a 100 percent Holding Company of the Group in connection with an initial public offering of shares.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Judgment Currency” has the meaning specified in Section 14.11.

“Lenders” means (a) each person that has executed a counterpart to this Credit Agreement (other than an Obligor and other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an

Assignment and Acceptance; provided that, neither the Borrower nor any of its Affiliates shall be included in the definition of Lenders for purposes of any consent, waiver, amendment or other vote taken by the Lenders under this Agreement.

“Licenses” means (i) the Universal Service Agreements, any notifications under the Hungarian Act C of 2003 on electronic communications, the Emergency Romanian Government Ordinance no. 79/2002 on the general communications regulatory framework, approved with amendments by law no. 591 of 29 October 2002, as subsequently amended and completed, the Turkish Telegraph and Telephone Law No. 406, the Turkish Radio Law No. 2813, and the Turkish Regulation on Authorization of Telecommunication Services and Infrastructures and any other secondary legislation issued by the Turkish Telecommunications Authority, (ii) any license issued by the Hungarian Communications Authority, the Romanian National Regulatory Authority for Communications and Information Technology, the Turkish Telecommunications Authority and any replacement of any of the same required by the Group, and (iii) any additional or replacement concession or similar contracts under any Telecommunications Laws applicable in Austria, Hungary, Romania and Turkey to carry on the Telecoms Business of the Group.

“Loan” means a Bridge Loan or a Term Loan.

“Major Companies” means Invitel Technocom, Invitel, Invitel Telecom and Euroweb Romania.

“Major Event of Default” has the meaning specified in Section 6.3(c)(iii).

“Major Representation” has the meaning specified in Section 6.3(c)(i).

“Major Undertaking” has the meaning specified in Section 6.3(c)(ii).

“Majority Lenders” means, at any time, Lenders holding at least a majority of the then aggregate unpaid principal balance of the Loans, or, if no such principal amount is then outstanding, Lenders having at least a majority of the total Commitments; provided that, for purposes hereof, neither the Borrower nor any of its Affiliates shall be included in (a) the Lenders holding such amount of the Loans or having such amount of the Commitments or (b) determining the aggregate unpaid principal amount of the Loans or the total Commitments.

“Mandated Lead Arrangers” has the meaning specified in the preamble to this Credit Agreement.

“Mandatory Cost” means the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 3.

“Market Disruption Event” has the meaning specified in Section 2.14(a).

“Market Transaction” has the meaning specified in Section 2.5(b).

“Material Adverse Effect” means anything which is materially adverse to:

(a) the business, assets or financial condition of the Group taken as a whole;

(b) the ability of the Obligors (taken as a whole) to comply with any of their payment obligations under any of the Finance Documents; or

(c) the validity or enforceability of any Security expressed to be created pursuant to any Transaction Security Document, in a manner not contemplated by the Reservations or the Perfection Requirements, which is reasonably likely to materially adversely affect the interests of the Lenders, and, in respect of any event or circumstance, only the net effect on the Group of event or circumstance shall be considered, taking into account (without limitation) any counterclaim or right of counterclaim or set-off of any member of the Group and/or any anticipated proceeds receivable by any member of the Group from any insurance, warranty or other claim in respect thereof.

“Material Group” means the Borrower and its Material Subsidiaries from time to time.

“Material Subsidiary” means all Subsidiaries of the Borrower, other than the Immaterial Subsidiaries.

“Maturity Date” means the Initial Maturity Date or Extended Maturity Date, as the case may be.

“Memorex” means Memorex Telex Communications AG a company incorporated under the laws of Austria with registered number FN 99090 x.

“Memorex Shareholder Squeeze Out” means the acquisition by Invitel of all of the remaining shares in Memorex, comprising 4.35 percent of the shares in Memorex owned by certain minority shareholders, based on a squeeze out following the Completion Date in accordance with Austrian law.

“Moody’s” means Moody’s Investors Service Limited or any successor to its ratings business.

“Necessary Authorizations” means all approvals, authorizations and licenses (other than the Licenses) from, all rights granted by and all filings, registrations and agreements with any person including, without limitation, any government or other regulatory authority necessary in order to enable each member of the Group to carry out the Telecoms Business which is carried on at the relevant time.

“Net Proceeds” means the cash proceeds (and if the recipient is not a wholly-owned subsidiary of a member of the Group, the proceeds proportionate to the interest held by the Group in the recipient) of any disposal or insurance claim after deducting:

(a) fees costs and expenses incurred by any member of the Group with respect to that disposal or claim to persons who are not members of the Group (including without limitation bonus payments to management of the disposed business);

(b) any tax incurred and required to be paid by, and any tax which is or reserved for by, the seller or claimant in connection with that disposal or claim (as reasonably determined by the seller or claimant) or the transfer of the proceeds thereof intra-Group;

(c) amounts retained to cover anticipated liabilities reasonably expected to arise in connection with the disposal; and

(d) costs of closure, relocation, reorganization and restructuring, and costs incurred preparing the asset for disposal.

“New Equity” means the proceeds of a subscription for shares in the Borrower or any other form of equity contribution to the Borrower.

“New York Court” has the meaning specified in Section 14.5.

“Net Working Capital” means, at any time, the aggregate of the Current Assets of the Group at such time less the aggregate of the Current Liabilities of the Group at such time.

“Non-Obligor” means a member of the Group which is not an Obligor.

“Obligation Currency” has the meaning specified in Section 14.11.

“Obligations” means all now existing and hereafter arising obligations and liabilities of any of the Obligors to any and all of the Lenders arising under or in connection with the Bridge Finance Documents, whether absolute or contingent, and whether for principal, interest, penalties, premium, fees, indemnifications, reimbursements, damages, or otherwise and specifically including post-petition interest (whether or not an allowable claim).

“Obligor” means each of the Borrower and any Guarantor.

“Officer” means, with respect to any person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, Vice-President or a Director of such person.

“Officers’ Certificate” means a certificate signed on behalf of either the Borrower or any Guarantor by two Officers (or, in the case of the Borrower, by the sole director of the Borrower), one of whom must, in the case of any Guarantor, be the Principal Executive Officer, the Principal Finance Officer, the Treasurer or the Principal of such Guarantor.

“Original Financial Statements” means the audited financial statements of Invitel, the audited consolidated financial statements of the Group and the audited consolidated financial statements of the HTCC Group in respect of the financial year ended 31 December 2006.

“Original Guarantor” has the meaning specified in the preamble to this Credit Agreement.

“Original Lenders” means Merrill Lynch International Bank Limited, London Branch and BNP Paribas.

“Original Obligor” means the Borrower or an Original Guarantor.

“Original Obligor Share Securities” has the meaning specified in the Senior Credit Agreement.

“Original Obligor Share Securities Amendment Agreements” has the meaning specified in the Senior Credit Agreement.

“Original Shareholder” means Vivendi Telecom International S.A., a société anonyme incorporated under the laws of France with its registered office at 42 avenue de Friedland, 75008 Paris, France.

“Other Taxes” has the meaning specified in Section 2.10(b).

“Parent” means Matel Holdings N.V. (formerly Telemark N.V.), a limited liability company incorporated under the laws of Netherlands Antilles (Registered number: 86225) with its registered address at Schottegatweg Oost 44, Willemstad Curaçao, Netherlands Antilles.

“Parent Group” means the Parent and its Subsidiaries from time to time.

“Parent Loan Agreements” means any loan agreements between the Parent as lender and the Borrower.

“Participating Member State” means a member state of the European Community that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

“Participants” has the meaning specified in Section 7.4(a).

“Payment Default” means (a) any Default under Section 8.2, (b) any matured or unmatured default under the analogous provisions of any of the Finance Documents or (c) any payment default under the Fee Letter.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filing, endorsements, notarization, stampings and/or notifications of the Transaction Security Documents and/or the Transaction Security created thereunder.

“Permanent Securities” means any Permanent Securities as defined in the Engagement Letter.

“Permitted Borrowings” means:

(a) any Borrowed Money arising hereunder or under the Finance Documents;

(b) any Borrowed Money approved by the Administrative Agent (acting on the instruction of the Majority Lenders);

(c) any Borrowed Money included within Permitted Intra-Group Transactions, Permitted Loans or Permitted Guarantees;

(d) any Borrowed Money arising under the interest and/or currency rate protection arrangements referred to in Section 4.27;

(e) arising under any cash pooling or cash management arrangement but for so long as any such arrangement which exceeds Euro 1,000,000 does not permit credit balances of Obligors to be netted or set off against debt balances of members of the Group which are not Obligors;

(f) arising under any arrangements entered into between members of the Group which arrangements are referred to in the Steps Paper or the Structure Memorandum;

(g) arising under any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group;

(h) any Subordinated Shareholder Debt;

(i) any Borrowed Money arising under the Senior Credit Agreement (provided that in the event the proceeds of any Permitted Disposal are used to prepay the Senior Credit Agreement, such amounts prepaid may not be re-borrowed pursuant to this paragraph (i));

(j) any Borrowed Money arising under the Existing High Yield Notes or the Existing FRN Bonds provided that such Borrowed Money is at all times ranked (subject to the terms of the Intercreditor Deed and the Transaction Security Documents entered into by the Borrower) pari passu with the obligations of the Borrower under the Guarantee by and subject to the terms of the Intercreditor Deed;

(k) arising under the Finance Leases of Memorex, provided such Finance Leases exist on the date of this Credit Agreement;

(l) any Borrowed Money arising under the Permanent Securities or any other refinancing of the Loans pursuant to the Engagement Letter; and

(m) any Borrowed Money of the Group (including Borrowed Money arising under Finance Leases other than the Finance Leases of Memorex permitted pursuant to paragraph (j) above) not within paragraphs (a) to (k) above, not exceeding at any time in aggregate Euro 25,000,000 or its equivalent.

“Permitted Disposals” means:

(a) the application of cash in (i) the acquisition of assets or services in the ordinary course of business, not, in any such case, prohibited by the terms of this Credit Agreement or any Transaction Security Document, (ii) the making of investments or capital expenditure permitted by Section 4.26 or (iii) the repayment of Permitted Borrowings and the servicing thereof provided that the same is not prohibited or otherwise restricted by the terms of this Credit Agreement and/or the Intercreditor Deed;

(b) any disposals approved by the Administrative Agent (acting on the instructions of the Majority Lenders);

(c) the disposal of any unnecessary or obsolete assets;

(d) the disposal of assets on bona fide arm’s length commercial terms in the ordinary course of business provided that the proceeds of the disposal are applied in mandatory prepayment of the Loans under Section 2.5;

(e) the disposal of the assets of an Immaterial Subsidiary as part of any voluntary solvent proceeding which corresponds with, or has an effect equivalent or similar to, any of those mentioned in Section 8.10 to Section 8.14 inclusive, provided that the Borrower notifies the Administrative Agent of the disposal and the proceeds of the disposal are applied in mandatory prepayment of the Loans under Section 2.5;

(f) the disposal of any shares in any of Pécsi Hirközlési Rt., Székesfehérvári Hírközlési Kft or CableNet Rt.;

(g) to the extent that such disposal is not, and will not lead to, any breach of law the disposal by V-holding of its shares in Invitel to the Borrower provided that such shares remain at all times charged and/or pledged to the Security Agent pursuant to the Transaction Security Documents;

(h) any disposals included within Permitted Intra-Group Transactions;

(i) the disposal of shares of any IPO Subsidiary provided that, if it is required, the proceeds of the shares are applied in mandatory prepayment of the Loans under Section 2.5;

(j) a disposal of trading assets made by any member of the Group in the ordinary course of trading of the disposing entity;

(k) a disposal of any asset from an Obligor to a member of the Group which is not an Obligor provided that the aggregate value of all assets so transferred (net of the value of any assets transferred from a member of the Group which is not an Obligor to an Obligor) does not exceed Euro 1,000,000 (or its equivalent) in any financial year of the Borrower;

(l) a disposal constituted by a license of Intellectual Property entered into in the ordinary course of business or for the purposes of managing the brand portfolio of the Group, but (in the case of any exclusive license) only if the relevant Intellectual Property is no longer required for the business or operation of the disposing person;

(m) a disposal which is a lease or license of real property in the ordinary course of business;

(n) a disposal referred to in the Steps Paper or the Structure Memorandum;

(o) a disposal arising as a result of any Permitted Encumbrance;

(p) a disposal of receivables on a non-recourse basis where the net consideration receivable (when aggregated with the net consideration receivable for any other such disposal in the same financial year of the Group) does not exceed Euro 3,000,000 (or its equivalent) in any financial year of the Group;

(q) the sale or other disposal of defaulted accounts receivables in the ordinary course of business where such sale or disposal is not as part of an accounts receivables financing transaction and where such sale or disposal is on non-recourse terms to the Group;

(r) a disposal of fixed assets where the proceeds of disposal are applied, committed to be so applied or designated by the board of directors of the Borrower to be so applied within 12 months of that disposal or committed to be used within 12 months of receipt to (i) purchase replacement fixed assets used or useful in the business of the Group or (ii) make a Permitted Investment (provided that, in the case of a commitment or designation, they are then so applied within 18 months of receipt of such proceeds);

(s) any disposal of the real property situated at Szt István tér 1, Békéscsaba, Land Registry No. Belterület 2 or the duct in Székesfehérvár or Pécs owned by the Borrower;

(t) a disposal of assets (other than shares or businesses), in exchange for other assets reasonably comparable or superior as to type, value or quality;

(u) a disposal of Cash or Cash Equivalent Investments for Cash or other Cash Equivalent Investments;

(v) disposals undertaken as part of any restructuring program in the period up to 4 years after the HTCC Completion Date subject to an aggregate limit in such period of Euro 5,000,000 (or its equivalent);

(w) the disposal by Invitel to the Borrower of one share in Memorex for the purposes of facilitating the Memorex Shareholder Squeeze Out; and

(x) a disposal of assets for cash where the net consideration receivable (when aggregated with net consideration receivable for any other sale, lease, license, transfer or other disposal not allowed under the preceding paragraphs) does not exceed Euro 5,000,000 (or its equivalent) in any financial year of the Borrower.

“Permitted Encumbrances” means:

(a) any Encumbrance arising hereunder or under any of the Transaction Security Documents;

(b) any Encumbrance which the Administrative Agent, acting on the instructions of the Majority Lenders, has at any time in writing agreed shall be a Permitted Encumbrance;

(c) any Encumbrance arising in the ordinary course of business by operation of law;

(d) any Encumbrance arising out of title retention provisions in any suppliers contract in the ordinary course of trading;

(e) any Encumbrance given or to be given pursuant to the requirement of any regulatory authority in the ordinary course of its business;

(f) any Encumbrance arising under Finance Leases to the extent amounts outstanding under such Finance Leases fall under paragraph (k) of the definition of Permitted Borrowings (provided that such Encumbrance shall only cover assets which are the subject of such Finance Leases);

(g) any Encumbrance arising under paragraph (e) of the definition of Permitted Intra-Group Transactions;

(h) any Encumbrance over any member of the Group’s bank accounts granted in favor of a Lender and arising in the standard business terms of such bank or, in the event that the Lenders are not willing to offer the relevant member of the Group the banking services required on competitive commercial terms, or at all, any Encumbrance over any member of the Group’s bank accounts granted in favor of any bank or financial institution from which the relevant member of the Group obtains such services and arising in the standard business terms of such bank or financial institution;

(i) any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as such arrangement is not established with the primary purpose of preferring any Lenders;

(j) any Encumbrance arising under any of the Existing High Yield Offering Documents, the Existing FRN Offering Documents and the Senior Security Documents;

(k) any Encumbrance arising by operation of law in respect of Taxes being contested in good faith; and

(l) any Encumbrance created by the Group not within paragraphs (a) to (k) above and securing Indebtedness in aggregate not exceeding Euro 5,000,000 or its equivalent at any time that has not been repaid and/or discharged and where the assets the subject of such Encumbrance have an aggregate book value not exceeding Euro 5,000,000 or its equivalent.

“Permitted Financial Investments” means on any date investments in:

(a) euro or HUF denominated securities which are freely negotiable and marketable:

(i) which are rated at least AA by S&P or Aa2 by Moody’s; or

(ii) are issued by the Republic of Hungary.

(b) certificates of deposits, floating rate notes, acceptances issued in euro and HUF and euro and HUF denominated deposit and current accounts of and time deposits with banks which are HUF Lenders or banks which have a credit rating from S&P or Moody’s as A or its equivalent or better or euro denominated cash funds managed by any HUF Lender or banks which have a credit rating from S&P or Moody’s as A or its equivalent or better, with a maturity, in each case, of not more than twelve months;

(c) euro and HUF denominated commercial paper rated at least A1 by S&P or at least P1 by Moody’s, with a maturity of not more than six months; or

(d) securities which are Cash Equivalent Investments.

“Permitted FRN Payments” has the meaning given to it in the Senior Credit Agreement.

“Permitted Guarantees” means:

(a) any guarantees or indemnities arising hereunder or under the Finance Documents;

(b) any guarantees or indemnities approved by the Administrative Agent (acting on the instructions of the Majority Lenders);

(c) any guarantees or indemnities included within Permitted Intra-Group Transactions;

(d) any guarantees or indemnities included within Permitted Borrowings;

(e) any guarantees or indemnities given by a member of the Group (other than the Borrower) in respect of any Permitted Borrowing of another member of the Group (other than the Borrower) and/or by the Borrower in respect of any Permitted Borrowing of a member of the Group;

(f) any subordinated guarantee included within the terms of the Existing High Yield Offering Documents or the Existing FRN Offering Documents given by any Obligor and any future guarantee granted in accordance with the Existing High Yield Offering Documents or the Existing FRN Offering Documents to the extent allowed by this Credit Agreement and the Intercreditor Deed in favor of the Existing High Yield Trustee or the Existing FRN Trustee, in connection with the Existing High Yield Offering Documents or the Existing FRN Offering Documents, provided that such guarantees are at all times subordinated to the Loans by and subject to the terms of the Intercreditor Deed;

(g) any guarantees or indemnities provided to banks providing loans to employees of any member of the Group (other than the Parent) in respect of such loans provided that the aggregate of the maximum liability thereunder (actual or contingent) together with the aggregate outstanding amount of all loans referred to in paragraph (m) of the definition of Permitted Investments does not exceed Euro 3,000,000;

(h) any indemnities provided to the high yield underwriters of the Existing High Yield Notes, the Existing FRN Bonds or the Bridge Borrower High Yield Notes given by any Obligor under the purchase agreement entered into in respect of the Existing High Yield Notes, the Existing FRN Bonds or the Bridge Borrower High Yield Notes;

(i) a guarantee by an Obligor of obligations of a member of the Group which is a non-Obligor provided that the aggregate amount guaranteed does not exceed Euro 5,000,000 (or its equivalent) in aggregate for the Group at any time;

(j) any guarantee made in substitution for an extension of credit permitted under the definition of “Permitted Loan” (other than loans within the category set out in paragraph (f) of that definition) to the extent that the issuer of the relevant guarantee would have been entitled to make a loan in an equivalent amount under the definition of “Permitted Loan” to the person whose obligations are being guaranteed;

(k) any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (i) of the definition of Permitted Encumbrance;

(l) any guarantee granted to the purchaser in connection with a Permitted Disposal, provided that the aggregate amount of all such guarantees outstanding at any time shall not exceed Euro 5,000,000 (or its equivalent); or

(m) any guarantees or indemnities of the Group not included in paragraphs (a) to (h) (inclusive) above provided that the aggregate maximum liability thereunder (actual or contingent) when aggregated with Borrowed Money falling under paragraph (g) of the definition of Permitted Borrowings does not exceed Euro 25,000,000 or its equivalent.

“Permitted HY Payment” has the meaning given to it in the Senior Credit Agreement.

“Permitted Intra-Group Transactions” means:

(a) loans or credit made by (i) the Borrower to Invitel and Invitel Technocom including, without limitation, the Existing High Yield Funding Loan and the Existing FRN Funding Loans, in each case, constituting Subordinated Shareholder Debt and, following the accession of Memorex and the Turkish Subsidiary to this Credit Agreement, Memorex and the Turkish Subsidiary including, without limitation, the Funding Loans, in each case, constituting Subordinated Shareholder Debt (as such term is defined in the Intercreditor Deed) (ii) any member of the Group (other than the Borrower) to another member of the Group (other than the Borrower or any Joint Ventures), (iii) the Borrower to V-holding for no more than the amount set out in the funds flow delivered pursuant to the Funds Flow Statement provided that such loan is Subordinated Shareholder Debt and subject to the terms of a pledge of receivables and (iv) V-holding to CableNet Rt. for no more than HUF320,000,000 provided that such loan is used to pay outstanding invoices owed by CableNet Rt. to V-holding;

(b) any transaction approved as a Permitted Intra-Group Transaction by the Administrative Agent (acting on the instructions of the Majority Lenders);

(c) the payment or declaration of any dividend, return on capital, repayment of capital contributions or other distributions by any of its Subsidiaries to the Borrower;

(d) any payments or transfers of assets (including any value added Tax thereon, if applicable) from any member of the Group to another member of the Group provided that where the Subsidiary making such payment or transfer is a Subsidiary the shares in which are subject to a share pledge, the Subsidiary to which such payment or transfer is made is also a Subsidiary the shares in which are subject to a share pledge;

(e) any rights of set off or loans arising by virtue of the Group being provided with any bona fide cash management and/or netting arrangements for the Group;

(f) any payments made by a member of the Group to the Parent permitted pursuant to paragraph (d), (f), (h) or (i) to (k) of “Permitted Payments”;

(g) any transaction required to implement any of the steps set out in the Steps Paper (provided that any express conditions or restrictions in relation to such transaction set out in this Credit Agreement are complied with); and

(h) any payments of any guarantee fees from any Subsidiary to the Borrower required to ensure that the Borrower qualifies as an “entrepreneur” for the purpose of VAT treatment in the Netherlands.

“Permitted Investments” means:

(a) any transaction included within Permitted Disposals;

(b) any transaction included within Permitted Intra-Group Transactions;

(c) any transaction included within Permitted Financial Investments;

(d) any investments approved by the Administrative Agent (acting on the instructions of the Majority Lenders);

(e) an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(f) the acquisition by the Borrower and Invitel of shares in Memorex for the purposes of affecting the Memorex Shareholder Squeeze Out;

(g) an acquisition of securities which are Cash Equivalent Investments;

(h) the acquisition by a member of the Group of the minority interest held in any person in which it holds the majority interest;

(i) the acquisition of the issued share capital of a limited liability company (including by way of formation) which has not traded prior to the date of its acquisition;

(j) any other investment/acquisition (including, but not limited to, the acquisition of a mobile license) provided that:

(i) the consideration (in cash or otherwise) together with Indebtedness assumed and Ongoing Funding Costs of all such acquisitions does not exceed Euro 10,000,000 (in aggregate) during the period commencing on the date hereof and ending on 30 June 2011 but excluding from such limit the impact of the acquisition of 100 percent of the shares in Euroweb Hungary Zrt. and 99.9564 percent of Euroweb Romania; and

(ii) such person or asset acquired can be used or (as the case may be) engages in, or is being acquired for the purpose of engaging in, the Telecoms Business; and

(k) (A) in the case of an acquisition of the entire ownership interest in a person, such person becomes an Additional Guarantor as soon as reasonably practicable following the making of such acquisition (and, in any event, no later than the earlier of (i) the date falling 30 days after the making of the acquisition and (ii) the date when any security or guarantee is given by or in relation to the acquired person in relation to, the Existing FRN Bonds or the Existing High Yield Notes in accordance with the terms and conditions set out in Section 10.5) or (B) in the case of the acquisition of any other ownership interest in any person, such share capital is charged, pledged or deposited (as the case may be) to the Security Agent pursuant to a share pledge and such person provides such documents and evidence as the Administrative Agent may reasonably require that such share pledge constitutes valid and legally binding obligations enforceable in accordance with its terms or (C) in the case of the acquisition of an asset, such asset becomes the subject of a floating charge under a Transaction Security Document;

(l) any creation of an IPO Subsidiary provided that such IPO Subsidiary simultaneously therewith becomes an Additional Guarantor pursuant to the provisions of Section 10.5;

(m) any transaction required to implement any of the steps set out in the Steps Paper (provided that any express conditions or restrictions in relation to such transaction set out in this Credit Agreement are complied with); and

(n) any loans from any member of the Group (other than the Parent) to employees of any member of the Group (other than the Parent) provided that the aggregate amount outstanding under such loans together with (i) the aggregate maximum liability (actual or contingent) under all guarantees and indemnities referred to in paragraph (g) of the definition of Permitted Guarantees and (ii) the aggregate amount outstanding under loans referred to in paragraph (i) of the definition of Permitted Loans does not exceed Euro 3,000,000.

“Permitted Loans” means:

(a) any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities and any advance payment made in relation to capital expenditure in the ordinary course of business;

(b) to the extent permitted by the Intercreditor Deed, any loan made for the purposes of enabling any Obligor to meet its payment obligations under the Finance Documents, any Existing Transaction Debt (if payment of such Existing Transaction Debt is permitted by the Intercreditor Deed), any Transaction Debt (if payment of such Transaction Debt is permitted by the Intercreditor Deed), to make a Permitted Payment or to facilitate compliance with applicable law;

(c) any loan made by an Obligor to a member of the Group which is not an Obligor so long as the aggregate amount of the Indebtedness under any such loans does not exceed Euro 5,000,000 (or its equivalent) at any time;

(d) deferred consideration on Permitted Disposals up to 25 percent of the sale considerations provided that the aggregate amount outstanding at any time does not exceed Euro 3,000,000 (or its equivalent);

(e) loans referred to in the Steps Paper or the Structure Memorandum;

(f) a credit balance on an account of a member of the Group with a bank or financial institution;

(g) loans or extensions of credit to the extent the amount thereof would be permitted under the definition of Permitted Guarantee (other than guarantees within the category set out in paragraph (j) of that definition) if such loans or extensions of credit were made by third parties under the guarantee of an Obligor;

(h) loans which constitute Permitted Borrowings (except under paragraph (d) of that definition); and

(i) any loan (other than a loan made by a member of the Group to another member of the Group) so long as the aggregate amount of the Indebtedness under any such loans does not exceed Euro 3,000,000 (or its equivalent) at any time.

“Permitted Payments” means any payments or transfers of assets (including any value added tax thereon, if applicable):

(a) [reserved];

(b) [reserved];

(c) consisting of a one off cash payment that satisfies in full the Group’s obligations to the Original Shareholder under the VTI Vendor Note provided no Default has occurred and is continuing or would result from the making of any payment under this paragraph (c);

(d) to the Parent in respect of costs and expenses incurred in good faith on bona fide, arm’s length terms in the ordinary course of business by the Parent in acting as Holding Company of the Group provided that (i) such costs and expenses do not exceed Euro 150,000 (or its equivalent) in aggregate in any financial year and (ii) no Default has occurred and is continuing or would result from the making of any payment under this paragraph (d);

(e) any payment to HTCC to fund payments by HTCC to the holders of preference shares in HTCC up to an aggregate amount of US$105,000 in any financial year of the Group;

(f) to the Parent, HTCC or any intermediate Holding Company in respect of operating expenses of the Obligors up to the aggregate amount of Euro 7,000,000 in any financial year of the Group incurred in good faith by the Parent, HTCC or any intermediate Holding Company, in each case, on bona fide arm’s length commercial terms on behalf of the Group;

(g) to HTTC in respect of management fees of up to the aggregate amount of Euro 1,000,000 in any financial year from (and including) 2007, provided that no Default has occurred and is continuing or would result from the making of any payment under this paragraph (g);

(h) of amounts to any direct or indirect Holding Companies of the Obligors to fund any payment by the Holding Companies of the payments referred to at paragraphs (f) and (g) above;

(i) consisting of a loan to the Parent, HTCC or any intermediate Holding Company to enable the Parent, HTCC or any intermediate Holding Company to make any of the payments referred to in (d), (e), (f) and (h) above;

(j) payments to TDC or an advisor to TDC for advice or services actually provided to the Group on bona fide arms’ length commercial terms up to an aggregate amount of Euro 2,000,000, provided that no Event of Default is continuing or would arise as a direct result of such payment; and

(k) a payment to fund the purchase of any of the management equity (together with the purchase or repayment of any related loans) and/or to make other compensation payments to departing management up to an aggregate amount of Euro 5,000,000, provided that no Event of Default is continuing or would arise as a result of such payment.

“PIK Notes Refinancing” means the repayment, prepayment or refinancing of any or all of the Euro 125,000,000 aggregate principal amount of Floating Rate Senior PIK Notes due 2013 initially issued by Invitel Holdings N.V. and assumed by Holdco I B.V.

“Prepayment Date” has the meaning specified in Section 2.8.

“Primary Offering” means a further public offering of the shares in HTCC.

“Principal Agreements” means the documents and agreements listed in Schedule 5 together with any agreements replacing any of the same.

“Purchaser Due Diligence Reports” means the Structure Memorandum, the legal due diligence report in respect of Memorex and its Subsidiaries prepared by White & Case LLP dated December 13, 2007, the KPMG tax due diligence report in respect of Memorex and its Subsidiaries dated December 19, 2007 and the KPMG financial due diligence report in respect of Memorex and its Subsidiaries dated December 19, 2007.

“Purchasers” has the meaning specified in Section 7.3.

“Quarter Days” means 31 March, 30 June, 30 September and 31 December in any year.

“Quarterly Management Accounts” means the quarterly accounts for each Quarterly Period of the HTCC Group to be delivered to the Administrative Agent pursuant to Section 5.1.

“Quarterly Period” means each period of approximately three months commencing on the day after a Quarter Day and ending on the next following Quarter Day.

“Rate Fixing Day” means the second TARGET Day before the first day of an Interest Period (or other relevant period by reference to which interest or overdue amounts are calculated) for a Loan, or such other day as the Administrative Agent determines is generally treated as the rate fixing day in the relevant currency by market practice in the relevant interbank market.

“Reference Banks” means, in relation to EURIBOR and Mandatory Costs, the principal office of BNP Paribas and Merrill Lynch International Bank Limited, London Branch and any other bank or financial institution appointed as such by the Administrative Agent under this Credit Agreement.

“Register” has the meaning specified in Section 7.7.

“Related Documents” means the Exchange Notes, the Exchange Note Indenture, any Assignment and Acceptance, any Accession Document, the Escrow Agreement, the Engagement Letter, the Fee Letter, any Hedging Document, any Transaction Security Document, the Intercreditor Deed, the Intercreditor Deed Supplemental Deed, the Second Intercreditor Deed Supplemental Deed, any Utilization Notice, and any other document or agreement designated as such by the Administrative Agent, on the one hand, and the Borrower on the other hand.

“Relevant Jurisdiction” means each jurisdiction in which a member of the Group is incorporated or formed or in which such member of the Group has its principal place of business or owns any material assets or in which any action contemplated by this Credit Agreement takes place or is to take place.

“Relevant Substance” means (i) any radioactive emissions, (ii) any electrical or electromagnetic emissions and (iii) any substance whatsoever (whether in a solid or liquid form or in the form of a gas or vapor and whether alone or in combination with any other substance) which is capable of causing harm to man or any other material living organism supported by the environment (both natural and built), or materially damaging the environment (both natural and built) or public health or welfare.

“Repeating Representations” means each of the representations set out in Section 3.2 to Section 3.15.

“Reports” means:

(a) the Vendor Due Diligence Reports; and

(b) the Purchaser Due Diligence Reports.

“Request” means a request for credit made by the Borrower through the delivery of a Utilization Notice.

“Requirement of Law” means as to any person, the certificate of incorporation and by-laws or other organizational or governing document of such person, and any law, treaty, rule, regulation or determination of an arbitrator or a court of other Governmental Entity in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

“Reservations” means:

(a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the principle of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(b) the time barring of claims under applicable limitation laws (including the Limitation Acts), the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defences of set-off or counterclaim;

(c) limitations under Hungarian law in relation to the following:

(i) the enforceability of the right of the Security Agent to represent the Finance Parties in front of Hungarian courts in relation to the Finance Documents or the delegation of that right by the Finance Parties to the Security Agent;

(ii) the enforceability of any Security Interest held by the Security Agent on behalf of any Bridge Finance Party which becomes a Party by novation;

(iii) the enforceability of any “attorney in fact” provisions of any Finance Document governed by Hungarian law, but only in respect of the revocability of that authority and the Security Agent’s ability to use its discretion in the exercise of that authority;

(iv) the principle that corporate benefit may limit the ability of a Guarantor to provide a guarantee or security; and

(d) any other general principles which are set out as qualifications or reservations as to matters of law in the legal opinions delivered to the Administrative Agent under this Credit Agreement.

“Restricted Payment” means (a) any direct or indirect distribution, dividend, loan or other payment (whether in cash, property, securities or otherwise) by any member of the Group (including, without limitation, any payment on account of the share capital of the Parent and the Borrower or capital stock or other securities of the Parent and the Borrower) or any interest thereon, (b) any transfer of any assets by any member of the Group and (c) any payment (whether in cash, property, securities or otherwise) of principal of, or interest on, Indebtedness, in each case to any Restricted Person.

“Restricted Person” means the Parent or any of its Holding Companies, Subsidiaries or Associated Companies (which are not members of the Group), HTCC or any of its Affiliates (which are not members of the Group) or the Original Shareholder.

“Romanian Guarantor” means any Guarantor established under the laws of Romania.

“Screen Rate” means, for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant currency and Interest Period displayed on the appropriate page of the Telerate screen selected by the Administrative Agent. If the relevant page is replaced or the service ceases to be available, the Administrative Agent (after consultation with the Borrower and the Lenders) may specify another page or service displaying the appropriate rate.

“SEC” means the U.S. Securities and Exchange Commission.

“Second HTCC Opco Share Security Agreement” means the second ranking quota pledge over the business quota in the HTCC Operating Company entered into or to be entered into by the Borrower and the Security Agent in the agreed form.

“Second Intercreditor Deed Supplemental Deed” means the supplemental deed dated on or about the date of hereof amending and restating the Intercreditor Deed (as amended and restated pursuant to the Intercreditor Deed Supplemental Deed) between, inter alios, the security trustee under the Senior Credit Agreement, the Parent, the obligors under the Senior Credit Agreement, the Hedge Counterparties (as such term is defined in the Intercreditor Deed), the Existing High Yield Trustee, the FRN Bridge Trustee (as such term is defined in the Intercreditor Deed Supplemental Deed), the Existing FRN Note Trustee and the Security Agent.

“Second Original Obligor Share Securities Amendment Agreements” has the meaning specified in the Senior Credit Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Agent” means BNP Paribas Trust Corporation UK Limited, acting as agent pursuant to the Transaction Security Documents or any successor or replacement Security Agent, acting in such capacity.

“Security Interest” means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest, or any other agreement or arrangement having a substantially similar effect.

“Security Provider” means any party other than a member of the Group or a Bridge Finance Party which enters into a Transaction Security Document.

“Senior Credit Agreement” means the amended and restated facilities agreement dated on or about the date hereof between Invitel as borrower, the Borrower and certain of its Subsidiaries as guarantors, BNP Paribas as co-ordinator and mandated lead arranger, BNP Paribas and BNP Paribas, Hungary Branch as Agents, BNP Paribas Trust Corporation UK Limited as security agent and the banks and financial institutions from time to time party thereto, as may be amended or restated.

“Senior Creditors” has the meaning given to it in the Senior Credit Agreement.

“Senior Debt” means any Indebtedness outstanding under the Senior Credit Agreement or Hedging Debt related thereto.

“Senior Finance Document” has the meaning given to the term “Finance Document” in the Senior Credit Agreement.

“Senior Finance Parties” has the meaning given to the term “Finance Parties” in the Senior Credit Agreement.

“Senior Security Document” has the meaning given to the term “Security Document” in the Senior Credit Agreement.

“Signing Date” means the date of this Credit Agreement.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its rating business.

“Steps Paper” means the Project Mercury Acquisition Step Plan - Discussion Paper (Final Version) dated 8 December 2006 prepared by Ernst & Young.

“Structure Memorandum” means the structure paper entitled “Project Motherwell – Steps Memorandum” and dated December 19, 2007 and prepared by White & Case LLP in the agreed form and addressed to, and/or capable of being relied upon by, the Arrangers and the other Finance Parties.

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a) which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b) more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c) which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another is that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Subordinated Shareholder Creditor” means a person defined therein as such who has, at any relevant time, entered into the Intercreditor Deed.

“Subordinated Shareholder Debt” means, at any relevant time, all Borrowed Money of any member of the Group owed to a Subordinated Shareholder Creditor who is a member of the HTCC Group.

“TARGET Day” means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

“Tax Credit” has the meaning specified in Section 2.10(g)(i).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under any Bridge Finance Document.

“Tax Payment” has the meaning specified in Section 2.10(g).

“Taxes” has the meaning specified in Section 2.10(a).

“TDC” means TDC A/S, registered number CVR 1477 39 08.

“Telecoms Business” means the development, ownership or operation of telecommunications systems in Hungary and in Romania and/or provision of public telephone switching and data and internet services in Hungary and connecting to other countries and/or any business directly related thereto and reasonably considered to be financially beneficial to such business and the development, ownership or operation of wholesale data services in Austria, Bulgaria, Czech Republic, Italy, Slovakia, Serbia, Slovenia, Turkey and Ukraine.

“Telecommunications Laws” means all laws, statutes, regulations and judgments relating to telecommunications applicable to any member of the Group, and/or the business carried on by, any member of the Group (for the avoidance of doubt, not including laws, statutes, regulations or judgments relating solely to consumer credit, data protection or intellectual property).

“Term Loan” means a loan made on the Conversion Date, if any, by a Lender to the Borrower pursuant to Section 2.2 to refinance a Bridge Loan.

“Transaction Debt” means the Bridge Borrower High Yield Notes, Exchange Notes and the Loans.

“Transaction Documents” means the Finance Documents, the Intergroup Loan Agreements and the Parent Loan Agreements.

“Transaction Security” means the Security Interests created or expressed to be created in favor of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in paragraph 4 of Schedule 2 Part One together with any other document entered into by any Obligor creating or expressed to create any Security Interest over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents and (to the extent permitted by the Intercreditor Deed) the Transaction Debt.

“Transferee” has the meaning specified in Section 7.5.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or to benefit from fluctuations in any rate, price, index or credit rating.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939.

“Turkish Subsidiary” means MTCTR Memorex Telekomünikasyon Sanayi ve Ticaret Limited Şirketi, a company incorporated under the laws of Turkey with registered number of 622201 at the Istanbul Trade Registry.

“Twelve Month Consolidated EBITDA” means the aggregate of the Consolidated EBITDA in respect of the relevant Twelve Month Period for the HTCC Group but, in respect of all Quarterly Periods and Twelve Month Periods from the HTCC Completion Date and ending on or before 31 December 2009 to the extent the same would otherwise be deducted in calculating Consolidated EBITDA, adding back any restructuring expenses attributable to the HTCC Acquisition and the Acquisition up to a maximum aggregate amount of Euro 20,000,000.

“Twelve Month Period” means each period of twelve months ending on the last day of a calendar month.

“Underwriters” has the meaning specified in the preamble to this Credit Agreement.

“Universal Service Agreements” means the universal service agreements listed in Schedule 5 together with any agreements replacing any of the same.

“Utilization” means a utilization of the Bridge Loans.

“Utilization Date” means the date on which the Bridge Loans are made.

“Utilization Notice” means the written instructions from the Borrower requesting the Bridge Loans in accordance with Section 2.1(b)(i).

“V-holding” means V-holding Tamācsadó Zrt., merged into Invitel effective January 1, 2008.

“Vendor” means Joki Holding AG.

“Vendor Due Diligence Reports” means the legal due diligence report dated July 21, 2006 and supplemented on November 6, 2006 and prepared by Freshfields Bruckhaus Deringer.

“VTI Vendor Note” means the agreed form Euro 10,000,000 vendor note dated May 13, 2003 issued by the Parent to the Original Shareholder.

Section 1.2 Interpretation

(a) In this Credit Agreement, the singular includes the plural and the plural includes the singular; words implying any gender include the other genders; references to any section, exhibit or schedule are to sections, exhibits or schedules to this Credit Agreement unless otherwise indicated; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; references to “writing”, include printing, typing, lithography and other means of reproducing words in a visible form; “including” following a word or phrase shall not be construed to limit the generality of such word or phrase; and an accounting term not otherwise defined has the meaning assigned to it in accordance with Accounting Principles.

(b) In this Credit Agreement, unless the contrary intention appears, a reference to:

(i) a document being in the “agreed form” means that the document is in a form previously agreed in writing by or on behalf of the Borrower and the Administrative Agent or, if not previously agreed, in a form as agreed between the Borrower and the relevant Bridge Finance Parties, or if none of the Bridge Finance Parties are a party to the agreement, as agreed between the Borrower and the Administrative Agent;

(ii) in giving its “agreement, approval, consent” (or any similar phrase), in respect of any action or request in connection with a Bridge Financing Document, a Lender may by written notice to the Administrative Agent divide its Commitments into separate amounts to reflect participation or similar arrangements and may vote or refrain from voting with respect to any such separate amount, or any matter separately (and any determination of whether the Majority Lenders have consented, instructed or taken any other action shall be calculated accordingly);

(iii) an “amendment” includes an amendment, supplement, novation, re-enactment, replacement, restatement or variation and “amend” will be construed accordingly;

(iv) “assets” includes businesses, undertakings, securities, properties, revenues or rights of every description and whether present or future, actual or contingent;

(v) an “authorization” includes an authorization, consent, approval, resolution, permit, license, exemption, filing, registration or notarization;

(vi) “disposal” means a sale, transfer, assignment, grant, lease, license, declaration of trust or other disposal, whether voluntary or involuntary and whether pursuant to a single transaction or a series of transactions, and “dispose” will be construed accordingly;

(vii) “guarantee” means any guarantee, bond, letter of credit, indemnity or similar assurance against financial loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person, where, in each case, that obligation is assumed in order to maintain or assist the ability of that person to meet any of its indebtedness;

(viii) the “holder” of any Promissory Note which is a loan is the lender of that loan;

(ix) “incorporation” includes the formation or establishment of a partnership or any other person and “incorporate” will be construed accordingly;

(x) “indebtedness” includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

(xi) “jurisdiction of incorporation” includes any jurisdiction under the laws of which a person is incorporated;

(xii) “know your customer requirements” are the identification checks that a Bridge Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(xiii) a “person” includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, stage, agency, organization or other entity whether or not having separate legal personality;

(xiv) a “regulation” includes any regulation, rule, order, official directive, request or guideline (in each case, whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

(xv) a “currency” is a reference to the lawful currency for the time being of the relevant country;

(xvi) a Default being “continuing” means that it has not been remedied or waived in accordance with Section 8.27;

(xvii) a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xviii) a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xix) a Finance Document or other document includes (without prejudice to any prohibition on amendments) all amendments (however fundamental) to that Finance Document or other document, including any amendment providing for any increase in the amount of a facility or any additional facility; and

(xx) a time of day is a reference to London time.

(c) Unless the contrary intention appears, a reference to a “month” or “months” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i) if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii) if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii) notwithstanding subparagraph (c)(i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(d) Unless the contrary intention appears:

(i) a reference to a Party will not include that party if it has ceased to be a party under this Credit Agreement;

(ii) a word or expression used in any other Bridge Finance Document or in any notice given in connection with any Bridge Finance Document has the same meaning in that Bridge Finance Document or notice as in this Credit Agreement;

(iii) if there is an inconsistency between this Credit Agreement and another Bridge Finance Document, this Credit Agreement will prevail unless that other Bridge Finance Document is the Intercreditor Deed, in which case the Intercreditor Deed will prevail;

(iv) any obligation of an Obligor under the Bridge Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be or is capable of becoming outstanding under the Bridge Finance Documents; and

(v) any obligation of an Obligor under the Bridge Finance Documents includes an obligation on that Obligor not to contract or agree to do something or not to do something which would breach that first obligation unless such contract or agreement is conditional on the discharge of the Senior Debt or on the approval of the Lenders or the Majority Lenders (as required under this Credit Agreement).

(e) No part of this Credit Agreement is intended to or shall create a registrable Security Interest.

(f) The index to and headings in this Credit Agreement do not affect its interpretation.

Section 1.3 Intercreditor Deed

This Credit Agreement is subject to the terms of the Intercreditor Deed.

ARTICLE II.

THE CREDIT FACILITY

Section 2.1 Commitments to Make Bridge Loans; Tranching; Parties

(a) Initial Commitment. In reliance upon the representations and warranties of the Obligors set forth herein and subject to the terms and conditions set forth herein (including, for the avoidance of doubt, ARTICLE VI hereof), each of the Lenders severally agrees to make a Bridge Loan to the Borrower on the Completion Date up to the amount of such Lender’s Commitment as set out on Schedule 4. No Lender is responsible for the obligations of any other Lender, provided, however, that the failure of an Original Lender to fulfill its obligations hereunder will relieve the other Original Lender from its duties or obligations under this Section 2.1. Each Bridge Loan will mature on the Initial Maturity Date.

(b) Procedure for Borrowing; Termination of Commitments.

(i) The Borrower shall give the Administrative Agent irrevocable notice in the form attached as Exhibit E and consistent with the Funds Flow Statement (a “Utilization Notice”), which notice must be received by the Administrative Agent prior to 1:00 p.m., London time, one Business Day prior to the anticipated Completion Date, requesting that the Lenders make the Bridge Loans on the Completion Date and specifying the amount to be borrowed. Upon receipt of such Utilization Notice, the Administrative Agent shall promptly notify each Lender thereof and the proceeds of each Bridge Loan shall be disbursed by wire transfer on the Completion Date as provided in the Utilization Notice.

(ii) The Commitments shall automatically terminate after the making of any Bridge Loans on the Completion Date. The Commitments shall also automatically terminate at 5:00 p.m. London time, on March 31, 2008 (the “Outside Date”) if the Utilization Date has not occurred on or before that date. Any amounts available but not drawn under this Credit Agreement on the earlier of (A) the Completion Date and (B) the Outside Date shall be automatically cancelled.

(c) Purpose. The Bridge Loans will only be used in or towards the payment of fees and expenses under the Bridge Finance Documents, for general working capital purposes and to partially finance the consideration payable for the Acquisition through the making of the Funding Loan as provided for in the Acquisition Documents and related transaction costs, in each case in accordance with the Structure Memorandum. No Bridge Finance Party is bound to monitor or verify the utilization of the Bridge Loans and no Bridge Finance Party will be responsible for, or for the consequences of, such utilization.

Section 2.2 Conversion to Term Loans

If, on the Initial Maturity Date no Conversion Default exists and is continuing and the Administrative Agent receives an Officers’ Certificate from the Borrower certifying to the foregoing and requesting a conversion of the Bridge Loans to Term Loans, each of the Lenders hereby commits that, on the Initial Maturity Date, such Lender will convert its Bridge Loans to a Term Loan, maturing on the Extended Maturity Date (and the Initial Maturity Date shall be deemed to have been automatically extended to such date). Term Loans so converted shall be governed by the terms of this Credit Agreement; provided:

(a) ARTICLE IV of this Credit Agreement (other than Sections 4.1, 4.2, 4.3, 4.5, 4.8, 4.12, 4.14, 4.34, 4.35, 4.36) and ARTICLE V of this Credit Agreement (other than Sections 5.7 and 5.8) shall be replaced in full with ARTICLE FOUR (other than subclause 4.07(c)(xii) and Section 4.23) and FIVE of the Existing FRN Indenture (including the definitions included in the Existing FRN Indenture (with the following definitional replacements: “Issuer” to “Borrower”; “Holder” to “Lender”; “Trustee” to “Administrative Agent”; “Indenture” to “Credit Agreement”; and such other definitional changes (and cross reference changes) consistent with the foregoing and necessary to make the replacement provisions consistent with the non-replaced provisions of this Credit Agreement)), subject to any changes required to make such provisions conform with those customary for term loan transactions, to be determined jointly by the Borrower and the Mandated Lead Arrangers in good faith, and in each case giving consideration to prevailing market conditions, but in any event such provisions to be on no less favorable terms to the Lenders than as currently set out in the Existing FRN Indenture; and

(b) Section 8.02 thorough Section 8.21 of this Credit Agreement shall be replaced in full with Sections 6.01(a)(i) through (xiii) of the Existing FRN Indenture (including the definitions included in the Existing FRN Indenture (with the following definitional replacements: “Issuer” to “Borrower”; “Holder” to “Lender”; “Trustee” to “Administrative Agent”; “Indenture” to “Credit Agreement”; and such other definitional changes (and cross reference changes) consistent with the foregoing and necessary to make the replacement provisions consistent with the non-replaced provisions of this Credit Agreement)), subject to any changes required to make such provisions conform with those customary for term loan transactions, to be determined jointly by the Borrower and the Mandated Lead Arrangers in good faith, and in each case giving consideration to prevailing market conditions, but in any event such provisions to be on no less favorable terms to the Lenders than as currently set out in the Existing FRN Indenture.

Section 2.3 Option to Exchange Term Loans for Exchange Notes

(a) Subject to Section 7.2, on any Business Day on or after the Conversion Date (if any), any Lender may elect to exchange all or any portion of its Term Loan for one or more Exchange Notes, by giving not less than three Business Days’ prior irrevocable written notice of such election in connection with a sale to a third party to the Borrower, the Administrative Agent and the Exchange Note Trustee specifying the principal amount of its Term Loan to be exchanged (which shall be at least Euro 50,000 and integral multiples of Euro 1,000 in excess thereof) and subject to Section 7.2, the name of the proposed registered holder and, subject to the terms of the Exchange Note Indenture, the amount of each Exchange Note requested (each such notice, an “Exchange Notice”); provided that the Borrower is not obligated to issue any Exchange Notes until it has received notice for the exchange of Term Loans in an aggregate amount of at least Euro 15,000,000. Any such exchanging Lender that has received a Bridge Note shall deliver its Bridge Notes to the Administrative Agent within three Business Days following delivery of an Exchange Notice. Term Loans exchanged for Exchange Notes pursuant to this Section 2.3 shall be deemed repaid and cancelled and the Exchange Notes so issued shall be governed by and construed in accordance with the provisions of the Exchange Note Indenture.

(b) Not later than the fourth Business Day after delivery of an Exchange Notice:

(i) the Administrative Agent shall deliver to the Escrow Agent any original Bridge Notes delivered to it by the exchanging Lender pursuant to (a);

(ii) the Escrow Agent shall cancel each Bridge Note so delivered to it and, if applicable, the Borrower shall issue a replacement Bridge Note to such Lender in an amount equal to the principal amount of such Lender’s Term Loan that is not being exchanged, or the Escrow Agent shall make a notation on the surrendered Bridge Note to the effect that a portion of the Term Loan represented thereby has been repaid and for Term Loans not represented by Bridge Notes, the Administrative Agent shall make a proper notation in the Register maintained pursuant to Section 7.7; and

(iii) the Escrow Agent shall deliver the applicable Exchange Note(s) to the Exchange Note Trustee for authentication and delivery to the holder or holders thereof specified in the Exchange Notice.

(c) Each Exchange Note issued will be governed by the Exchange Note Indenture which shall contain covenants, events of default, repayment and other provisions based on those in the Existing FRN Indenture (subject, in the case of covenants and events of default, to customary exceptions and thresholds to be agreed), with such changes as are determined jointly by the Borrower and the Mandated Lead Arrangers in good faith, and in each case giving consideration to prevailing market conditions.

(d) Each Exchange Note issued pursuant to the Exchange Note Indenture shall bear interest at a rate equal to the Exchange Note Interest Rate. Accrued interest on Term Loans so exchanged shall be cancelled and the Exchange Notes received in such exchange shall bear interest from and including the most recent date to which interest has been paid on the Term Loans so exchanged.

Section 2.4 Interest; Default Interest

(a) Interest Rate Applicable to the Loans. Subject to Section 2.4(c) and (d) below, the unpaid principal balance of the Loans shall bear interest until paid at a rate per annum equal to the sum of EURIBOR plus the Applicable Margin plus the Mandatory Cost (if any), changing on the first day of each Interest Period when and as EURIBOR and/or the Mandatory Cost changes and, with respect to the Applicable Margin, on any day the Applicable Margin changes as provided for in the definition thereof.

(b) Basis of Computation of Interest; Payment of Interest. All interest shall be calculated for actual days elapsed on the basis of a 360-day year and shall be payable in arrears not later than 12:00 noon (London time) on each Interest Payment Date by wire transfer of immediately available funds in accordance with Section 2.9.

(c) Minimum/Maximum Interest Rate. Notwithstanding anything contained in Section 2.4(a) and (b), but subject to Section 2.4(d), in no event shall the interest rate on the Loans for any Interest Period exceed the lesser of (i) 11.5 percent per annum and (ii) the highest rate permitted under applicable law (excluding default interest).

(d) Default Interest. After the occurrence and during the continuance of an Event of Default, interest will accrue on the Loans, to the extent permitted by applicable law, at a rate per annum equal to 2.00 percent in excess of the otherwise applicable interest rate on the Loans. The Borrower shall pay such default interest and all interest accruing on any overdue Obligation in cash on demand from time to time.

(e) Notification of Interest Rates. The Administrative Agent shall promptly notify each relevant party of a determination of a rate of interest under this Credit Agreement.

Section 2.5 Mandatory Prepayment

(a) Illegality

(i) A Lender must promptly notify the Borrower (with a copy to the Administrative Agent) if it becomes aware that it is unlawful in any applicable jurisdiction for that Lender to perform any of its obligations under a Bridge Finance Document or to fund or maintain its share of any Loan;

(ii) After notification under paragraph (i) above:

(A) the Borrower must repay or prepay the share of that Lender the Loan granted by it on the date specified in paragraph (iii) below; and

(B) the Commitments of that Lender will be immediately cancelled.

(iii) The date for repayment or prepayment of a Lender’s Loan will be the:

(A) the last day of the current Interest Period; or

(B) if earlier, the date specified by the Lender in the notification under paragraph (a)(i) above and which must not be earlier than the last day of any applicable grace period allowed by law.

(b) Market Transactions. The Borrower shall prepay the Loans ratably in accordance with the aggregate outstanding principal balances thereof, with the Net Proceeds received by any member of the Group or any Holding Company of a member of the Group from:

(i) any direct or indirect public offering or private placement of any debt or equity securities of the Parent or any of its Subsidiaries or Holding Companies (excluding any issuance of Capital Stock to officers and employees under employee benefit or compensation plans);

(ii) the incurrence of any borrowings from financial institutions by the Borrower or any Guarantor or any member of the Group on or after the Completion Date (other than Permitted Financial Indebtedness); and

(iii) any Asset Sale after the date of this Credit Agreement (subject to the required prepayment of amounts under the Senior Credit Agreement);

each of the transactions in the foregoing clauses (i), (ii) and (iii), a “Market Transaction”. The Borrower shall, following any Market Transaction, apply such Net Proceeds to prepay the Loans pursuant to this Section 2.5(b), without premium or penalty, by paying to each Lender an amount equal to 100 percent of such Lender’s pro rata share of the aggregate principal amount of the Loans to be prepaid, plus accrued and unpaid interest thereon to the Prepayment Date.

Section 2.6 Optional Prepayment

The Borrower may, upon three Business Days’ prior written notice to each of the Lenders:

(a) prepay the Bridge Loans at any time, in whole or in part, on a pro rata basis, by paying to each applicable Lender an amount equal to 100 percent of such Lender’s pro rata share of the aggregate principal amount of Bridge Loans to be prepaid, plus accrued and unpaid interest thereon to the Prepayment Date plus any breakage costs due pursuant to Section 2.7;

(b) prepay Term Loans at any time prior to or on the date falling four years after the Initial Maturity Date, in whole or in part, on a pro rata basis, by paying to each applicable Lender an amount equal to 100 percent of such Lender’s pro rata share of the aggregate principal amount of Term Loans to be prepaid, plus the Applicable Redemption Premium, plus accrued and unpaid interest thereon to the Prepayment Date plus any breakage costs due pursuant to Section 2.7, where:

“Applicable Redemption Premium” means, with respect to any Term Loan on any redemption date, the greater of:

(i) 1.0 percent of the then outstanding principal amount of the Term Loan; and

(ii) the excess of:

(A) the present value at such redemption date of (x) the redemption price of such Term Loan at the date falling four years after the Initial Maturity Date (such redemption price being set forth in Section 2.6(c)(i)), plus (y) all required interest payments that would otherwise be due to be paid on such Term Loan (assuming that the interest rate per annum on the Term Loan applicable on the date on which the notice of redemption was giving was in effect for the entire period) during the period between the redemption date and the date falling four years after the Initial Maturity Date (excluding accrued but unpaid interest), computed using a discount rate (discounted quarterly assuming a 360-day year consisting of twelve 30-day months) equal to the Bund Rate at such redemption date plus 50 basis points; over

(B) the then outstanding principal amount of the Term Loan.

“Bund Rate” means, with respect to any redemption date, the rate per annum equal to the equivalent yield to maturity as of such redemption date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such redemption date, where:

(i) “Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to the date falling four years after the Initial Maturity Date, and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Term Loans and of a maturity most nearly equal to the date falling four years after the Initial Maturity Date; provided, however, that if the period from such redemption date to the date falling four years after the Initial Maturity Date is not equal to the fixed maturity of the German Bundesanleihe security selected by such Reference German Bund Dealer, the Bund Rate shall be determined by linear interpolation (calculated to the nearest one twelfth of a year) from the yields of German Bundesanleihe securities for which such yields are given; except that if the period from such redemption date to the date falling four years after the Initial Maturity Date is less than one year, a fixed maturity of one year shall be used;

(ii) “Comparable German Bund Price” means, with respect to any redemption date, the average of the Reference German Bund Dealer Quotations for such redemption date which in any event must include at least two such quotations, after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Borrower obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(iii) “Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Borrower in consultation with the Security Trustee; and

(iv) “Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any redemption date, the average as determined by the Borrower in good faith of the bid and offered prices for the Comparable German Bund issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany time on the third German business day preceding such redemption date; and

(c) in respect of Term Loans at any time after the date falling four years after the Initial Maturity Date (A) other than Term Loans held by the Original Lenders (unless such Original Lender acquired such Term Loan from a third party) prepay the Term Loans by paying to each applicable Lender an amount equal to such Lender’s pro rata share of the aggregate principal amount of Term Loans to be prepaid at the following redemption prices (i) from the date falling four years after the Initial Maturity Date, par plus 50 percent of the coupon, (ii) from the date falling five years after the Initial Maturity Date, par plus 25 percent of the coupon, and thereafter (iii) at par, plus (in all cases) any accrued and unpaid interest thereon to the Prepayment Date and any breakage costs due pursuant to Section 2.7 and (B) held by the Original Lenders, prepay the Term Loans by paying to each applicable Original Lender an amount equal to 100 percent of such Original Lender’s pro rata share of the aggregate principal amount of Term Loans to be prepaid, plus accrued and unpaid interest thereon to the Prepayment Date plus any breakage costs due pursuant to Section 2.7.

Section 2.7 Breakage Costs; Indemnity

The Borrower and each Guarantor agrees to indemnify and hold each Affected Party harmless from and against any loss or expense which such Affected Party sustains or incurs as a consequence, other than by reason of fraud or willful misconduct by such Lender, of:

(a) default by the Borrower or any Guarantor in payment when due of the principal amount of, or interest on, any Loan;

(b) default by the Borrower in making a borrowing of Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Credit Agreement;

(c) default by the Borrower in making any prepayment of any Loan after the Borrower has given a notice thereof in accordance with the provisions of this Credit Agreement; or

(d) the making of a prepayment of Loans on a day which is not the last day of an Interest Period with respect thereto.

Such indemnification may include an amount equal to the excess, if any, of (i) such Affected Party’s actual loss and expenses incurred (excluding lost profits) in connection with, or by reason of, any of the foregoing events and (ii) the excess, if any of (A) the amount of interest that would have accrued on the principal amount of Bridge Loans not so made or the principal amount of Loans so prepaid from the date of such proposed issuance or prepayment in the case of a failure to make Bridge Loans, to the last day of the Interest Period that would have commenced on the proposed date of funding, or in the case of any such prepayment, to the last day of the Interest Period in which such prepayment occurred, in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (B) the amount of interest (as reasonably determined by such Affected Party) which would have accrued to such Affected Party on such amount by placing such amount on deposit for a period comparable to such Interest Period with leading banks in the interbank eurocurrency market. A certificate as to any amounts payable pursuant to this Section 2.7 submitted to the Borrower by any Affected Party shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Credit Agreement and the payment of the Obligations under the Bridge Finance Documents.

Section 2.8 Effect of Notice of Prepayment

The Borrower shall notify the Lenders in writing at their addresses shown in the Register of any date set for prepayment (each such day, a “Prepayment Date”) of Loans. Once such notice is sent or mailed, the Loans to be prepaid shall become due and payable on the Prepayment Date set forth in such notice. Such notice may not be conditional. No amount prepaid under this Credit Agreement may subsequently be re-borrowed.

Section 2.9 Payments

(a) Wire Transfer. The principal of, fees, premium, if any, interest and Mandatory Cost and other amounts payable on each Loan and all other Obligations arising under the Bridge Finance Documents shall be payable by wire transfer in immediately available funds in euro to the Administrative Agent for the respective accounts of the Lenders as set forth in the Register from time to time at least three Business Days prior to the due date therefor.

(b) Payments on Business Days. If any payment to be made hereunder or under any Loan shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (and such extension of time shall be included in computing interest in connection with such payment); provided, however, that if such succeeding Business Day falls in the next calendar month, such payment shall be made on the next preceding Business Day.

(c) Partial Prepayments and Redemptions. All partial prepayments and repayments of the outstanding principal balance of the Loans shall be made ratably among the applicable Lenders in accordance with their respective shares of the aggregate outstanding principal balance of the Loans eligible for prepayment or redemption.

(d) No Defense. To the fullest extent permitted by law, the Borrower and each of the Guarantors shall make all payments hereunder and under any Loan regardless of any defense or counterclaim.

(e) Allocation. Any money paid to, received by, or collected by the Administrative Agent or any Lender pursuant to this Credit Agreement or any other Bridge Finance Document, shall be applied to the extent not otherwise provided for in the Intercreditor Deed in the following order, at the date or dates fixed by the Administrative Agent:

First:	to any unpaid fees and reimbursement or unpaid expenses of the Arrangers, the Administrative Agent and the Security Agent hereunder and under the Fee Letter;

Second:	to the payment of all costs, expenses, other fees, commissions and taxes owing to any Lender hereunder;

Third:	to the indefeasible payment of all accrued interest to the date of such payment or collection;

Fourth:	to the indefeasible payment of the amounts then due and unpaid under this Credit Agreement, the Bridge Notes or any other Bridge Finance Document for principal, in respect of which or for the benefit of which such money has been paid or collected, ratably, without preference or priority of any kind, according to the amounts due and payable on the Loans for principal;

Fifth:	to the indefeasible payment of any other amounts owing in respect of the Obligations under the Bridge Finance Documents; and

Sixth:	the balance, if any, to the person lawfully entitled thereto.

Section 2.10 Taxes

(a) Taxes. Any and all payments by or on behalf of the Borrower and each Guarantor hereunder or under the Bridge Notes, the Exchange Notes or any other Bridge Finance Document shall be made, in accordance with Section 2.9 or the other applicable provision of the applicable Bridge Finance Document, free and clear of and without deduction or withholding for or on account of any and all present or future income, stamp or other taxes, levies, imports, deductions, charges or withholdings additions to tax, interest, penalties and all other liabilities with respect thereto, excluding net income, franchise or similar taxes imposed or levied on the Administrative Agent, the Security Agent or the Lenders as a result of a present or former connection between the Administrative Agent, the Security Agent or the Lenders and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, the Security Agent or such Lenders having executed, delivered or performed its obligations or received a payment under, or enforced, this Credit Agreement) (all such non-excluded taxes, levies, imports, duty, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower or any Guarantor shall be required by law to deduct or withhold any Taxes from, or in respect of, any sum payable hereunder or under the Bridge Notes, the Exchange Notes or any other Bridge Finance Document to the Administrative Agent, the Security Agent or the Lenders or any of their respective Affiliates who may become a Lender: (i) the sum payable thereunder shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.10) the Administrative Agent, the Security Agent or the Lenders or any of their respective Affiliates receives an amount equal to the sum it would have received had no such deductions or withholdings been made; (ii) the Borrower or such Guarantor, as the case may be, shall make such deductions or withholdings; and (iii) the Borrower or such Guarantor, as the case may be, shall pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable laws.

(b) Other Taxes. In addition, the Borrower and each of the Guarantors agree to pay any present or future stamp, mortgage recording or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under a Bridge Note, Exchange Note or other Bridge Finance Document or from the execution, delivery or registration of, or otherwise with respect to, this Credit Agreement or the other Bridge Finance Documents (hereinafter referred to as “Other Taxes”) and hold the Administrative Agent, the Security Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such Other Taxes.

(c) Austrian Stamp Taxes. The parties agree that no original or certified copy of this Credit Agreement or any Bridge Finance Document shall be brought into the Republic of Austria. Furthermore, the parties hereto agree that (i) no party shall print out any e-mail communication which refers to any Bridge Finance Document in Austria or (ii) send any e-mail communication carrying an electronic or digital signature which refers to any Bridge Finance Document to an Austrian addressee. Nothing in this paragraph (c) shall, however, prevent a Bridge Finance Party from bringing an original or a certified copy or any document constituting substitute documentation (Ersatzbeurkundung, rechtsbezeugende Beurkundung oder Bezugnahme auf eine Schrift) of this Credit Agreement or any Bridge Finance Document into the Republic of Austria if this is in connection with the enforcement of or the preservation of any rights, powers and remedies under any Bridge Finance Document or any proceedings instituted by or against a Bridge Finance Party in connection therewith. In this respect each Party agrees not to contest the validity of an uncertified copy of a Bridge Finance Document in any proceedings relating to a dispute before any court, arbitral body or governmental authority in the Republic of Austria (“Proceedings”) unless any such uncertified copy actually introduced into evidence in any Proceeding does not accurately reflect the content of such original.

(d) Indemnity. The Borrower and the Guarantors will indemnify the Administrative Agent, the Security Agent and any Lender for the full amount of Taxes or Other Taxes arising in connection with payments made under this Credit Agreement or any other Bridge Finance Document (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.10) paid by the Administrative Agent, the Security Agent or any Lender or any of their respective Affiliates and any liability (including penalties, additions to tax interest and expenses) arising therefrom or with respect thereto. Payment under this indemnification shall be made within fifteen days from the date the Administrative Agent, the Security Agent or any Lender or any of their respective Affiliates makes written demand therefore; provided, however, that the Borrower and the Guarantors shall not be obligated to make payment to the Lender, the Security Agent or the Administrative Agent (as the case may be)

pursuant to this Section 2.10(d) in respect of penalties, interest and other liabilities attributable to any Taxes or Other Taxes, if (i) written demand therefore has not been made by such Lender, the Security Agent or the Administrative Agent within 60 days from the date on which such Lender, the Security Agent or the Administrative Agent received written notice of the imposition of Taxes or Other Taxes by the relevant taxing or governmental authority, but only to the extent such penalties, interest and other similar liabilities are attributable to such failure or delay by the Administrative Agent, the Security Agent or the Lender in making such written demand, (ii) such penalties, interest and other liabilities have accrued after the Borrower had indemnified or paid an additional amount due as of the date of such payment pursuant to this Section 2.10(d) or (iii) such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of the Lender, the Security Agent or the Administrative Agent or such Affiliates. After the Lender, the Security Agent or the Administrative Agent (as the case may be) received written notice of the imposition of the Taxes or Other Taxes which are subject to this Section 2.10(b), such Lender, the Security Agent and Administrative Agent will act in good faith to promptly notify the Borrower and the Guarantors of their obligations hereunder; provided, however, that the failure to so act shall not, standing alone, affect the rights of the Administrative Agent, the Security Agent or the Lenders under this Section 2.10(d).

(e) Furnish Evidence to Lenders. The Borrower will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes or Other Taxes deducted or withheld from each taxing authority imposing such Taxes or Other Taxes, as the case may be. The Borrower will furnish to the Lenders, within 60 days after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable law, original or certified copies of tax receipts evidencing such payment by the Borrower or, if such receipts are not obtainable, other evidence of such payments by the Borrower reasonably satisfactory to the Lenders. If the Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Lender required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental taxes, interest and penalties that may become payable by the Lender as a result of any such failure.

(f) Survival. Without prejudice to the survival of any other agreement of the Borrower or any Guarantor hereunder, the agreements and obligations of the Borrower and the Guarantors contained in this Section 2.10 shall survive the payment in full of all amounts due hereunder and under the Bridge Notes.

(g) Tax Credit. If the Borrower or a Guarantor makes a payment of Taxes (hereinafter referred to as a “Tax Payment”) and the relevant Lender (in its absolute discretion) determines that:

(i) a credit against any Tax or any relief or remission for or rebate of Tax or its repayment (hereinafter referred to as “Tax Credit”) is attributable to that Tax Payment; and

(ii) it has used and retained that Tax Credit,

then such Lender must pay an amount to the Borrower which that Lender determines (in its absolute discretion) will, after such payment, leave it in the same after-tax position as it would have been if the Tax Payment had not been required to be made by the Borrower.

Section 2.11 Right of Set-Off, Sharing of Payments, Etc.

(a) Right of Set-Off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default or if any Obligor becomes insolvent, however evidenced, the Borrower authorizes each Lender at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final, whether or not collected or available) in any currency and any other indebtedness at any time held or owing by such Lender or any of its Affiliates (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower to such Lender under this Credit Agreement or under any of the other Bridge Finance Documents, including, without limitation, all interests in or participation in the Obligations purchased by such Lender, and all other claims of any nature or description arising out of or in connection with this Credit Agreement or any other Bridge Finance Document, irrespective of whether or not such Lender shall have made any demand hereunder and although the Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. A Lender may exercise such rights notwithstanding that the amounts concerned may be expressed in different currencies and each Lender is authorized to effect any necessary conversions at a market rate of exchange selected by it. A Lender exercising its rights under this Section 2.11(a) shall provide prompt notice to the Borrower following such exercise.

(b) Sharing. If any Lender shall obtain from the Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Credit Agreement, a Bridge Finance Document or any Bridge Note held by it through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein) and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due to such Lender by the Borrower than the percentage received by any other Lenders, it shall promptly purchase from such other Lenders participation in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or any interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) No Requirement. Nothing in this Credit Agreement shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 2.11 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.11 to share in the benefits of any recovery on such secured claim.

Section 2.12 Requirements of Law

(a) If the introduction or adoption of or any change in any Requirement of Law (other than a change in the organizational or governing documents of such Lender) or in the interpretation, administration or application thereof or compliance by any Bridge Finance Party or such Bridge Finance Party’s Holding Company with any request or directive (whether or not having the force of law but, if not having such force, with which banks customarily comply) from any Governmental Entity made subsequent to the date hereof:

(i) shall subject any Bridge Finance Party to any Tax with respect to this Credit Agreement or any other Bridge Finance Document or change the basis of taxation of payments to such Bridge Finance Party in respect thereof (excluding all Excluded Taxes);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of EURIBOR hereunder;

(iii) increase the cost to, or impose an additional cost on, any Bridge Finance Party in making or keeping available all or part of such Bridge Finance Party’s Commitments under this Credit Agreement or maintaining or funding all or part of the Loans made by such Bridge Finance Party;

(iv) require any Bridge Finance Party to make a payment or forgo a return calculated by reference to or on any amount received or receivable by such Bridge Finance Party under this Credit Agreement;

(v) require any Bridge Finance Party to incur or sustain a loss (including a loss of profits) by reason of being obliged to deduct all or part of such Bridge Finance Party’s Commitments under this Credit Agreement or contributions from its capital for regulatory purposes; or

(vi) shall impose on such Lender any other condition,

and the result of any of the foregoing is to increase the cost to such Bridge Finance Party, by an amount which such Bridge Finance Party reasonably determines to be material, of making, continuing, or maintaining Loans or to reduce any amount receivable hereunder in respect thereof, then, in either case, the Borrower shall promptly pay such Bridge Finance Party, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Bridge Finance Party becomes entitled to claim any additional amounts pursuant to this Section 2.12(a), it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(vii) If any Bridge Finance Party shall have determined that the adoption of or any change in any Requirement of Law (other than a change in the organizational or governing documents of such Bridge Finance Party) regarding capital adequacy or in the interpretation or application thereof or compliance by such Bridge Finance Party or any corporation controlling such Bridge Finance Party with any request or directive regarding capital adequacy (whether or not having the force of law but, if not having such force, with which banks customarily comply) from any Governmental Entity made subsequent to the date hereof shall have the effect of reducing the amount payable or the effective rate of return on such Bridge Finance Party’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Bridge Finance Party or such corporation could have achieved but for such change or compliance (taking into consideration such Bridge Finance Party’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Bridge Finance Party to be material, then from time to time, after submission by such Bridge Finance Party to the Borrower (with a copy to the Administrative Agent) of a prompt written request therefore, the Borrower shall within five Business Days of such request pay to the Administrative Agent for the account of such Bridge Finance Party such additional amount or amounts as will compensate such Bridge Finance Party for such reduction; provided that the Borrower shall not be required to compensate a Bridge Finance Party pursuant to this paragraph for any amounts incurred more than six months prior to the date that (i) such Bridge Finance Party has the right to claim compensation therefore and (ii) the officers of such Bridge Finance Party involved in the administration of such Bridge Finance Party’s Commitments and Loans under this Credit Agreement are aware of the circumstances giving rise to such compensation and that such circumstances give a right to claim such compensation; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(viii) A certificate as to any additional amounts payable pursuant to this Section 2.12 submitted by any Bridge Finance Party to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error and shall be accompanied by a statement showing the calculations of such amounts. The obligations of the Borrower pursuant to this Section 2.12 shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

(ix) Notwithstanding anything to the contrary in this Section 2.12, no Bridge Finance Party shall be entitled to receive any amount in respect of compensation for any such liability to taxes, increased or additional cost, reduction, payment, forgone return or loss to the extent that the same: (i) is taken into account in calculating the Mandatory Cost; (ii) is already the subject of an additional payment under Section 2.10; or (iii) arises as a consequence of (or of any law or regulation implementing) the proposals for international convergence of capital measurement and capital standards published by the Basel Committee on Banking Regulations and Supervisory Practices in July 1988 unless it results from any change in, or in the interpretation or application of, such proposals (or any law or regulation implementing the same) occurring after the date hereof. A Bridge Finance Party shall, at the request of the Borrower, take all reasonable steps to mitigate any circumstances which arise and which result in or would result in any amount being payable under this Section 2.12, and the Borrower shall indemnify each Bridge Finance Party on demand for all costs and expenses reasonably incurred by such Bridge Finance Party as a result of any step taken pursuant to such request. A Bridge Finance Party need not take any such steps if, in the opinion of such Bridge Finance Party, acting reasonably, to do so may be prejudicial to it.

(b) A Bridge Finance Party must promptly notify the Borrower (with a copy to the Administrative Agent) if it becomes aware that it is unlawful in any applicable jurisdiction for that Bridge Finance Party to perform any of its obligations under a Bridge Finance Document or to fund or maintain its share in any Loan.

(c) After notification under Section 2.12(b) above if the illegality affects the Bridge Finance Party directly the Borrower must repay or prepay the share of that Bridge Finance Party in each Loan utilized by it on the date specified in Section 2.12(d) below.

(d) The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i) the last day of the current Interest Period for that Loan; or

(ii) if earlier, the date specified by the Bridge Finance Party in the notification under Section 2.12(b) above and which must not be earlier than the last day of any applicable grace period allowed by law.

Section 2.13 Failure of a Reference Bank to Supply a Rate

If EURIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12:00 noon (London time) on a Rate Fixing Day, EURIBOR will, subject as provided in Section 2.14 below, be calculated on the basis of the rates of the remaining Reference Banks.

Section 2.14 Market Disruption

(a) In this Section 2.14, each of the following events is a “Market Disruption Event”:

(i) EURIBOR is to be calculated by reference to the Reference Banks but no, or (where there is more than one Reference Bank) only one, Reference Bank supplies a rate by 12:00 noon (London time) on the Rate Fixing Day; or

(ii) the Administrative Agent receives by close of business on the Rate Fixing Day, notification from Lenders whose Loans exceed 30 percent of the principal amount of the Loans then outstanding that:

(A) the cost to them of obtaining matching deposits in the relevant interbank market is in excess of EURIBOR for the relevant Interest Period; or

(B) matching deposits will not be available to them in the European interbank market in the ordinary course of business in amounts sufficient to fund the Loans.

(b) The Administrative Agent must promptly notify the Borrower and the Lenders of a Market Disruption Event.

(c) After notification under Section 2.14(b) above, the rate of interest on each Lender’s affected Loan for the relevant Interest Period will be the aggregate of the applicable: (x) Applicable Margin, (y) rate notified to the Administrative Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to each Lender of funding its Loan from whatever source it may reasonably select; and (z) Mandatory Cost.

Section 2.15 Alternative Basis of Interest or Funding

(a) If a Market Disruption Event occurs and the Administrative Agent or the Borrower so requires, the Borrower and the Administrative Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan.

(b) Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the parties hereto.

Section 2.16 Certain Fees

The Borrower and the Guarantors agree to pay to the Bridge Finance Parties an amount previously agreed to with the Administrative Agent, the Security Agent and the Arrangers, with respect to the Bridge Loans, Term Loans and Exchange Notes, amounts for its expenses incurred hereunder and all other amounts owing under this Credit Agreement, the Fee Letter, the Engagement Letter and the other Bridge Finance Documents.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties

Each Obligor makes the representations and warranties set out in this ARTICLE III in respect of itself and, in the case of the Borrower, any of its Subsidiaries, to each of the Bridge Finance Parties on the date of this Credit Agreement and the date it accedes to this Credit Agreement (in the case of each Additional Guarantor).

Section 3.2 Due incorporation

All Obligors and the members of the Group are duly incorporated and validly existing under the laws of the country of their incorporation as a limited liability company or a company with liability limited by shares (or as an entity with limited liability) and have power to carry on their respective business as they are now being and hereafter proposed to be conducted and to own their respective property and other assets.

Section 3.3 Power to borrow/guarantee

Each Obligor has all requisite power to execute, deliver and perform its respective obligations under the Finance Documents to which it is a party and, in the case of the Borrower, to borrow the relevant Commitments; all necessary corporate, shareholder or other action has been taken by the Obligors to authorize the execution, delivery and performance of the same; no limitation on the powers of the Borrower to borrow or the Guarantors to give guarantees will be exceeded as a result of borrowings under this Credit Agreement or as a result of the giving of the Guarantees.

Section 3.4 Binding obligations

Each of the Finance Documents to which it is a party constitutes valid and legally binding obligations of each Obligor enforceable in accordance with its terms subject to the qualifications contained in the legal opinions referred to in Schedule 2 (Conditions precedent) of this Credit Agreement.

Section 3.5 No conflict with other obligations

Other than, in the case of performance under, or compliance with, the Finance Documents, for any contravention or conflict arising due to the fact that sufficient funds may not be available to satisfy any mandatory redemption or repayment obligations arising under the Existing High Yield Offering Documents, the Existing FRN Offering Documents or the Senior Finance Documents, the execution and delivery of, the performance of its respective obligations under, and compliance with the provisions of, the Finance Documents to which it is a party will not (i) contravene or conflict with the Existing High Yield Offering Documents, the Existing FRN Offering Documents or the Senior Finance Documents, (ii) contravene in any material respect any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which such Obligor is subject, (iii) contravene or conflict with any provision of the constitutive documents of such Obligor, (iv) breach in any material respect any term of the Licenses or the Necessary Authorizations, (v) conflict with in any material respect, or result in any material breach of any of the terms of, or constitute a material default under any agreement to which any Obligor is a party or is subject or by which it or any of its property is bound or (vi) result in the creation or imposition of, or oblige any Obligor to create, any Encumbrance (other than those created by the Transaction Security Documents) on any member of the Group or any of their respective undertakings, assets, rights or revenues.

Section 3.6 No litigation

No litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of any Obligor, threatened against any member of the Group which (if adversely determined) would or is reasonably likely to have a Material Adverse Effect.

Section 3.7 Financial statements

(a) The audited financial statements of the Borrower, the audited consolidated financial statements of the Group and the audited consolidated financial statements of the HTCC Group in respect of the financial year ended 31 December 2006 as delivered or to be delivered to the Administrative Agent have been prepared, in the case of the financial statements of the Borrower and the Group, in accordance with IFRS and, in the case of the consolidated financial statements of the HTCC Group, in accordance with the Accounting Principles, which principles have been consistently applied and present fairly and accurately the financial position of each such entity and the Group (or, as the case may be, the HTCC Group) as at such date and the results of the operations of each such entity and the Group (or, as the case may be, the HTCC Group) respectively for the financial year ended on such date and, as at such date, no member of the Group or the HTCC Group had any significant liabilities (contingent or otherwise) nor any significant unrealized or anticipated losses, which, in any such case, are not disclosed by, or reserved against in, such financial statements.

(b) The unaudited Quarterly Management Accounts for the HTCC Group dated 30 September 2007 as delivered or to be delivered to the Administrative Agent have been prepared in accordance with the Accounting Principles which principles have been consistently applied and present fairly and accurately the results of the operations of the HTCC Group for the relevant period.

Section 3.8 No filing required

Save for the filings, registrations, notarizations, stamp taxes and charges referred to in the legal opinions referred to in Schedule 2 (Conditions precedent) of this Credit Agreement, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Finance Documents that any of them or any other instrument be notarized, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to any of the Finance Documents and each of the Finance Documents is in proper form for its enforcement in the courts of any Relevant Jurisdiction.

Section 3.9 Legal and beneficial owners

The Obligors are the legal and, if applicable, beneficial owners of and have good and marketable title to all their respective properties and other material assets free from any Encumbrances other than Permitted Encumbrances.

Section 3.10 No material adverse change

There has been no adverse change in the financial position of the Group from that set forth in the financial statements and the management accounts referred to in Section 5.1 and there has been no adverse change in the operations or business prospects of the Group from that set forth in such financial statements or management accounts which, in either case, would or is reasonably likely to have a Material Adverse Effect.

Section 3.11 Compliance with Environmental Laws and Licenses

Each member of the Group:

(a) so far as the relevant member of the Group is aware (after due enquiry) complies and has at all times complied with all Environmental Laws and Environmental Licenses and all other laws, regulations and judgments (other than Telecommunications Laws) the breach of which would or is reasonably likely to have a Material Adverse Effect; and

(b) has obtained and maintains in full force and effect all Environmental Licenses necessary for its business, and (so far as the relevant member of the Group is aware (after due enquiry)) there are no facts or circumstances which are reasonably likely to result in any such Environmental Licenses being revoked, suspended, amended, varied, withdrawn or not renewed where such revocation, suspension, amendment, variation, withdrawal or non-renewal, would or is reasonably likely to have a Material Adverse Effect.

Section 3.12 Environmental Claim

(a) No Environmental Claim is pending or has been made or threatened against any member of the Group or any of their respective officers or any occupier of any property owned or leased by any member of the Group which would or is reasonably likely to have a Material Adverse Effect; and

(b) no member of the Group is aware (after due enquiry) that it or, in the case of the Borrower, any of its Subsidiaries has or is likely to have any liability in relation to Environmental Matters which would or is reasonably likely to have a Material Adverse Effect.

Section 3.13 Intellectual Property Rights

(a) The Intellectual Property Rights owned by each member of the Material Group are free from any Encumbrance (other than Permitted Encumbrances) and are free from any other rights or interests in favor of third parties;

(b) The Intellectual Property Rights licensed to each member of the Material Group are free from any Encumbrance (other than Permitted Encumbrances) and are free from any other rights or interests in favor of third parties which Encumbrances and rights or interests have been created by the Group;

(c) The Intellectual Property Rights owned by or licensed to each member of the Material Group are all the Intellectual Property Rights required by them in order to carry on, maintain and operate in all material respects their respective businesses, properties and assets and so far as it is aware (after due enquiry) no member of the Group in carrying on its business infringes any Intellectual Property Rights of any third party any of which would or is reasonably likely to have a Material Adverse Effect; and

(d) No Intellectual Property Rights owned by any member of the Material Group are being infringed, nor so far as the relevant member of the Group is aware (after due enquiry internally within the Group) is there any threatened infringement of any such Intellectual Property Rights in either case, which would or is reasonably likely to have a Material Adverse Effect.

Section 3.14 Shares

All shares issued by each member of the Group have been validly issued.

Section 3.15 Base Case Model

The pro forma consolidated financial projections for the financial years ending 2008 inclusive for the HTCC Group and the operating statistics projections for such financial years as reflected in the Base Case Model have been prepared based upon historical financial information and upon the assumptions set forth therein, which assumptions in the opinion of the directors of HTCC were reasonable both when made and are reasonable on the date of this Credit Agreement.

Section 3.16 Licenses and Necessary Authorizations

The Licenses are in full force and effect and each member of the Group is in compliance in all material respects with all provisions thereof. Each member of the Group has secured all material Necessary Authorizations, all such material Necessary Authorizations are in full force and effect and each member of the Group is in compliance in all material respects with all provisions thereof. To the best of the knowledge of each member of the Group neither the Licenses nor any of the material Necessary Authorizations are the subject of any pending or threatened attack or revocation.

Section 3.17 Consents obtained

Every consent, authorization, license or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts (other than the Licenses and the Necessary Authorizations) required by the Borrower to authorize, or required by each Obligor in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of the Finance Documents to which it is a party or the performance by each Obligor of its respective obligations under the same has been obtained or made and is in full force and effect and there has been no material default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same.

Section 3.18 Contractual commitments

No dividends (in cash or specie) of the Borrower or any other rights or benefits have been declared, made or paid by the Borrower after the date of this Credit Agreement other than Permitted Payments and no member of the Group has outstanding any contractual commitments of a material nature (other than (i) the Principal Agreements, (ii) for the purpose of carrying out the Telecoms Business or (iii) contractual commitments arising pursuant to or constituting Permitted Borrowings, Permitted Disposals, Permitted Guarantees, Permitted Intra-Group Transactions, Permitted Investments or Permitted Encumbrances).

Section 3.19 Telecommunications Laws

Each member of the Group is in compliance in all respects with all Telecommunications Laws where non-compliance would or is reasonably likely to have a Material Adverse Effect.

Section 3.20 No Default

No Default has occurred and is continuing.

Section 3.21 Choice of law

The choice by each Obligor of Austrian, Dutch, English, Romanian, Turkish, Hungarian or (as the case may be) New York law to govern such of the Finance Documents to which it is a party as are expressed to be governed by Austrian, Dutch, English, Romanian, Turkish, Hungarian or (as the case may be) New York law and the submission by the Borrower in such documents to the non-exclusive jurisdiction of the Austrian, Dutch, English, Romanian, Turkish, Hungarian or (as the case may be) New York courts are valid and binding subject to the qualifications contained in the legal opinions referred to in Schedule 2 (Conditions precedent) of this Credit Agreement which relate to the same.

Section 3.22 No Withholding Tax

Under the law and practice at the date of this Credit Agreement and the Utilization Date (in the case of the Borrower, the HTCC Operating Company and Euroweb Romania) or the date it accedes to this Credit Agreement (in the case of each Additional Guarantor) no Obligor is required to make any withholding or deduction for or on the account of Tax from any payment to be made to or for the account of any Bridge Finance Party by any Obligor under this Credit Agreement or any Transaction Security Document to which the Obligor is a party or are imposed on or by virtue of the execution or delivery by any Obligor of this Credit Agreement or any Transaction Security Document to which it is a party or any document or instrument to be executed or delivered under this Credit Agreement or any such Transaction Security Document.

Section 3.23 Group Structure Chart

The Group Structure Chart will, following completion of step 4 of the Structure Memorandum, be true, complete and accurate and represent a complete list of all such companies and an accurate ownership structure as at date of the completion of such step 4.

Section 3.24 Information Package

(a) As at the date of each Report, disclosure of all material facts and circumstances relating to the business and affairs of the Group known to the Borrower and reasonably believed by it to be relevant in the context of the scope of work agreed for the preparation of such Report was provided to the producers of such Report.

(b) As at the date of each relevant part of the Information Package, to the best of the Borrower’s knowledge and belief after due enquiry the facts stated in the Information Package were true and accurate in all material respects and not misleading in any material respect.

(c) There are no other facts not contained in the Information Package which would be reasonably likely to render any fact stated in the Information Package untrue or misleading in any material respect and nothing has occurred since the respective dates of the documents comprising the Information Package which would be reasonably likely to render any fact stated in the Information Package untrue or misleading in any material respect.

(d) All forecasts, projections and estimates contained or referred to in the Base Case Model were arrived at after due and careful consideration, were based on fair and reasonable assumptions, have been prepared in accordance with the accounting policies previously adopted by the Group and reflect opinions honestly held by the Borrower. To the best of the Borrower’s knowledge and belief having made all reasonable enquiries, nothing has occurred since the date of the Base Case Model which could reasonably be expected to render any material forecast, projection or estimate in them untrue or misleading in any material respect.

Section 3.25 Copies of documents to be true and accurate

(a) The copies of the Transaction Documents and the Bridge Finance Documents are true, complete and accurate in all respects and have not been amended, varied or supplemented in any way.

(b) No other agreements or arrangements exist between any of the parties to the Transaction Documents or the Bridge Finance Documents and such other documents which are not expressly referred to in them and which would materially affect the transactions or arrangements contemplated by Transaction Documents or (as the case may be) the Bridge Finance Documents and/or the forecasts, projections and/or estimates contained or referred to in the Base Case Model.

Section 3.26 Intercompany Loans

There are (i) no outstanding intercompany loans between the Parent (as the lender) or any member of the Group (as borrower) other than certain outstandings under the loan agreement dated 6 August 2004 made between Telemark N.V. (now known as Matel Holdings N.V.) and the Borrower and (ii) no outstanding intercompany loans between the Borrower (as lender) or any member of the Group (as borrowers) other than (A) certain outstandings under the loan agreement dated 6 August 2004 made between the Borrower (as Lender) and V-holding (as borrower) and (B) under the Existing High Yield Funding Loan Agreement, Existing FRN Funding Loan Agreement and the Funding Loan Agreement.

Section 3.27 Repetition

(a) Other than Section 3.15, the representations and warranties in Section 3.2 through Section 3.14 (so that (i) the representation and warranty in Section 3.7(a) shall for this purpose refer to the then latest financial statements of the HTCC Group verified by the auditors to the same and delivered to the Administrative Agent under Section 5.1, (ii) the representation and warranty in Section 3.7(b) shall for this purpose refer to the then latest Quarterly Management Accounts delivered to the Facility Agent under Section 5.1, and (iii) the representation and warranty in Section 3.10 shall for this purpose refer to the latest audited financial statements of the HTCC Group delivered to the Administrative Agent under Section 5.1) shall be deemed to be repeated by each Obligor on and as of the Completion Date, the Conversion Date, the date of each Utilization Notice and the first day of each Interest Period as if made with reference to the facts and circumstances existing on each such day.

(b) The representation and warranty in Section 3.15 shall be deemed to be repeated by each Obligor on and as of the Completion Date and the Conversion Date.

(c) The representations and warranties in Section 3.16 through 3.26 shall be deemed to be repeated by each Obligor on and as of the Conversion Date as if made with reference to the facts and circumstances existing on each such day.

ARTICLE IV.

GENERAL UNDERTAKINGS

Section 4.1 Notice of Default, etc.

Each Obligor shall promptly inform the Administrative Agent of (i) any occurrence of which it becomes aware which would or is reasonably likely to have a Material Adverse Effect, (ii) from time to time, if so requested by the Administrative Agent, by confirmation to the Administrative Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing, (iii) any known lapse, suspension or termination of or refusal by any person to renew or extend any License, (iv) any breach of any License which would or is reasonably likely to have a Material Adverse Effect, (v) (to the extent known to any member of the Group) the commencement of all material proceedings and investigations against any member of the Parent Group by or before any governmental body and all material actions and proceedings against any member of the Parent Group in any court or before any arbitrator, (vi) (to the extent known to any member of the Group) any material breach of any Telecommunications Laws by any member of the Parent Group, (vii) any material dispute, default or breach under Existing High Yield Funding Loan Agreement, the Existing FRN Funding Loan Agreement, Funding Loan Agreements, the Existing High Yield Offering Documents, the Existing FRN Offering Documents or the Senior Finance Documents upon becoming aware of the same.

Section 4.2 Consents and authorizations

Each Obligor shall obtain or cause to be obtained (i) every material consent, authorization, license (other than a License or a renewal or extension thereof) or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts and (ii) every notarization, filing, recording, registration or enrolment in any court or public office in any Relevant Jurisdiction (in any such case) required by any Obligor, any Security Provider or any Subordinated Shareholder Creditor to authorize, or required by the Obligor or any Security Provider or any Subordinated Shareholder Creditor (as the case may be) in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of the Finance Documents or the performance by any Obligor, any Security Provider or any Subordinated Shareholder Creditor of their respective obligations under the Finance Documents to which it is a party.

Section 4.3 Licenses and Necessary Authorizations

(a) Each Obligor shall obtain or cause to be obtained every License and ensure that (i) none of the Licenses is revoked, cancelled, suspended, withdrawn or terminated or expires and is not renewed or otherwise ceases to be in full force and effect without a replacement having been put in place on substantially identical terms or more beneficial terms to the Group and (ii) none of the same is modified in any materially adverse respect and no member of the Group commits any breach of any of the material terms and conditions of any License;

(b) without prejudice to paragraph (a), obtain or cause to be obtained every Necessary Authorization, to the extent that the absence of the same would have or would be reasonably likely to have a Material Adverse Effect and ensure that (i) none of the Necessary Authorizations is revoked, cancelled, suspended, withdrawn or terminated, or expires and is not renewed or otherwise ceases to be in full force and effect without a new one having first been put in place with a member of the Group on substantially identical or more beneficial terms to the Group and (ii) none of the Necessary Authorizations is modified and no member of the Group commits any breach of the terms or conditions of the Necessary Authorizations which, in the case of any of the actions or events referred to in (i) or (ii), would or is reasonably likely to have a Material Adverse Effect.

Section 4.4 Business

Each Obligor and each of their Subsidiaries shall in the case of any member of the Group (other than the Borrower) engage in the business of acting as the holder of shares and/or partnership interests in other members of the Group and/or the operating of Telecoms Business (which shall, amongst other things, include the making of Permitted Investments, the carrying out of Permitted Intra-Group Transactions, the raising of Permitted Borrowings and the entry into of hedging arrangements not restricted by the terms of this Credit Agreement) and in no other activities.

Section 4.5 Authorized Officers

Each Obligor shall ensure that any new or replacement Authorized Officer has provided the Administrative Agent with evidence satisfactory to it of such new officer(s)’ authority and a specimen of his or their signature(s) prior to signing any Utilization Notice, or any other notices, requests or confirmations referred to in this Credit Agreement or relating to the facilities granted pursuant thereto.

Section 4.6 Auditors

Each Obligor shall ensure that a major accounting firm of recognized international standing and repute is at all times appointed as auditor of each member of the HTCC Group.

Section 4.7 Pari passu

Each Obligor shall ensure that its obligations under this Credit Agreement shall, without prejudice to Section 4.20 or to the security intended to be created pursuant to the Transaction Security Documents, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract.

Section 4.8 Provision of further information

Each Obligor shall:

(a) notify the Administrative Agent of any material change to the business of any member of the Group providing details of such change as soon as practicable after making such change;

(b) provide the Administrative Agent with a copy of (A) each Principal Agreement entered into after the date of this Credit Agreement and (B) any material report, notice or other communication relating to the Licenses, the Necessary Authorizations and such financial and other information concerning each member of the Material Group and their respective affairs as the Administrative Agent or any Lender (acting through the Administrative Agent) may from time to time reasonably require.

Section 4.9 Insurance

Each Obligor shall maintain insurance cover of a type and level which a prudent company in the same business as the relevant Obligor would effect.

Section 4.10 Inspection

Each Obligor shall, if required by the Administrative Agent (acting on the instructions of the Majority Lenders) permit that representatives of the Administrative Agent or any of the Lenders upon reasonable prior written notice to the Borrower to (a) visit and inspect the properties of the Parent or any member of the Material Group during normal business hours, (b) subject to the provisions as to confidentiality contained in this Credit Agreement and/or any other confidentiality undertaking entered into by the relevant Bridge Finance Party in favor of the Borrower, inspect and make extracts from and copies of its financial books and records (other than records which the relevant member of the Material Group is prohibited by law from disclosing to the Administrative Agent and/or any relevant Lender) and (c) discuss with its principal officers and auditors its business, assets, liabilities, financial position, results of operations and business prospects provided that any such discussion with the auditors shall only be on the basis of the audited accounts of the Group and any compliance certificates issued by the auditors and such discussions shall take place in the presence of a member of the board of the Borrower or the Parent (unless all members of the boards of the Borrower and the Parent were given reasonable notice of such discussions, but did not attend).

Section 4.11 Notification of Environmental Claim and Expenditure

Each Obligor shall, promptly on becoming aware of it inform the Administrative Agent of any Environmental Claim which has been made or threatened against any member of the Group or any occupier of any property owned or leased by any member of the Group which would have or is reasonably likely to have a Material Adverse Effect or any requirement by any Environmental License or applicable Environmental Laws for any member of the Group to take or desist from taking any action which (in each case) would or is reasonably likely, if substantiated, to have a Material Adverse Effect.

Section 4.12 Compliance with laws and regulations

Each Obligor shall comply with the terms and conditions of all laws (other than Telecommunications Laws, the Licenses and the Necessary Authorizations), regulations, agreements, licenses and concessions including, without limitation, all Environmental Laws and all Environmental Licenses if the failure to comply therewith, would or is reasonably likely to have a Material Adverse Effect.

Section 4.13 Relevant Substance

Each Obligor shall notify the Administrative Agent forthwith upon becoming aware of any Relevant Substance at or brought on to any property owned, leased or occupied by any member of the Group which is likely to give rise to an Environmental Claim which would or is reasonably likely to have a Material Adverse Effect and take or procure the taking of all necessary action to deal with, remedy or remove from such property or prevent the incursion of (as the case may be) that Relevant Substance in order to prevent such an Environmental Claim and in a manner that complies with all requirements of Environmental Law.

Section 4.14 Tax

Each Obligor shall file or cause to be filed all tax returns required to be filed in all jurisdictions in which it is situated or carries on business or is otherwise subject to Taxation and will pay all Tax shown to be due and payable on such returns or any assessments made against it within the period stipulated for such payment (other than those being contested in good faith and where such payment may be lawfully withheld).

Section 4.15 Use of proceeds

Each Obligor shall ensure that the Borrower uses the Loans exclusively for the purposes specified in Section 2.1(c).

Section 4.16 Material Subsidiaries

The Borrower shall ensure that at all times, Material Subsidiaries account for not less than 95 percent in aggregate of the total assets, total revenues and Twelve Month Consolidated EBITDA of the HTCC Group.

Section 4.17 Restricted Payments

(a) Each of the Obligors undertakes with each Bridge Finance Party that from the date of this Credit Agreement and so long as any monies are owing under the Finance Documents or remain available for drawing by the Borrower:

(i) save as provided in paragraph (b), it will not (and, in the case of the Borrower, will procure that its Subsidiaries do not) make any Restricted Payment other than a Permitted Payment;

(ii) it will procure that any Restricted Person enters into the Intercreditor Deed (i) prior to any Restricted Payment (other than a Permitted Payment) becoming payable to such Restricted Person and (ii) prior to any Restricted Person making any Indebtedness available to any member of the Group and, in each case, will provide the Administrative Agent with such evidence as it may reasonably request as to the power and authority of the relevant person to enter into such Intercreditor Deed and that such Intercreditor Deed constitutes valid and legally binding obligations of the relevant person enforceable, subject to any qualifications of a substantially similar nature to those contained in the legal opinions referred to in Schedule 2 (Conditions precedent) to this Credit Agreement, in accordance with its terms; and

(iii) it will, prior to any Indebtedness being made available to it by a Restricted Person, accede to the Intercreditor Deed.

(b) Subject to Section 4.26 and Section 4.27, notwithstanding any other provisions of this Credit Agreement, the Borrower may use any amounts which it would otherwise be permitted to distribute as a Permitted Payment falling within paragraph (a) of that definition (which it does not so distribute) for any purpose and any such application shall not constitute a breach of any undertaking or an Event of Default under this Credit Agreement.

Section 4.18 Virtual Mobile Services

Each Obligor shall promptly inform the Administrative Agent of any decision taken by any member of the Group to provide virtual mobile services and, prior to launching such service, deliver to the Administrative Agent sufficient copies for distribution to the Lenders of (i) a management report explaining the business case for launching such service and (ii) financial and operational projections of the Group in connection with the new proposed service.

Section 4.19 Memorex Shareholder Squeeze Out

Each Obligor shall ensure that the Memorex Shareholder Squeeze Out is completed within 120 Business Days of the Completion Date and ensure that within 10 days of completion of the Memorex Shareholder Squeeze Out, 100 percent of the shares in Memorex are pledged in favor of the Security Agent in the agreed form.

Section 4.20 Negative Pledge

Each Obligor will not permit any Encumbrance (other than a Permitted Encumbrance) by any member of the Group to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness of any member of the Group or any other person.

Section 4.21 No Merger

Each Obligor will procure that no member of the Material Group merges or consolidates with any other company or person save for mergers with members of the Group (“Original Entities”) into one or more entities (each a “Merged Entity”) provided that:

(i) each Merged Entity is a member of the Material Group and is liable for the obligations of the Original Entities (including the obligations under this Credit Agreement and the Transaction Security Documents) which remain unaffected thereby and entitled to the benefit of all the rights of the Original Entities;

(ii) each Merged Entity gives a Guarantee (if any of the Original Entities was a guarantor thereunder);

(iii) each Merged Entity has entered into Transaction Security Documents which provide security over the same assets of at least an equivalent nature and ranking to the security provided by the Original Entities pursuant to any Transaction Security Documents entered into by them and any possibility of the Guarantee referred to in paragraph (ii) above and/or the Transaction Security Documents referred to in this paragraph or paragraph (iv) below being challenged or set-aside is not greater than any such possibility in relation to the Guarantee or Transaction Security Documents entered into by or in respect of the share capital of any Original Entity; and

(iv)(if all or any part of the share capital of any of the Original Entities was charged pursuant to a Transaction Security Document) the equivalent part of the issued share capital of each such Merged Entity is charged, pledged or deposited (as the case may be) pursuant to a Transaction Security Document on terms of at least an equivalent nature and equivalent ranking as any Transaction Security Document relating to the shares in either Original Entity.

Section 4.22 Disposals

Each Obligor will procure that no member of the Group sells, transfers, leases, lends or otherwise disposes of or ceases to exercise control over the whole or any part of their present or future undertakings, assets, rights or revenues whether by one or a series of transactions related or not other than Permitted Disposals.

Section 4.23 Borrowed Money

Each Obligor will procure that no member of the Group creates, assumes, incurs or otherwise permits to be outstanding any Borrowed Money other than Permitted Borrowings.

Section 4.24 Guarantees

Each Obligor will procure that no member of the Group incurs any obligations or assumes any liability under any guarantee other than Permitted Guarantees.

Section 4.25 Reduction or purchase of capital

Each Obligor will ensure that neither the Borrower, nor any other member of the Group, reduces its capital or purchases any class of its shares.

Section 4.26 Investments

Each Obligor will procure that no member of the Group (i) makes any loan or advance to, or enters into any transaction having the effect of lending money with, any person or otherwise acquires for a consideration any document evidencing Indebtedness, capital stock or other securities of any person or (ii) acquires all or any substantial part of the assets, property or business of any other person or any assets that constitute a division or operating unit of the business of any other person or (iii) creates or acquires any Subsidiary other than (in each case) Permitted Investments, Permitted Intra-Group Transactions, Permitted Loans or Permitted Borrowings or (iv) incurs any capital expenditure or acquires any infrastructure to be used in the Group’s provision of virtual mobile services other than to the extent such capital expenditure is incurred in relation to providing billing and information technology systems or improving existing billing and information technology systems in connection with the Group’s provision of virtual mobile services.

Section 4.27 Swaps and Hedging

Each Obligor will procure that no member of the Group enters into any interest rate or currency swaps or other hedging arrangements other than (i) the Hedge Documents, (ii) in respect of liabilities under the Senior Finance Documents, the Existing High Yield Notes, the Existing FRN Bonds and the Bridge Finance Documents, (iii) non-speculative arrangements directly relating to the risk management of any other Borrowed Money of the Group permitted to subsist by the terms of this Credit Agreement or (iv) forward foreign exchange contracts with a maturity of 12 months or less entered into in the normal course of business in relation to future liabilities of such member of the Group incurred in relation to its operation of the Telecoms Business up to an aggregate notional principal amount at any time outstanding of (in respect of all such contracts entered into by members of the Group) Euro 5,000,000 or its equivalent, for a period not in excess of 12 months.

Section 4.28 Change of Business

Each Obligor will procure that the Group (taken as a whole) does not change the nature of the business carried on by it in any material respect from that carried on at the date of this Credit Agreement and that no member of the Group ceases to carry on a business where any such cessation would or is reasonably likely to have a Material Adverse Effect.

Section 4.29 Constitutional Documents/the Existing High Yield Funding Loan Agreement/the Existing FRN Funding Loan Agreements/ Funding Loan Agreements

(a) Each Obligor will not, and will procure that no other Obligor amends its constitutional documents in any way which would restrict the ability of the Security Agent to exercise its rights under the Transaction Security Documents in respect of the shares in such company; and

(b) Each Obligor will not, and will procure that no other Obligor amends, varies or otherwise supplements the Existing High Yield Funding Loan Agreement, the Existing FRN Funding Loan Agreements or the Funding Loan Agreements.

Section 4.30 Arm’s length transactions

Each Obligor will procure that in respect of non-arm’s length transactions each member of the Group shall not enter into any such transactions except in the ordinary course of business, on ordinary commercial terms or enter into any transaction where such member of the Group would pay more than the ordinary commercial price for any purchase or would receive less than the full ex-works commercial price (subject to normal trade discount) of its products or services.

Section 4.31 The Parent and the IPO Subsidiary

In the case of the Borrower and the IPO Subsidiary, notwithstanding any other provisions of this Credit Agreement, each will not at any time trade, establish or acquire any person, carry on any business or own any assets other than:

(a) in the case of the Borrower and the IPO Subsidiary, rights and obligations under the Finance Documents;

(b) in the case of the Borrower, the IPO Subsidiary, the HTCC Operating Company and Invitel, Permitted Borrowings pursuant to paragraphs (e) and (f) and debit balances under the Parent Loan Agreements and credit balances under the Intergroup Loan Agreements; and

(c) in the case of the IPO Subsidiary, its 100 percent shareholdings in Invitel.

Section 4.32 Bank Accounts

(a) Each Obligor will not, and it will procure that no other member of the Group, shall maintain a bank account in any jurisdiction that is not referred to in the definition of “Telecoms Business”;

(b) Each Obligor will not, and it will procure that no other member of the Group, shall maintain a bank account with any person that is not an Acceptable Bank. If on the Signing Date any member of the Group maintains a bank account with a person not permitted pursuant to this Section 4.32(b), there shall be no breach of this provision provided that the relevant account(s) are moved to a person that complies with this Section 4.32(b) within 45 days of the date of the Signing Date;

(c) Each Obligor will procure that each bank account opened by it is charged and/or pledged to the Security Agent pursuant to the Transaction Security Documents or on terms consistent with the Transaction Security Documents and that notice of such charge and/or pledge (in the form provided for in the relevant Transaction Security Document) is given to and acknowledged by the financial institution which maintains such account and that, in relation to charges and/or pledges entered into after the Signing Date, the Administrative Agent is provided with such documents and evidence as it may reasonably require as to the power and authority of the relevant Obligor to enter into such charge and/or pledge and that the same constitute valid and legally binding obligations of such Obligor;

(d) Each Obligor will procure that the aggregate cash balance on all the accounts of all Immaterial Subsidiaries shall not exceed EUR 3,000,000 (or its equivalent) at any time provided that, if at any time there is any amount in excess of EUR 3,000,000 (or its equivalent) standing to the credit of such accounts (the “Excess Amount”), it shall not be a breach of this paragraph (d) provided that (i) such Excess Amount is transferred immediately into an account of an Obligor that is charged and/or pledged to the Security Agent in accordance with paragraph (c) above and (ii) it provides written evidence of such transfer to the Administrative Agent in form and substance satisfactory to the Administrative Agent; and

(e) Each Obligor will procure that the aggregate cash balance on all the accounts charged and/or pledged pursuant to the Turkish Subsidiary Account Charge (as defined in the Senior Credit Agreement) shall not exceed EUR 2,000,000 (or its equivalent) and that to the extent that there is an any amount in excess of EUR 2,000,000 (or its equivalent) standing to the credit of such accounts (the “Turkish Excess Amount”) it shall not be a breach of this Section 4.32(e) provided (i) that (A) such Turkish Excess Amount is transferred immediately into an account of an Obligor that is charged and/or pledged to the Security Agent in accordance with Section 4.32(c) above and (B) it provides written evidence of such transfer to the Administrative Agent in form and substance satisfactory to the Administrative Agent or (ii) the aggregate cash balance on such accounts exceeds EUR 2,000,000 for a period of less than 5 consecutive days in any period of one month.

Section 4.33 Existing High Yield Notes and Existing FRN Bonds

Each Obligor will not, and will procure that no other Obligor makes any payments of principal or interest on or otherwise purchases, redeems, defeases or otherwise discharges amounts under the Existing High Yield Notes or the Existing FRN Bonds other than by way of a Permitted HY Payment or a Permitted FRN Payment, as the case may be.

Section 4.34 Conditions Subsequent

The Borrower shall procure that the following documents are provided to the Administrative Agent as soon as reasonably practicable after the Completion Date:

(a) copies of any relevant documentation in form and substance reasonably satisfactory to the Administrative Agent evidencing, in respect of the Transaction Security Documents, completion of any perfection requirements which could not be carried out on the Completion Date are provided to the Administrative Agent;

(b) the Group Structure Chart which shows the Group assuming that the Completion Date has occurred;

(c) evidence that Memorex’ €10 million 7.58% bonds due 2013 and €7.5 million 7.8935% bonds due 2014, together with Security granted by members of the Group in respect thereof, has been discharged;

(d) evidence that any members of the Group required to accede as Additional Guarantor on or prior to the Clean-Up Date in accordance with this Credit Agreement (referred to in this paragraph as “relevant Obligors”) have done so or will have done so including an Accession Document executed by the relevant Obligor and the Borrower; and

(e) documentation equivalent to that referred to in paragraphs 2 to 12 inclusive of Schedule 2 Part 2 with respect to each relevant Obligor.

Section 4.35 Change of Control

(a) Upon the occurrence of a Change of Control, each Lender will have the right to require the Borrower to prepay all or any part of the principal amount of such Lender’s Loans pursuant to the offer described below (the “Change of Control Offer”) at a prepayment price in cash equal to (i) with respect to Bridge Loans, 100 percent of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of prepayment and (ii) with respect to Term Loans, 101 percent of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of prepayment (collectively, the “Change of Control Payment”). Within 10 days following any Change of Control, the Borrower will mail a notice to each Lender describing the transaction or transactions that constituted the Change of Control and offer to repay the Loans on the date specified in such notice, which date shall be no earlier than 10 days and no later than 20 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures set forth below.

(b) Notice of a Change of Control Offer shall be mailed by the Borrower to the Lenders at their addresses set forth in the Register. The Change of Control Offer shall remain open from the time of mailing until the Change of Control Payment Date. The notice shall be accompanied by a copy of the most recent reports furnished pursuant to Section 5.1(a) and (b). The notice shall contain all instructions and materials necessary to enable such Lenders to elect to be prepaid pursuant to the Change of Control Offer.

(c) On the Change of Control Payment Date, the Borrower shall (i) repay all Loans or portions thereof of each Lender that properly elected repayment thereof pursuant to the Change of Control Offer, (ii) pay the Change of Control Payment for each such Loan (or portion thereof) elected to be repaid and (iii) deliver to each such Lender a new Bridge Note equal in principal amount (excluding premiums, if any) to the unpurchased portion of the corresponding Bridge Note surrendered, if any. The Borrower will notify the remaining Lenders of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Section 4.36 PIK Notes Refinancing

(a) Upon the occurrence of a PIK Notes Refinancing, each Lender will have the right to require the Borrower to prepay all or any part of the principal amount of such Lender’s Loans pursuant to the offer described below (the “PIK Notes Refinancing Offer”) at a prepayment price in cash equal to (i) with respect to Bridge Loans, 100 percent of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of prepayment and (ii) with respect to Term Loans, 101 percent of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of prepayment (collectively, the “PIK Notes Refinancing Payment”). Within 10 days following any PIK Notes Refinancing, the Borrower will mail a notice to each Lender describing the transaction or transactions that constituted the PIK Notes Refinancing and offer to repay the Loans on the date specified in such notice, which date shall be no earlier than 10 days and no later than 20 days from the date such notice is mailed (the “PIK Notes Refinancing Payment Date”), pursuant to the procedures set forth below.

(b) Notice of a PIK Notes Refinancing Offer shall be mailed by the Borrower to the Lenders at their addresses set forth in the Register. The PIK Notes Refinancing Offer shall remain open from the time of mailing until the PIK Notes Refinancing Payment Date. The notice shall be accompanied by a copy of the most recent reports furnished pursuant to Section 5.1(a) and Section 5.1(b). The notice shall contain all instructions and materials necessary to enable such Lenders to elect to be prepaid pursuant to the PIK Notes Refinancing Offer.

(c) On the PIK Notes Refinancing Payment Date, the Borrower shall (i) repay all Loans or portions thereof of each Lender that properly elected repayment thereof pursuant to the PIK Notes Refinancing Offer, (ii) pay the PIK Notes Refinancing Payment for each such Loan (or portion thereof) elected to be repaid and (iii) deliver to each such Lender a new Bridge Note equal in principal amount (excluding premiums, if any) to the unpurchased portion of the corresponding Bridge Note surrendered, if any. The Borrower will notify the remaining Lenders of the results of the PIK Notes Refinancing Offer on or as soon as practicable after the PIK Notes Refinancing Payment Date.

Section 4.37 Issuance of Refinancing Securities

Each of the Borrower and its respective Subsidiaries will use their reasonable best efforts, as soon as reasonably practicable upon the request of the Arrangers, to issue and sell the Securities (as defined in the Engagement Letter) or, to the extent agreed with the Arrangers, other Permanent Securities (collectively, the “Refinancing Securities”) in an underwritten offering or private placement and, in connection therewith:

(a) prepare and deliver to the Arrangers as soon as reasonably practicable upon the request of the Arrangers an initial draft of an offering memorandum or offering memoranda for a distribution of the Refinancing Securities containing such information in form and content customary for offerings underwritten by the Arrangers, in its capacity as Arrangers of the Refinancing Securities, of high yield notes in the United States pursuant to Rule 144A under the Securities Act by foreign issuers; and

(b) prepare and deliver to the Arrangers by a date to be agreed (i) audited consolidated financial statements of each of the Borrower and, to the extent Memorex is controlled by the Borrower, Memorex, which shall include audited balance sheets as of the end of the last two fiscal years, audited statements of changes in equity for the last three fiscal years, audited income statements for the last three fiscal years and audited statements of cash flows for the last three fiscal years and shall be accompanied by an audit report and unaudited consolidated pro forma financial statements as is customary for similar transactions, (ii) interim consolidated financial statements of each of the Borrower and, to the extent Memorex is controlled by the Borrower, Memorex (in each case reviewed pursuant to SAS 100), as of and for any interim period following the date of the audited financial statements referred to above (together with the same period in the prior year) (provided, (x) in the case of Memorex, such financial statements need only be prepared and delivered to the extent they would be required to be included in a registration statement filed under the Securities Act with respect to an offering by the Borrower of Refinancing Securities and (y) that such financial statements need not be reconciled to the Accounting Principles and need not contain an audited footnote(s) setting out condensed consolidating financial information in respect of each of the guarantors in accordance with Regulation S-X under the Securities Act) if in the reasonable judgment of the Arrangers a review of such financial statements would be required to obtain a SAS 72 comfort letter (or such other comfort letter reasonably acceptable to the Arrangers) with negative assurances (that is, if the closing of the issuance of the offering occurs more than 135 days after the date of the audited financial statements referred to above) and (iii) consolidated pro forma income statement and balance sheet information of the Borrower (including, to the extent Memorex is controlled by the Borrower, Memorex), together with explanatory footnotes, for the acquisition of Memorex and refinancing and any other relevant matters that have occurred during or subsequent to the most recent fiscal year and the last twelve months; and

(c) to co-operate fully with the Mandated Lead Arrangers and their counsel in connection with, and cause their senior officers, representatives and auditors to be reasonably available for, due diligence and drafting meetings; and

(d) prepare and deliver to the Arrangers by a date to be agreed an updated, complete offering memorandum or offering memoranda for a distribution of the Refinancing Securities containing such information in form and content customary for offerings underwritten by the Arrangers, in its capacity as Arrangers of the Refinancing Securities, of high yield notes in the United States pursuant to Rule 144A under the Securities Act by foreign issuers.

For the avoidance of doubt, it is acknowledged that there is no obligation that the Bridge Borrower High Yield Notes be registered under the Securities Act.

Section 4.38 Marketing of Refinancing Securities

In connection with Section 4.37 and the Engagement Letter, each of the Borrower and its Subsidiaries will use their reasonable best efforts, as soon as practicable upon the request of the Arrangers, to:

(a) prepare materials for, and cause its senior management (including, to the extent Memorex is controlled by the Borrower, Memorex’s Chief Executive Officer and Chief Financial Officer) to participate in, presentations as reasonably requested by the Arrangers to the appropriate rating agencies to obtain ratings for the Refinancing Securities and a corporate rating for the Borrower;

(b) provide all information to the Arrangers and its advisors as the Arrangers shall reasonably request in connection with legal and business due diligence;

(c) cause its senior management (including, to the extent Memorex is controlled by the Borrower, Memorex’s Chief Executive Officer and Chief Financial Officer) to participate in meetings and customary road show presentations for the sale of the Refinancing Securities and other customary marketing efforts, in each case, as reasonably requested by the Arrangers;

(d) upon pricing of any Refinancing Securities, deliver an executed copy of the purchase agreement relating to the Refinancing Securities and on or prior to the issue date of the Refinancing Securities deliver customary closing documents as reasonably requested by the

Arrangers, which shall include, among other things, closing certificates, legal opinions, 10b-5 statements and comfort letters (which shall cover the periods for which financial information is included in the relevant offering memorandum in form and substance reasonably satisfactory to the Arrangers);

(e) list the Refinancing Securities on the London Stock Exchange, the Luxembourg Stock Exchange or the Irish Stock Exchange or such other securities exchange, in each case as the Borrower and the Arrangers may mutually determine; and

(f) reasonably promptly notify the Arrangers (i) of any material change in the Capital Stock or long-term debt of any of the Borrower, any Material Subsidiary or, to the extent Memorex is controlled by the Borrower, Memorex or any of its material subsidiaries or any adverse change, or any development involving a prospective adverse change, in or affecting the general affairs, management, financial position, shareholders’ equity or results of operations of the Borrower, and (ii) if any information furnished by the Borrower, any Material Subsidiary or, to the extent Memorex is controlled by the Borrower, Memorex or any of its material subsidiaries or any of their respective affiliates to the Arrangers in connection with their engagement under the Engagement Letter is or becomes inaccurate, incomplete or misleading in any material respect.

ARTICLE V.

INFORMATION UNDERTAKINGS

Section 5.1 Financial statements

The Borrower shall supply to the Administrative Agent in sufficient copies for all the Lenders:

(a) on the date of the relevant filing with the U.S. Securities and Exchange Commission (or, to the extent HTCC is not subject to Section 13 or 15(d) of the Exchange Act, on the date such relevant filing would have been required to be filed if HTCC were so subject), all annual reports required to be filed with the U.S. Securities and Exchange Commission; provided that the financial statements contained in any such report (and any financial information derived therefrom and contained in such report) may be denominated in U.S. Dollars and provided further that any such report will include, in a footnote, the following condensed consolidating financial information of the Borrower for the same periods covered by such report: total revenue; net profit (loss); cash and cash equivalents; total liabilities; earnings before interest, taxes, depreciation and amortization; capital expenditure; net interest expense; and net cash flow provided by (used in) operating activities; and

(b) (if available or required by law to be prepared) within any statutory time period allowed for the preparation thereof and only if requested by the Administrative Agent, the audited statutory financial statements (consolidated if appropriate) of the Borrower for that Financial Year; and

(c) on the date of the relevant filing with the U.S. Securities and Exchange Commission (or, to the extent HTCC is not subject to Section 13 or 15(d) of the Exchange Act, on the date such relevant filing would have been required to be filed if HTCC were so subject), all quarterly reports required to be filed with the U.S. Securities and Exchange Commission; provided that the financial statements contained in any such report (and any financial information derived therefrom and contained in such report) may be denominated in U.S. Dollars and provided further that any such report will include, in a footnote, the following condensed consolidating financial information of the Borrower for the same periods covered by such report: total revenue; net profit (loss); cash and cash equivalents; total liabilities; earnings before interest, taxes, depreciation and amortization; capital expenditure; net interest expense; and net cash flow provided by (used in) operating activities.

Section 5.2 Requirements as to Accounts

(a) The Borrower shall procure that each set of Accounts delivered by the Borrower pursuant to Section 5.1:

(i) gives (if audited) a true and fair view of, or (if unaudited) fairly presents, the financial condition of the relevant person as at the date to which those Accounts were drawn up and the results of operations for the accounting period then ended; and

(ii) includes a balance sheet, profit and loss account and cashflow statement provided that in respect of any periods ending on or prior to the third Quarter Date after Completion this shall only be required if reflected in the reporting practices of the Group as of the Closing Date.

(b) Where an amount in the Accounts is not denominated in the Base Currency, it shall be converted into the Base Currency at the rates specified in the Agreed Upon Procedures Report.

(c) Each set of Accounts delivered by the Borrower pursuant to Section 5.1:

(i) shall be accompanied by a report by the chief financial officer of the Borrower explaining any material differences in the financial performance of the Borrower and the Group for the period to which the Accounts relate to the projected performance for that period set out in the Budget; and

(ii) other than Accounts described in Section 5.1(b), shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Base Case Model;

unless, in relation to any set of Accounts, the Borrower notifies the Administrative Agent that there has been a change in the Accounting Principles, or the accounting practices and it delivers to the Administrative Agent:

(A) a description of any change necessary for those Accounts to reflect the Accounting Principles, or accounting practices, upon which the Base Case Model were prepared; and

(B) sufficient information, in form and substance as may be reasonably required by the Administrative Agent, to enable the Lenders and to make an accurate comparison between the financial position indicated in those Accounts and the Budget.

(d) If the Borrower notifies the Administrative Agent of a change in accordance with paragraph (c) above or there is a change of its Financial Year end then the Borrower and the Administrative Agent shall enter into negotiations in good faith with a view to agreeing:

(i) whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Credit Agreement; and

(ii) if so, any amendments to this Credit Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and if any amendments are agreed to the satisfaction of the Majority Lenders (acting reasonably) they shall take effect and be binding on each of the Parties in accordance with their terms.

Any reference in this Credit Agreement to any Accounts shall be construed as a reference to those Accounts as adjusted to reflect the basis upon which the Base Case Model or, as the case may be, the Original Financial Statements were prepared.

Section 5.3 Budget

(a) The Borrower shall supply to the Administrative Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event not less than 30 days after the start of each of its Financial Years, an annual Budget for that Financial Year.

(b) Subject to any legal or regulatory restriction, any bona fide party confidentiality undertaking or other bona fide party confidentiality requirement binding on any member of the Group and to any restriction imposed on (i) any member of the Group; (ii) its direct or indirect Holding Company; or (iii) any direct or indirect shareholder of such person (any person falling within any of (i) to (iii), an “Affected Person”) by the rules, legal requirements or other laws of any listing or other authority, any stock exchange or any similar market on which any shares or other securities of any Affected Person are listed, the Borrower shall ensure that each Budget:

(i) includes the key items from the projected consolidated profit and loss account (or equivalent income statement), balance sheet and cash flow statement for the Group (broken down on a quarterly and year to date basis);

(ii) is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to the Accounts; and

(iii) has been approved by the board of directors of the Borrower.

(c) If the Borrower updates or changes the Budget, it shall promptly deliver to the Administrative Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget (which will then become the Budget for the relevant Financial Year of the Borrower for the purposes of this Credit Agreement).

Section 5.4 Presentations

Upon the Administrative Agent’s request (not to be made more than once in every Financial Year), at least two directors of the Borrower (one of whom shall be the chief financial officer) must give a presentation to the Bridge Finance Parties about the on-going business and financial performance of the Group.

Section 5.5 Year-end

The Borrower shall notify the Administrative Agent of a change of its Financial Year.

Section 5.6 Information: miscellaneous

Subject to any legal or regulatory restriction, any bona fide party confidentiality undertaking or other bona fide party confidentiality requirement binding on any member of the Group and to any restriction imposed on (i) any member of the Group; (ii) its direct or indirect Holding Company; or (iii) any direct or indirect shareholder of such person (any person falling within any of (i) to (iii), an “Affected Person”) by the rules, legal requirements or other laws of any listing or other authority, any stock exchange or any similar market on which any shares or other securities of any Affected Person are listed, the Borrower shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests):

(a) at the same time as they are dispatched, copies of all documents dispatched by the Borrower or any other Obligor (other than in the ordinary course of business) to its creditors generally (or any class of them) and of all documents dispatched by Borrower to its shareholders as a matter of mandatory law;

(b) promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which, if adversely determined, would be reasonably likely to have a Material Adverse Effect;

(c) promptly upon receipt, any document that amends, varies, novates, supplements, waives or terminates the Acquisition Documents as furnished to the Administrative Agent under this Credit Agreement;

(d) promptly after any material change in the structure of the Group, a revised Group Structure Chart in the form delivered to the Administrative Agent under Section 4.34 of this Credit Agreement; and

(e) promptly on request, such further information regarding the financial condition, assets and operations of the Group as any Bridge Finance Party through the Administrative Agent may reasonably request.

Section 5.7 Notification of default

(a) The Borrower shall notify the Administrative Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b) Promptly upon request by the Administrative Agent, the Borrower shall supply to the Administrative Agent a certificate signed by its sole director or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

Section 5.8 “Know your customer” checks

(a) If:

(i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Credit Agreement;

(ii) any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Credit Agreement; or

(iii) a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Credit Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Administrative Agent, the Security Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Administrative Agent, the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender), the Security Agent or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, the Security Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b) Each Lender shall promptly upon the request of the Administrative Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent or the Security Agent (for themselves) in order for the Administrative Agent or the Security Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c) The Borrower shall, by not less than 5 Business Days’ prior written notice to the Administrative Agent, notify the Administrative Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to the terms of this Credit Agreement.

(d) Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Administrative Agent, the Security Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Administrative Agent, the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender), the Security Agent or any Lender (for itself or on behalf of any prospective new Lender) in accordance with the relevant person’s general business practices in order for the Administrative Agent, the Security Agent or such Lender or any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Credit Agreement as an Additional Obligor.

ARTICLE VI.

CONDITIONS PRECEDENT

Section 6.1 Initial Conditions Precedent

A Lender will only be obligated to participate in relation to any Utilization if, on or before the Utilization Date for that Bridge Loan, the Administrative Agent has received or is satisfied that it will receive all of the documents and other evidence set out in Part 1 Schedule 2 in form and substance satisfactory to the Administrative Agent (acting reasonably). The Administrative Agent shall notify the Borrower and the relevant Lenders promptly upon being so satisfied.

Section 6.2 Further Conditions Precedent

Subject to the “certain funds” provisions set out in Section 6.3, each Lender will only be obliged to participate in relation to any Utilization if on the date of the Request and on the proposed Utilization Date:

(a) in the case of a Term Loan, no notice of acceleration or cancellation has been given pursuant to Section 8.22 as a result of the occurrence of an Event of Default and, in the case of any other Utilization, no Default is continuing or would result from the proposed Utilization; and

(b) the Repeating Representations that are stipulated to be made by an Obligor on the relevant Utilization Date are true and accurate (in all material respects in the case of Repeating Representations to which a materiality test is not already applied in accordance with their terms).

Section 6.3 Certain Funds Period

Subject to Section 6.1, during the period commencing on the Signing Date and ending on the earlier of (a) the Completion Date and (b) the date that is 240 days after the date of the Acquisition Agreement if the initial Utilization Date has not occurred by that date:

(a) in relation to a Utilization under this Credit Agreement to be made during such periods, the drawstop conditions in this Credit Agreement will apply as if they referred only to Major Representations, Major Undertakings, Major Events of Default and Change of Control; and

(b) subject to the provisions of this Credit Agreement relating to it becoming unlawful for a Lender to perform its obligations or to fund or maintain its participation in any Utilization, no Bridge Finance Party shall:

(i) cancel any of its commitments to the extent to do so would prevent or limit the making of any Utilization;

(ii) rescind, terminate or cancel this Credit Agreement or a Bridge Loan or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of any Utilization;

(iii) refuse to participate in the making of any Utilization;

(iv) exercise any right of set-off or counterclaim in respect of any Utilization; or

(v) cancel, accelerate or cause repayment or prepayment of any amounts owing under this Credit Agreement or under any other Finance Document in respect of any Utilization or where to do so would prevent or limit the making of any Utilization, unless any of the conditions referred to in paragraph (a) above apply.

(c) For the purposes of paragraph (a) above:

(i) “Major Representation” means a representation with respect only to the Borrower and the Major Companies under any of the following Sections contained in ARTICLE III: Section 3.2, Section 3.3, Section 3.4, Section 3.5 or Section 3.8;

(ii) “Major Undertaking” means an undertaking with respect only to the Borrower and the Major Companies under any of the following Sections referred to in ARTICLE IV: Section 4.20, Section 4.22, Section 4.23 and Section 4.26; and

(iii) “Major Event of Default” means with respect only to the Borrower and the Major Companies any Event of Default under any of the following clauses referred to in ARTICLE VIII: Section 8.2, Section 8.3 insofar as it relates to a breach of any Major Undertaking, Section 8.5 insofar as it relates to a breach of any Major Representation, Section 8.6, Section 8.7, Section 8.9, Section 8.11, Section 8.13, Section 8.14, Section 8.15, Section 8.17, Section 8.19 and Section 8.20.

ARTICLE VII.

TRANSFER OF THE LOANS, THE INSTRUMENTS EVIDENCING SUCH LOANS AND THE

EXCHANGE NOTES; REPRESENTATIONS OF LENDERS; PARTICIPATIONS

Section 7.1 Transfer of the Loans

Each Lender will be free to sell or transfer all or any part of the Loans or the instruments evidencing the Loans (including without limitation, participation in the Loans) to any third party and to pledge any or all of the Loans to any commercial bank or other institutional lender, but in compliance with, to the best of its knowledge, applicable laws; provided however, that:

(a) prior to the Completion Date, the Borrower shall have approved such sale, transfer or assignment;

(b) after the Completion Date, and provided that no Event of Default is continuing (in which case no such consultation shall be required), such Lender shall have consulted with the Borrower regarding such sale, transfer or assignment of such Loan or Loans, provided however, that no such consultation will be required in respect of a sale, transfer or assignment of any Term Loans;

(c) until the Initial Maturity Date, the Original Lenders shall continue to hold at least a majority of the outstanding principal amount of the Bridge Loans;

(d) the principal amount so sold, transferred, assigned or pledged is not less than Euro 50,000 or its equivalent in other currencies, or, if the value is lower, the assignee, transferee or pledge qualifies as a professional market party under the terms of the Dutch Financial Supervision Act (Wet op het financieel toezicht); and

(e) the Administrative Agent shall not be required to register the transfer of all or any part of the Loans or the instruments evidencing the Loans until a transfer fee of Euro 1,500 has been remitted to the Administrative Agent in connection with such transfer.

Section 7.2 Transfer of the Exchange Notes

Each Lender acknowledges that none of the Exchange Notes have been registered under the Securities Act and represents and agrees that it may only acquire Exchange Notes for its own account and that it will not, directly or indirectly, transfer, sell, assign, pledge or otherwise dispose of the Exchange Notes (or any interest therein) unless such transfer, sale, assignment, pledge or other disposition is made (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to an available exemption from registration under, and otherwise in compliance with, the Securities Act. Each of the Lenders acknowledges that the Exchange Notes will bear a legend restricting the transfer thereof in accordance with the Securities Act.

Subject to the provisions of the previous paragraph, the Borrower and each Guarantor agrees that, with the consent of the Administrative Agent, each Lender will be free to sell or transfer all or any part of the Exchange Notes to any third party in compliance, to the best of its knowledge, with applicable laws and to pledge any or all of the Exchange Notes to any commercial bank or other institutional lender.

Section 7.3 Permitted Assignments

Any Lender may, in the ordinary course of its business and in accordance, to the best of its knowledge, with applicable law, and in accordance with the transfer requirements of Section 7.1, Section 7.2 and Section 7.5 at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations hereunder and under the Bridge Finance Documents. Such assignment shall be made pursuant to an Assignment and Acceptance substantially in the form of Exhibit A or in such other form as may be agreed to by the parties thereto.

Section 7.4 Permitted Participants; Effect

(a) Any Lender may, in the ordinary course of its business and in accordance with applicable law and Section 7.5, at any time sell to one or more banks, funds or other persons (“Participants”) participating interests in any Loan owing to such Lender, any Bridge Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Bridge Finance Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Bridge Finance Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Bridge Finance Documents, all amounts payable by the Borrower under this Credit Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Bridge Finance Documents.

(b) Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Bridge Finance Documents other than any amendment, modification or waiver with respect to any Loan or

Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, extends the Maturity Date, postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees on, any such Loan or Commitment or releases any guarantor of any such Loan or releases all or substantially all of the collateral, if any, securing any such Loan.

(c) The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 2.11 in respect of its participating interest in amounts owing under the Bridge Finance Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Bridge Finance Documents, provided that each Lender shall retain the right of setoff provided in Section 2.11 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 2.11, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 2.11 as if each Participant were a Lender.

(d) The Borrower agrees that each Participant shall be deemed to have the rights provided in Section 2.10 in respect of its participating interest in amounts owing under the Bridge Finance Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Bridge Finance Documents, provided that a Participant shall not be entitled to receive any greater payment under Section 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

Section 7.5 Dissemination of Information

The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other person acquiring an interest in the Bridge Finance Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries.

Section 7.6 Replacement Securities upon Transfer or Exchange

Upon surrender of any Exchange Notes by any Lender in connection with any permitted transfer or exchange, the Borrower will execute and deliver in exchange therefore a new Exchange Note or Exchange Notes of the same aggregate tenor and principal amount, payable to the order of such persons and in such denominations as such Lender may request. The Borrower may require payment by such Lender of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer.

Section 7.7 Register

The Administrative Agent shall, on behalf of the Borrower, maintain a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment and the principal amount of the Loans owing to each Lender from time to time, and any interest due and payable with respect thereto. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Lender and the Administrative Agent shall treat each person whose name is recorded in the Register as the owner of the Loans for all purposes of this Credit Agreement. Notwithstanding anything to the contrary, any assignment of any Loan shall be effective only upon appropriate entries with respect thereto being made in the Register. The Administrative Agent will allow any Lender to inspect those sections of the Register relating to such Lender’s Commitment and copy such sections of the Register at the Administrative Agent’s principal place of business during normal business hours not otherwise provided for herein.

Section 7.8 Promissory Note

(a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made to it by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 7.7 and shall, if requested by such Lender, also be evidenced by a Bridge Note substantially in the form of Exhibit B-1 with blanks appropriately completed in conformity herewith.

(b) The Bridge Note issued to each Lender with a Loan Commitment or with outstanding Loans shall (i) be executed by the Borrower and each Guarantor, (ii) be payable to such Lender or its registered assigns and be dated the Completion Date (or, if issued after the Completion Date, the date of the issuance thereof), (iii) be in a stated principal amount equal to the Loans made by such Lender on the Completion Date (or, if issued after Completion Date, be in a stated principal amount equal to the outstanding principal amount of Loans of such Lender at such time) and be payable in the outstanding principal amount of Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.4 in respect of the Loans evidenced thereby, (vi) be subject to optional repayment as provided in Section 2.6, mandatory repayment as provided in Section 2.5, (vii) reflect the currency of the Loan, and (viii) be entitled to the benefits of, and subject to all the conditions of, this Credit Agreement and the other relevant Bridge Finance Documents (including payments of any other amounts).

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.1 Events of Default

Each of the events or circumstances set out in Section 8.2 to Section 8.21, inclusive, is an Event of Default (whether or not caused by any reason outside the control of any member of the Parent Group).

Section 8.2 Non-payment

Any amount due and payable under any Finance Document is not paid on the due date in the currency and manner stipulated in the relevant Finance Document unless its failure to pay is caused by administrative or technical errors and payment is made promptly and in any event within 3 Business Days.

Section 8.3 Breach of certain obligations

The Borrower commits any breach of any of the undertakings contained in (i) Section 4.34, Section 4.17(a)(i)-(ii), Section 4.3(a), Section 4.4, Section 4.19, Section 4.20, Section 4.21, Section 4.22, Section 4.23, Section 4.25, Section 4.26, Section 4.28, Section 4.29, Section 4.31, Section 4.32(a)-(b) and Section 4.32(d) or (ii) the Engagement Letter.

Section 8.4 Breach of other obligations

Any member of the Parent Group or any other Security Provider commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by them under the Finance Documents (other than failure to pay any sum when due or any breach of the undertakings referred to in Section 8.3 above) and, if such breach or omission is capable of remedy, (i) in respect of Section 5.1 such documentation is either not delivered to the Lenders within 5 Business Days of the Administrative Agent notifying the Borrower or the breach is not remedied within 28 days of the Administrative Agent notifying the Parent of such default and (ii) in all other circumstances (other than failure to pay any sum when due or any breach of Section 5.1 or any breach of the undertakings referred to in Section 8.3 above), the breach or omission is not remedied within 28 days of the Administrative Agent notifying the Borrower of such default.

Section 8.5 Misrepresentation

Any representation or warranty made or deemed to be made or repeated by or in respect of any member of the Parent Group in or pursuant to the Finance Documents or in any notice, certificate or statement referred to in or delivered under the Finance Documents is or proves to have been incorrect or misleading in any material respect on the date on which it was made or deemed to be made or repeated.

Section 8.6 Challenge to security

Any Transaction Security Document is not or ceases to be effective (save as a result of a Lender transferring all or any part of its Commitment) otherwise than in accordance with Section 7 or any member of the Parent Group shall in any way challenge, or any proceedings shall in any way be brought to challenge (and in the case of a proceeding brought by someone other than any member of the Parent Group shall continue unstayed for 21 days) (unless the Administrative Agent is satisfied that such proceedings are frivolous and vexatious) the prior status of the encumbrances created by the Transaction Security Documents or the validity or enforceability of the Transaction Security Documents Provided that the creation or existence of the Permitted Encumbrances shall not be deemed to be a challenge to the prior status of such encumbrances for the purposes of this Section 8.6.

Section 8.7 Cross-default

(a) Any Borrowed Money of any member of the Parent Group (other than Borrowed Money under any Finance Document) which, in aggregate and including for these purposes any Borrowed Money referred to in Section 8.7 (b) and (c) below and any amount referred to in Section 8.8 exceeds Euro 5,000,000 or its equivalent is not paid when due (or within any applicable grace period expressly contained in the agreement relating to such Borrowed Money in its original terms) or becomes due and payable prior to the date when it would otherwise have become due; or

(b) Any creditor of any member of the Parent Group declares any such Borrowed Money in excess of Euro 5,000,000 or its equivalent in aggregate due and payable by reason of a default prior to the date when it would otherwise have become due; or

(c) Any creditor of any member of the Parent Group becomes entitled to declare any such Borrowed Money in excess of Euro 5,000,000 or its equivalent in aggregate due and payable prior to the date when it would otherwise have become due save where such creditor is a supplier of goods or services to the relevant member of the Parent Group and any such entitlement is being contested in good faith by such member of the Parent Group.

Section 8.8 Hedging Default

Any member of the Group fails to make payment of an aggregate amount in excess of Euro 2,500,000 or its equivalent in respect of any interest rate or currency swap or other hedging arrangements entered into by it or commits any breach or an event entitling the relevant counterparty to terminate such swap or other hedging arrangements (howsoever described).

Section 8.9 Appointment of receivers and managers

(a) Any administrative or other receiver is appointed of the Parent or any member of the Material Group or any part of its assets and/or undertakings,

(b) Any legal proceedings are taken to enforce any Encumbrance created by or under the Existing High Yield Security Documents or the Existing FRN Security Documents; or

(c) Any other legal proceedings are taken which are not irrevocably discharged or withdrawn within 28 days of the commencement thereof to enforce any Encumbrance over all or any part of the assets of any member of the Material Group.

Section 8.10 HTCC, Parent and intervening Holding Companies

(a) Any member of the HTCC Group (other than a Subsidiary which is a member of the Parent Group) undertakes or engages in any business activity other than:

(i) acting as an indirect Holding Company of the Borrower including all activities incidental to its role as a Holding Company (including the retention of professional advisors as needed), issuing Capital Stock (solely in the case of HTCC) and, if applicable, activities reasonably relating to being a public listed company;

(ii) incurring payment-in-kind debt (and pledging its assets as security therefor), provided that the Borrower determines (such determination to be evidenced by a certificate of the Borrower signed by an Authorized Officer) that the incurrence of such debt will not materially affect either the Borrower’s ability to make principal or interest payments under this Credit Agreement or the Borrower’s ability to make principal or interest payments on the Existing FRN Bonds or the Existing High Yield Notes as and when they come due; and

(iii) other activities not specifically enumerated in clauses (i) and (ii) above that are de minimis in nature.

(b) For the purposes of this Section 8.10, “Capital Stock” means with respect to any person, any and all shares, interests, partnership interests (whether general or limited), participations, rights in or other equivalents (however designated) of such person’s equity, any other interest or participation that confers the right to receive a share of the profits and losses, or distributions of assets of, such person and any rights (other than debt securities convertible into or exchangeable for Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock, whether now outstanding or issued after the date this Credit Agreement.

Section 8.11 Insolvency

(a) Either the Parent or any member of the Material Group which is domiciled or which has a branch office in the Netherlands is declared bankrupt (in staat van faillissement verklaard) or enters into a preliminary or definitive moratorium (in voorlopige of definitive surseance van betaling gaan) pursuant to the Dutch Bankruptcy Act (Faillissementswet); or

(b) Either the Parent or any member of the Material Group which is domiciled or which has a branch office in the Netherlands Antilles is declared bankrupt (in staat van faillissement verklaard) or enters into a preliminary or definitive moratorium (in voorlopige of definitive surseance van betaling gaan) pursuant to the Netherlands Antilles Bankruptcy Decree (Faillissementsbesluit); or

(c) Either the Parent or any member of the Material Group which is domiciled or which has a branch office in Hungary is deemed insolvent, or liquidation proceedings are initiated against it (not being proceedings which the Parent or relevant member of the Material Group can demonstrate to the satisfaction of the Administrative Agent, by promptly as soon as it becomes aware of such proceedings providing an opinion of Hungarian counsel (acceptable to the Administrative Agent (acting reasonably)) to that effect, are frivolous, vexatious or an abuse of process of the court or relate to a claim to which the Parent or relevant member of the Material Group has a good defense and which are being vigorously contested by the Parent or relevant member of the Material Group and such proceedings are not discharged or stayed within 90 days) or a liquidation order against the Parent or relevant member of the Material Group is made pursuant to the Hungarian Act on Bankruptcy Proceedings, Liquidation Proceedings and Final Accounting.

Section 8.12 Legal process

(a) Any judgment or order for an amount in excess of Euro 2,000,000 or its equivalent is made against the Parent or any member of the Material Group and is not stayed or complied with within 28 days (unless any such judgments and/or orders are for an amount, in aggregate, which is less than Euro 5,000,000 and the same are being appealed by such member of the Parent Group in good faith by all appropriate proceedings); or

(b) A creditor attaches or takes possession of, or a distress, execution, sequestration, diligence or other process is levied or enforced upon or sued out against, any material part of the undertaking, assets, rights or revenues of the Parent or any member of the Material Group and is not discharged within 28 days.

Section 8.13 Compositions

(a) Either the Parent or any member of the Material Group which is domiciled or which has a branch office in Hungary, initiates a moratorium for the purpose of concluding a composition with its creditors or makes an attempt to conclude a composition with its creditors; or

(b) Any steps are taken or negotiations commenced, by the Parent or any member of the Material Group or by their respective creditors with a view to proposing any kind of composition, compromise or arrangement involving such company and any group or class of its creditors generally.

Section 8.14 Winding-up

Any petition is presented and is not discharged within 14 days or other step is taken for the purpose of winding up the Parent or any member of the Material Group (not being a petition which the

Parent or the relevant member of the Material Group can demonstrate to the satisfaction of the Administrative Agent, by providing an opinion of Hungarian counsel (acceptable to the Administrative Agent (acting reasonably)) to that effect, is frivolous, vexatious or an abuse of the process of the court or relates to a claim to which the Parent or the relevant member of the Material Group has a good defense and which is being vigorously contested by the relevant member of the Material Group) or an order is made or resolution passed for the winding up of any member of the Parent or the Material Group or a notice is issued convening a meeting for the purpose of passing any such resolution other than for the purpose of an amalgamation or reconstruction previously approved in writing by the Administrative Agent (acting on the instructions of the Majority Lenders).

Section 8.15 Analogous proceedings

There occurs, in relation to the Parent or any member of the Material Group in any country or territory in which any of them carries on business or to the jurisdiction of which courts any part of their respective assets is subject, any event which corresponds with, or has an effect equivalent or similar to, any of those mentioned in Section 8.9 to Section 8.14 inclusive or the Parent or any member of the Material Group (subject always to equivalent grace periods as are referred to in such clauses being exceeded) otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation.

Section 8.16 Principal Agreements

(a) Any Principal Agreement is terminated, suspended, revoked or cancelled or otherwise ceases to be in full force and effect and such termination, suspension, revocation or cancellation would be likely to have a Material Adverse Effect unless services of a similar nature to those provided pursuant to such Principal Agreement are at all times provided to the Group on similar commercial terms or on terms no less beneficial to the relevant member of the Group; or

(b) Any alteration or variation is made to any term of any Principal Agreement which would or is reasonably likely to have a Material Adverse Effect; or

(c) Any member of the Group breaches any term of or repudiates any of its obligations under any of the Principal Agreements where such breach or repudiation would or is reasonably likely to have a Material Adverse Effect.

Section 8.17 Unlawfulness

It becomes unlawful at any time for the Borrower, any Obligor or any Security Provider to perform any of their respective material (in the opinion of the Majority Lenders (acting reasonably)) obligations under the Finance Documents.

Section 8.18 Telecommunications Laws

The Borrower, any Obligor or Security Provider fails to comply in any respect with any term or condition of any Telecommunications Law where such non-compliance would or is reasonably likely to have a Material Adverse Effect.

Section 8.19 Repudiation

The Borrower, any Obligor or Security Provider repudiates any Finance Document to which it is a party or evidences an intention to repudiate any such Finance Document.

Section 8.20 Seizure

All or a material part of the undertakings, assets, rights or revenues of or shares or other ownership interests in the Material Group (taken as a whole) are seized, nationalized, expropriated or compulsorily acquired by or under the authority of any government.

Section 8.21 Material events

(a) Any other event occurs or circumstances arise which would or is reasonably likely to have a Material Adverse Effect; or

(b) The Parent has any direct or indirect interest in the share capital of any body corporate other than as set out in the Group Structure Chart delivered pursuant to Schedule 2 of this Credit Agreement.

Section 8.22 Acceleration

Subject to the “certain funds” provisions set out in Section 6.3, at any time after the happening of any Event of Default, so long as the same is continuing, the Administrative Agent may, and if so requested by the Majority Lenders shall, without prejudice to any other rights of the Lenders, by notice to the Borrower declare that:

(a) the obligation of each Lender to make its Commitment shall be terminated, whereupon the Commitments shall be reduced to zero forthwith; and/or

(b) all or part of the Loans and all interest and commitment commission accrued and all other sums payable under the Finance Documents have become due and payable by the Borrower, whereupon the same shall, immediately, or on demand or otherwise in accordance with the terms of such notice, become due and payable; and/or

(c) the Transaction Security Documents (or any of them) have become enforceable (in whole or in part) whereupon the same shall be enforceable.

Section 8.23 Demand basis

If, pursuant to Section 8.22(a), the Administrative Agent declares all or part of the Loans to be due and payable on demand then, at any time thereafter, the Administrative Agent may (and, if so instructed by the Majority Lenders, shall) by written notice to the Borrower, copied to the Parent) call for repayment of all or part of the Loans by the Borrower on such date as may be specified in such notice whereupon the relevant part of the relevant Loans shall become due and payable by the Borrower on the date so specified together with all interest and commitment commission accrued and all other sums payable under the Finance Document.

Section 8.24 Clean-Up

(a) Notwithstanding any other provision of any Finance Document for the duration of the period from the Completion Date until the Clean-Up Date:

(i) any breach of a Major Representation or a Major Undertaking; or

(ii) any Event of Default constituting a Major Event of Default under Section 8.3 and 8.5 (to the extent that it constitutes a breach of a Major Representation or Major Undertaking),

will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default (as the case may be) if:

(A) it would have been (if it were not for this provision) a breach of representation or warranty, a breach of contract or an Event of Default only by reason of circumstances relating to Memorex and its Subsidiaries (or any obligation to procure or ensure in relation to Memorex or its Subsidiaries);

(B) it is capable of remedy or otherwise being addressed in a manner likely to be satisfactory to the Lenders and reasonable steps are being taken to remedy it;

(C) the circumstances giving rise to it have not been procured by or expressly approved by a member of the Group; and

(D) it does not have or could not reasonably be expected to have, prior to the Clean-Up Date, a Material Adverse Effect.

(b) If the relevant circumstances are continuing on or after the Clean-Up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Bridge Finance Parties).

Section 8.25 Rights and Remedies Cumulative

No right or remedy herein conferred upon or reserved to the Lenders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other appropriate right or remedy.

Section 8.26 Delay or Omission Not Waiver

No delay or omission by any Lender to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this ARTICLE VIII or by law to the Lenders may be exercised from time to time, and as often as may be deemed expedient, by the Lenders.

Section 8.27 Waiver of Past Defaults

Subject to Section 14.3, the Majority Lenders by written notice to the Borrower may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

Section 8.28 Rights of Lenders to Receive Payment

Notwithstanding anything to the contrary contained in this Credit Agreement, the right of any Lender to receive payment of principal of, premium, if any, and interest on the Loans and Bridge Notes held by such Lender, on or after the respective due dates expressed in this Credit Agreement or the Bridge Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Lender.

ARTICLE IX.

TERMINATION

Section 9.1 Termination

The Lenders, by notice to the Borrower, may terminate this Credit Agreement (and all other obligations hereunder) at any time after the earlier of (a) the date on which it becomes impossible to satisfy any condition precedent not waived hereunder and (b) March 31, 2008 if the initial Utilization Date has not occurred by that date.

Section 9.2 Survival of Certain Provisions

If this Credit Agreement is terminated pursuant to this ARTICLE IX, such termination shall be without liability of any party to any other party, except that, whether or not the transactions contemplated by this Credit Agreement are consummated, (a) the Obligations of the Borrower and the Guarantors to reimburse the Lenders for all of their out-of-pocket expenses pursuant to Section 14.1, the Fee Letter and the Engagement Letter and (b) the indemnity provisions contained in ARTICLE XII shall, in each case, remain operative and in full force and effect.

ARTICLE X.

GUARANTEE

Section 10.1 The Guarantees

(a) Subject to the limitations set forth in Section 10.2 upon execution of this Credit Agreement or by acceding to this Credit Agreement pursuant to Section 10.5, each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest, fees and premium (if any) on the Loans and the Bridge Notes, and the full and punctual payment of all other Obligations of the Borrower under this Credit Agreement, the Bridge Notes and the other Bridge Finance Documents (other than Obligations under the Exchange Notes and the Exchange Notes Indenture), including all reasonable costs of collection and enforcement thereof and interest thereon which would be owing by the Borrower but for the effect of any Bankruptcy Law (collectively, the “Guaranteed Obligations”). Each Guarantor understands, agrees and confirms that each of the Lenders may enforce these Guarantees up to the full amount guaranteed by each Guarantor hereunder against each Guarantor without proceeding against any other obligor or against any security for the Guaranteed Obligations. All payments made by each Guarantor under this Guarantee shall be paid at the place and in the manner specified in Section 2.9. Each Guarantor agrees that this is a continuing Guarantee of payment and not merely a Guarantee of collection.

(b) The obligations of each Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, compromise, waiver or release in respect of any Obligation of the Borrower under this Credit Agreement, the Bridge Notes or any other Bridge Finance Document, by operation of law or otherwise;

(ii) any modification or amendment of or supplement to this Credit Agreement, the Bridge Notes or any of the other Bridge Finance Documents;

(iii) any release, non-perfection or invalidity of any direct or indirect security for, or any other person’s guarantee of, any of the Guaranteed Obligations;

(iv) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of the Borrower’s Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any obligor or any of their respective assets or any resulting release or discharge of any Obligation of the Borrower contained in the Bridge Finance Documents;

(v) the existence of any claim, set-off or other rights which any obligor may have at any time against the Borrower or any other person, whether in connection herewith or with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi) any invalidity or unenforceability relating to or against the Borrower for any reason of this Credit Agreement, the Bridge Notes or any other Bridge Finance Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower of the principal of, interest, premium or fees on the Loans or any other amount payable by the Borrower under this Credit Agreement, the Bridge Notes or any of the other Bridge Finance Documents; or

(vii) any other act or omission to act or delay of any kind by the Borrower or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of Guaranteed Obligations hereunder.

(c) Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Borrower, any right to require a proceeding first against the Borrower or another obligor, protest, notice and all demands whatsoever and covenants that, subject to this ARTICLE X, this Guarantee shall not be discharged except by complete payment and performance of all Guaranteed Obligations.

(d) If any Lender is required by any court or otherwise to return to the Borrower or any Guarantor, or any Custodian for the Borrower or any of the other obligors or their respective assets, any amount paid to any Lender, this Guarantee, to the extent of the amount so returned, shall be reinstated in full force and effect.

(e) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Lenders in respect of any Guaranteed Obligations until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that (i) the maturity of the Guaranteed Obligations may be accelerated as provided in Section 8.22 notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided Section 8.22, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee.

Section 10.2 Limitation on Liability

(a) Each Guarantor and, by making any Loan hereunder or becoming a party hereto, each Lender, hereby confirms that it is the intention of all such parties that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of any provision of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar law to the extent applicable to this Guarantee. To effectuate the foregoing intention, the Lenders and the Obligors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any Guarantor in respect of the obligation of such Guarantor under this ARTICLE XII that are relevant under such laws, result in the obligation of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance or otherwise being voidable under such laws.

(b) Guarantee Limitations of Austrian Guarantors

(i) None of the obligations of any Austrian Guarantor as Guarantor pursuant to this Credit Agreement shall be construed to create any obligation on an Austrian Guarantor to act in violation of mandatory Austrian Capital Maintenance Rules (Kapitalerhaltungsvorschriften) (including any applicable rules on financial assistance) pursuant to Austrian company law (“Austrian Capital Maintenance Rules”), including without limitation Section 82 of the Austrian Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung) and Section 52 of the Austrian Act on Stock Corporations (Aktiengesetz), and all obligations of each Austrian Guarantor under this Credit Agreement shall be limited in accordance with Austrian Capital Maintenance Rules. In the event that any obligation of an Austrian Guarantor under this Credit Agreement infringes or contradicts Austrian Capital Maintenance Rules and is therefore held invalid or unenforceable, such obligation shall be deemed to be replaced by an obligation of a similar nature which is in compliance with Austrian Capital Maintenance Rules and which provides the best possible security interest in favor of the Finance Parties and, if required by Austrian Capital Maintenance Rules, the amount payable by such Austrian Guarantor under this Credit Agreement shall be reduced to such amount which is permitted pursuant to Austrian Capital Maintenance Rules. For the avoidance of doubt, it is noted that the Austrian Capital Maintenance Rules do not prevent or restrain an Austrian Guarantor from guaranteeing or providing security for the obligations of its direct or indirect subsidiaries.

(ii) Notwithstanding any term or provision of this ARTICLE X or any other term or provision in this Credit Agreement or any other Finance Document, any guarantee or indemnity given by an Austrian Guarantor is meant as and is to be interpreted as an abstract guarantee agreement (abstrakter Garantievertrag) and not as surety (Bürgschaft) or joint obligation as a borrower (Mitschuldnerschaft) and the Austrian Guarantor undertakes to pay the amounts due under or pursuant to this guarantee unconditionally, irrevocably, upon first demand and without raising any defenses (unbedingt, unwiderruflich, auf erste Anforderung und unter Verzicht auf alle Einwendungen).

(iii) Each Austrian Guarantor agrees that the benefit of this guarantee shall be transferred and shall remain in full legal effect when a Lender seeks to transfer all or any of its rights and obligations under the Finance Documents by assignment or by novation to any third party pursuant to ARTICLE VII.

(c) The obligations of each Romanian Guarantor to guarantee the Guaranteed Obligations will be applicable only to the extent, and be limited to the maximum amount permitted by the applicable law so that, the entry by a Romanian Guarantor into this Credit Agreement, any applicable Transaction Security Documents and the other Bridge Finance Documents and the creation of the Security Interest pursuant to the relevant Transaction Security Documents do not qualify as a breach of the legal requirements relating to corporate benefit (legal capacity and underlying cause of an agreement) as conditions for the validity of agreements entered into by a Romanian company (including Article 34 of Decree 31/1954) and do not fall within the scope of Article 272 (2) and (3) of the Romanian Companies Law 31/1990.

Section 10.3 Stay of Acceleration

In the event that acceleration of the time for payment of any Guaranteed Obligation is stayed upon insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Credit Agreement and the Bridge Notes shall nonetheless by payable by the Guarantors forthwith on demand by any Lender.

Section 10.4 Further Guarantee Provisions

The Guaranteed Obligations of each Guarantor under Section 10.1:

(a) are a continuing guarantee and will extend to the ultimate balance of all amounts payable by each Obligor in respect of the Guaranteed Obligations under any Bridge Finance Document, regardless of any intermediate payment or discharge in whole or in part;

(b) are in addition to and are not in any way prejudiced by any other security now or subsequently held by any Affected Party; and

(c) are subject to any limitation on the amount guaranteed which is contained in the Accession Document by which that Guarantor becomes a Guarantor and as set out in Section 10.2.

Section 10.5 Additional Guarantors

(a) The Borrower must notify the Administrative Agent (which must promptly notify the Lenders) of its intention to request Memorex or one of its wholly-owned Subsidiaries to become an Additional Guarantor.

(b) The Borrower must ensure that (i) except for Euroweb Romania, any person that is a Guarantor under the Senior Credit Agreement on or before the Completion Date also is a Guarantor under this Credit Agreement, and (ii) within 90 days of the Completion Date, Euroweb Romania becomes an Additional Guarantor under this Credit Agreement. Furthermore, the Borrower must ensure that any person that becomes or is required to become a Guarantor under the Senior Finance Documents or this Credit Agreement supplies to the Administrative Agent all of the documents and evidence set out in Part 2 of Schedule 2 in form and substance satisfactory to it.

(c) The relevant Subsidiary will become an Additional Guarantor on the date of the Accession Document substantially in the form of Exhibit C executed by it.

(d) Delivery of an Accession Document in respect of an Additional Guarantor, executed by the relevant Subsidiary and the Borrower, to the Administrative Agent constitutes confirmation by that Subsidiary and the Borrower that the Repeating Representations are then correct.

(e) Each member of the Group must promptly give the Administrative Agent all assistance it reasonably requires in relation to the guarantees and security to be granted pursuant to this Credit Agreement including promptly answering all reasonable questions and requisitions of the Administrative Agent and its advisors in relation to the assets of the Group.

Section 10.6 Release of Guarantors

Subject to the terms of the Intercreditor Deed, the Guarantee of a Guarantor will be released:

(a) upon the full and final payment and performance of all Obligations of the Borrower and Guarantors under the Loans and this Credit Agreement;

(b) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to or the merger, consolidation or amalgamation of such Guarantor with a person that is not (either before or after giving effect to such transaction) a Subsidiary of the Borrower, if the sale, disposition or other such transaction complies with the applicable provisions of this Credit Agreement, including without limitation Section 4.22 and Section 2.5;

(c) in connection with any sale of all of the Capital Stock of that Guarantor to a person that is not (either before or after giving effect to such transaction) a Subsidiary of the Borrower, if the sale complies with the applicable provisions of this agreement, including without limitation Section 4.22 and Section 2.5;

(d) if there is any security enforcement or sale of any of the Guarantors or any of their Holding Companies outside the Group in compliance with the Intercreditor Deed.

Notwithstanding the foregoing, the Guarantee of the Borrower will only be released upon the full and final payment and performance of all Obligations of the Borrower under the Loans and this Credit Agreement. Any Guarantor not released from its Obligations under its Guarantee shall remain liable for the full amount of principal of and premium, interest and Mandatory Cost, if any, on the Loans and for the other Obligations of any Guarantor under this Credit Agreement as provided in this ARTICLE X.

ARTICLE XI.

SECURITY

Section 11.1 Security Documents

The due and punctual payment of the principal of and premium, interest and Mandatory Cost, if any, on the Loans and Guarantees when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, repayment or otherwise, and interest on the overdue principal of and interest and Mandatory Cost (to the extent permitted by law), if any, on the Loans and the Guarantees and performance of all other obligations of the Borrower and the Guarantors to the Lenders under Bridge Finance Documents according to the terms hereunder or thereunder, are secured as provided in the Transaction Security Documents and the Intercreditor Deed which the Borrower and the Guarantors either have entered or will enter into in connection with the execution of this Credit Agreement. Each Lender consents and agrees to the terms of the Transaction Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral and authorizing the Security Agent to enter into any Transaction Security Document on its behalf) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Administrative Agent and the Security Agent, as the case may be, to enter into the Transaction Security Documents and the Intercreditor Deed and to perform its obligations and exercise its rights thereunder in accordance therewith. The Borrower will deliver to the Lenders copies of all documents delivered to the Security Agent pursuant to the Transaction Security Documents, and the Borrower and each Guarantor will, and will cause each of its Subsidiaries to, do or cause to be done all such acts and things as may be required, or which the Security Agent from time to time may reasonably request, to assure and confirm to the Lenders that the Security Agent holds, for the benefit of the Lenders, duly created, enforceable and perfected Security Interests as contemplated hereby, by the Transaction Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Credit Agreement and of the Loans and Guarantees secured hereby, according to the intent and purposes herein expressed. The Borrower and the Guarantors will each take, and will cause its respective Subsidiaries to take, upon request of the Administrative Agent, any and all actions reasonably required to cause the Transaction Security Documents to create and maintain, as security for the Obligations of the Borrower and the Guarantors hereunder, a valid and enforceable perfected Security Interest ranking as specified in the relevant Transaction Security Document and Intercreditor Deed in and on the relevant Collateral in favor of the Security Agent for the benefit of the Lenders and subject to no other Security Interests other than the Security Interests created by the relevant Transaction Security Documents or otherwise contemplated by a Senior Finance Document or the Intercreditor Deed. Any Security Interest created by a Transaction Security Document for the benefit of the Lenders shall survive, and continue in effect upon, the transfer of the Loans to another person who becomes a Lender hereunder (unless otherwise released or terminated in accordance with the terms hereof or thereof).

Section 11.2 Release of Security Interest

Collateral shall be released from a Security Interest and security interests created by the Transaction Security Documents in accordance with the provisions of the Transaction Security Documents, the Intercreditor Deed or this Credit Agreement. Without prejudice to the foregoing, in addition, and subject to the terms and conditions of the relevant Transaction Security Documents, the Security Agent shall, at the request of the Borrower upon having provided the Security Agent an Officers’ Certificate certifying compliance with this Section 11.2 and stating whether or not such release is in connection with an Asset Sale (at the sole cost and expense of the Borrower), authorize the release of such Collateral from the security created by the Transaction Security Documents that is sold, conveyed or disposed of in compliance with the provisions of this Credit Agreement (i) upon the full and final payment and performance of all Obligations of the Borrower and the Guarantors under this Credit Agreement and the Loans; (ii) in connection with any sale or other disposition of all of the Capital Stock of such Guarantor or all of the assets of such Guarantor, if the sale or other disposition complies with the applicable provisions of this Credit Agreement, including without limitation Section 4.22; or (iii) with respect to the Collateral of a Guarantor, if there is any disposal outside the Group and the disposal complies with the Intercreditor Deed; provided, that if such sale, conveyance or disposition constitutes an Asset Sale, the Borrower and the Guarantors will apply the Net Proceeds in accordance with Section 2.5.

Upon receipt of such Officers’ Certificate and subject to the terms and conditions of the relevant Transaction Security Documents and Intercreditor Deed, the Security Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Credit Agreement or the Transaction Security Documents and the Intercreditor Deed.

Any Collateral granted pursuant to a share pledge by a pledgor other than the Borrower or a Guarantor shall be released as provided in the Intercreditor Deed and the relevant Transaction Security Document.

Section 11.3 Further Action

Upon the terms and subject to the conditions of this Credit Agreement and the Transaction Security Documents, the Borrower and each Guarantor shall use its respective best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the security over the Collateral as contemplated by the Transaction Security Documents, including, without limitation, (i) cooperating in the preparation of any required filings under the Transaction Security Documents, (ii) using best efforts to make all required filings, notifications, releases and applications and to obtain licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Borrower and the Guarantors as are necessary for the grants of security contemplated by this Credit Agreement and the Transaction Security Documents and to fulfill the conditions of the Transaction Security Documents including, without limitation, delivery of title deeds, share certificates and all other documents of title relating to the Collateral secured by the Transaction Security Documents in the manner as provided for in the Transaction Security Documents related thereto and as dated as of the date hereof to which the Guarantors are a party, (iii) taking any and all action to perfect the security over the Collateral as contemplated by this Credit Agreement and the Transaction Security Documents, (iv) cooperating in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by any person, in connection with the granting of security over the Collateral, (v) keeping the Administrative Agent and Security Agent informed in all material respects of any material communication received by the Borrower or any Guarantor from, or given by them to, any governmental authority or any other person regarding any matters contemplated by the Transaction Security Documents or with respect to the Collateral, and (vi) permitting the Administrative Agent and Security Agent to review any material communication given by the Borrower or any Guarantor to any such governmental authority or any other person.

Section 11.4 Co-Security Agent

(a) The Security Agent may appoint a co-security agent in any jurisdiction outside the United Kingdom:

(i) if the Security Agent considers that without the appointment the interests of the Lenders under the Bridge Finance Documents might be materially and adversely affected;

(ii) for the purpose of complying with any law, regulation or other condition in any jurisdiction; or

(iii) for the purpose of obtaining or enforcing a judgment or enforcing any Bridge Finance Document in any jurisdiction.

(b) Any appointment under (a) will only be effective if the co-security agent confirms to the Security Agent and the Borrower in form and substance satisfactory to the Security Agent that it is bound by the terms of this Credit Agreement as if it were the Security Agent.

(c) Any co-security agent appointed pursuant to this Section 11.4 will benefit from the same protections and have the same rights as the Security Agent under this Credit Agreement.

(d) The Security Agent may remove any co-security agent appointed by it and may appoint a new co-security agent in its place.

(e) Neither the Security Agent nor any co-security agent shall be responsible for the actions of the other party pursuant to the terms of this Credit Agreement.

(f) The Borrower or any Guarantor must pay to the Security Agent any reasonable remuneration paid by the Security Agent to any co-security agent appointed by it, together with any related costs and expenses properly incurred by the co-security agent.

ARTICLE XII.

INDEMNITY

Section 12.1 Indemnification

The Obligors (each an “Indemnifying Party” and, collectively, the “Indemnifying Parties”) jointly and severally agree to indemnify and hold harmless each Bridge Finance Party, each receiver appointed under any Transaction Security Document and their respective controlling persons and Affected Parties and each director, officer, employee, affiliate, agent and delegates thereof (each an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject relating to or arising out of or in connection with the transactions contemplated by this Credit Agreement (including the use of the proceeds of the Loans) or any related transaction, and to reimburse each Indemnified Party, promptly upon demand, for expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened loss, claim, damage or liability, or any litigation, proceeding or other action in respect thereof, including any amount paid in settlement of any litigation, proceeding or other action (commenced or threatened) to which the Indemnifying Parties shall have consented in writing (such consent not to be unreasonably withheld) whether or not any Indemnified Party is a party and whether or not liability resulted; provided, however, that the indemnity contained in this Section 12.1 will not apply to any Indemnified Party with respect to losses, claims, damages, liabilities or related expenses arising from the willful misconduct or gross negligence of such Indemnified Party.

Section 12.2 Indemnity Not Available

If indemnification were for reason of public policy not to be available, the Indemnifying Parties, on the one hand, and the relevant Indemnified Parties, on the other hand, agree to contribute (in proportion to their respective Commitments in the case of the Lenders) to the losses, claims, damages, liabilities or expenses (or any investigation, claim, litigation, proceeding or other action (collectively, an “Action”) in respect thereof) for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Parties, on the one hand, and the relevant Indemnified Parties, on the other hand, in connection with the matter giving rise to such losses, claims, damages, liabilities or expenses (or actions in respect thereof). The Obligors agree that for the purposes of this Section 12.2 the relative benefits to each of the Borrower and its Subsidiaries on the one hand, and the Indemnified Parties on the other hand, of the transactions contemplated by this Credit Agreement, including, without limitation, the Loans and the other transactions contemplated by any of the Bridge Finance Documents in any way relating to any Loan, including the use of the proceeds of the Loans shall be deemed to be in the same proportion that the proceeds of all Loans made or to be made to the Borrower bears to the interest and fees paid or to be paid to the Lenders in connection with the Loans and the other transactions contemplated by any of the Bridge Finance Documents; provided, however, that, to the extent permitted by applicable law, in no event shall any Indemnified Party be required to contribute an aggregate amount in excess of the aggregate interest and fees actually paid to the Lenders in connection with the Loans and the other transactions contemplated by any of the Bridge Finance Documents. The foregoing contribution agreement shall be in addition to any rights that any Indemnified Party may have at common law or otherwise. No investigation or failure to investigate by any Indemnified Party shall impair the foregoing indemnification and contribution agreement or any right an Indemnified Party may have.

Section 12.3 Settlement of Claims

The Obligors agree that, neither it nor any of its respective Subsidiaries or Affiliates will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification or contribution could be sought under Section 12.1 or Section 12.2 (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding) without the prior written consent of the Indemnified Parties, unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding, which consent shall not be unreasonably withheld. If any action, suit, proceeding or investigation is commenced as to which an Indemnified Party proposes to demand indemnification, such Indemnified Party shall notify an Indemnifying Party with reasonable promptness; provided that any failure by such Indemnified Party to notify such Indemnifying Party shall not relieve any Indemnifying Party from its obligations hereunder. In case any such action is brought against any Indemnified Party and it notifies an Indemnifying Party of the commencement thereof, such Indemnifying Party will be entitled to participate therein and, to the extent that such Indemnifying Party may wish, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Parties, and after notice from the relevant Obligor to the Indemnified Parties of such Indemnifying Party’s election so to assume the defense thereof, such Indemnifying Party will not be liable to such Indemnified Parties under this Section 12.3 for any legal or other expense subsequently incurred by such Indemnified Parties in connection with the defense thereof other than reasonable costs of investigation. No Indemnifying Party shall, without the prior written consent of the Indemnified Parties, effect any settlement of any pending or threatened action in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party unless such settlement includes (i) an unconditional release of such Indemnified Party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

Section 12.4 Appearance Expenses

If an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Borrower, any Guarantor or any Affiliate thereof in which such Indemnified Party is not named as a defendant, the Borrower agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

Section 12.5 Indemnity for Taxes, Reserves and Expenses

If, after the date hereof, the adoption of any law or guideline or any amendment or change in the administration, interpretation or application of any existing or future law or guideline by any Governmental Entity charged with the administration, interpretation or application thereof, or the compliance with any request or directive of any Governmental Entity (whether or not having the force of law):

(a) subjects any Indemnified Party to any tax of any kind with respect to this Credit Agreement or the Bridge Notes or changes the basis of taxation of payments of amounts due hereunder or thereunder or with respect to this Credit Agreement or any of the other Bridge Finance Documents, (including, without limitation, any sales, gross receipts, general corporate, personal property, privilege or license taxes, and including claims, losses and liabilities arising from any failure to pay or delay in paying any such tax (unless such failure or delay results solely from such Indemnified Party’s negligence or willful misconduct), but excluding (i) federal, national, state or local taxes based on net income incurred by such Indemnified Party arising out of or under this Credit Agreement or any of the other Bridge Finance Documents) and (ii) Taxes, Other Taxes and any taxes, levies, imposts, deductions, charges or withholding specifically excluded under Section 2.10(a);

(b) imposes, modifies or deems applicable any reserve (including, without limitation, any reserve imposed by the Board), special deposit or similar requirement against assets of the Borrower and the Guarantors held by, credit to the Borrower and the Guarantors extended by, deposits of the Borrower and the Guarantors with or for the account of, or other acquisition of funds of the Borrower and the Guarantors by, any Indemnified Party;

(c) shall change the amount of capital maintained or requested or directed to be maintained by an Indemnified Party; or

(d) imposes upon an Indemnified Party any other condition or expense (including, without limitation, (i) loss of margin and (ii) attorneys’ fees and expenses incurred by officers or employees of an Indemnified Party (or any successor thereto) and expenses of litigation or preparation therefore in contesting any of the foregoing) with respect to this Credit Agreement or any of the other Bridge Finance Documents or the purchase, maintenance or funding of the Loans by an Indemnified Party, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, reduce the rate of return on capital of, or impose any expense (including loss of margin) upon, an Indemnified Party with respect to this Credit Agreement, any of the other Bridge Finance Documents, the obligations hereunder or thereunder or the funding of the Loans hereunder, the Indemnified Party may notify the Indemnifying Party of the amount of such increase, reduction, or imposition, and the Indemnifying Parties hereby jointly and severally agree to pay to the Indemnified Party the amount the Indemnified Party deems necessary to compensate the Indemnified Party for such increase, reduction or imposition which determination shall be conclusive. Such amounts shall be due and payable by the Indemnifying Parties 15 days after such notice is given.

Section 12.6 Survival of Indemnification

The provisions contained in this ARTICLE XII shall remain in full force and effect whether or not any of the transactions contemplated hereby are consummated and notwithstanding the termination of this Credit Agreement or the payment in full of all Obligations hereunder.

Section 12.7 Liability Not Exclusive; Payments

The agreements of each Indemnifying Party in this ARTICLE XII shall be in addition to any liability that each may otherwise have. All amounts due under this ARTICLE XII shall be payable as incurred upon written demand therefore.

ARTICLE XIII.

THE ADMINISTRATIVE AGENT; THE ARRANGERS

Section 13.1 Appointment

Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Credit Agreement and the other Bridge Finance Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Credit Agreement and the other Bridge Finance Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Credit Agreement and the other Bridge Finance Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Credit Agreement, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Bridge Finance Document or otherwise exist against the Administrative Agent.

Section 13.2 Delegation of Duties

The Administrative Agent may execute any of its duties under this Credit Agreement and the other Bridge Finance Documents by or through agents or attorneys-in-fact and shall be entitled to the advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 13.3 Exculpatory Provisions

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Credit Agreement or any other Bridge Finance Document (except for its own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any officer thereof contained in this Credit Agreement or any other Bridge Finance Document or in any certificate, report, statement, opinion or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or any other Bridge Finance Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Bridge Finance Document or for any failure of the Borrower or any of its Subsidiaries to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Bridge Finance Document, or to inspect the properties, books or records of the Parent or any of its Subsidiaries.

Section 13.4 Reliance by the Administrative Agent

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Bridge Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of the Bridge Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or any other Bridge Finance Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement and the other Bridge Finance Documents in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 13.5 Notice of Default

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender, the Borrower or any of its Subsidiaries referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 13.6 Non-Reliance on the Administrative Agent and Other Lenders

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lenders, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition, prospects and credit worthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender confirms that it is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Bridge Finance Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition, prospects and credit worthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial or other condition, prospects or credit worthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 13.7 Indemnification

The Lenders agree to indemnify each of the Administrative Agent and the Security Agent in their capacity as such (to the extent not reimbursed by the Borrower or any of its Subsidiaries and without limiting the obligations of the Borrower and any of its Subsidiaries to do so), ratably according to their respective Commitments in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or the Security Agent in any way relating to or arising out of, the Commitments, this Credit Agreement, any other Bridge Finance Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Security Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s or the Security Agent’s gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Loans and all other Obligations payable hereunder.

Section 13.8 Administrative Agent, in Its Individual Capacities

The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any of its Subsidiaries as though the Administrative Agent were not acting in such capacities hereunder and under the other Bridge Finance Documents. With respect to the Loans made or renewed by it and the Bridge Note issued to it the Administrative Agent shall have the same rights and powers under this Credit Agreement and the other Bridge Finance Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 13.9 Successor Administrative Agent

The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Credit Agreement and the other Bridge Finance Documents then the Majority Lenders shall appoint a successor agent for the Lenders, which successor agent (provided that it shall have been approved by the Borrower), shall succeed to the rights, powers and duties of the Administrative Agent, hereunder. Effective upon such appointment and approval, the term “Administrative Agent” shall mean and include such successor agent, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent any of the parties to this Credit Agreement or any Lender. After any retiring Administrative Agent’s resignation as Administrative Agent the provisions of this ARTICLE XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement and the other Bridge Finance Documents.

Section 13.10 Role of the Arrangers

Except as expressly set forth herein, the Arrangers, in their capacity as such, shall have no duties or responsibilities, and shall incur no liabilities, under this Credit Agreement or the other Bridge Finance Documents.

Section 13.11 Reliance and Engagement Letters

Each Bridge Finance Party confirms that each of the Arranger and the Administrative Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or the Administrative Agent) the terms of any reliance letter or engagement letter relating to the Reports or any reports or letters provided by accountants in connection with the Bridge Finance Documents or the transactions contemplated in the Bridge Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters; provided that in the event that any letter or report is to be accepted or received by the Administrative Agent after the date of this Credit Agreement, the Administrative Agent shall obtain the consent of the Security Agent in order to bind the Security Agent in respect thereof.

ARTICLE XIV.

MISCELLANEOUS

Section 14.1 Expenses; Documentary Taxes

The Borrower and the Guarantors hereby jointly and severally agree to pay (a) all reasonable out-of-pocket expenses (including, without limitation, expenses incurred in connection with due diligence of the Lenders) associated with the preparation, execution and delivery, administration, waiver, enforcement or modification and enforcement of the documentation contemplated hereby and (b) the reasonable fees and disbursements of legal counsel to the Lenders in connection with the transactions contemplated herein, including in each case those incurred prior to the date hereof plus any sales, use, VAT or similar taxes (including additions to such taxes, if any). The Borrower and the Guarantors hereby jointly and severally agree to indemnify the Lenders against any transfer taxes, documentary taxes, assessments or charges made by any Governmental Entity by reason of the execution and delivery, or the terms, of this Credit Agreement or any of the other Bridge Finance Documents.

Section 14.2 Notices

All notices and other communications pertaining to this Credit Agreement or any Bridge Note shall be in writing and shall be delivered by facsimile, addressed as follows:

(a)	If to the Administrative Agent, to it at:

Merrill Lynch International

2 King Edward Street

London EC1A 1HQ

United Kingdom

Attention:

Facsimile No:

with a copy to:

Latham & Watkins

99 Bishopsgate

London EC2M 3XF

United Kingdom

Attention:

Facsimile No.:

(b)	If to the Security Agent, to it at:

BNP Paribas Trust Corporation UK Limited

55 Moorgate

London

EC2R 6PA

United Kingdom

Attention:

Facsimile No:

(c)	If to any Lender, to it at its address set forth on the signature pages hereto.

(d)	If to any Obligor, to it at:

Magyar Telecom B.V.

c/o Invitel Zrt.

Puskás Tivadar utca 8-10

2040 Budaörs Hungary

Attention: Chief Financial Officer

Facsimile No:

Invitel Zrt.

Puskás Tivadar utca 8-10

2040 Budaörs Hungary

Attention: Chief Financial Officer

Facsimile No:

Invitel Technocom Kft.

c/o Invitel Zrt.

Puskás Tivadar utca 8-10

2040 Budaörs Hungary

Attention: Chief Financial Officer

Facsimile No:

with a copy to:

White & Case LLP

5 Old Broad Street

London EC2N 1DW

United Kingdom

Attention:

Facsimile No.:

or to such other person or address as shall be furnished in writing delivered to the other parties in compliance with this Section 14.2. Any communication or notice to be made by facsimile, letter or electronic mail by or to the Turkish Subsidiary pursuant to this Credit Agreement shall constitute legally written evidence between the Parties thereto pursuant to the provisions of the second sentence of Article 287 of the Civil Procedure Code of Turkey.

No communication or notice under or in connection with the Bridge Finance Documents shall be made to or from an address located inside of the Republic of Austria. The forgoing sentence applies mutatis mutandis to any communication made by fax, electronic message or in other written form.

Section 14.3 Consent to Amendments and Waivers

(a) This Credit Agreement, the Loans, any Bridge Notes, the Transaction Security Documents and the Intercreditor Deed (including any agreement supplemental thereto) may be amended or supplemented with the consent of the Borrower, each Guarantor (in the case of each of the foregoing, to the extent they are a party hereto or thereto) and the Majority Lenders and any default or compliance with any provision of this Credit Agreement, the Loans, the Bridge Notes, the Transaction Security Documents on the Intercreditor Deed may be waived with the consent of the Majority Lenders. Bridge Notes held by the Borrower or any of its Affiliates will not be deemed to be outstanding for purposes of this Section 14.3. For the avoidance of doubt, this Section 14.3(a) shall not require the consent of the Majority Lenders under the amendment provisions of the Intercreditor Deed (including any agreement supplemental thereto) or any other document or agreement referred to therein to the extent the consent of the Lenders or the Administrative Agent is not otherwise required pursuant to the terms of the relevant agreement in order to effect the relevant amendment or supplement to such agreement; provided that, notwithstanding the foregoing, if at any time the Administrative Agent agrees to any amendment or other modification to the Intercreditor Deed (including any agreement supplemental thereto) or any other document or agreement referred to therein it must first have obtained the consent of the Majority Lenders (or all Lenders, as may be required below).

(b) Notwithstanding the provisions of Section 14.3(a), without the consent of each Lender affected thereby, an amendment or waiver may not: (i) reduce the principal amount of any Loan, (ii) change the fixed maturity of any Loan, (iii) reduce the rate of or change the time for payment of interest on any Loan, (iv) make any change to the redemption provisions of any Loan; (v) waive a Default or Event of Default in the payment of principal of, or premium, fees or interest, if any, on the Loans or any other amounts payable under any of the Bridge Finance Documents, (vi) make any change in the provisions of this Credit Agreement relating to the rights of Lenders to receive (A) prepayments on, or (B) payments of principal of, premium, if any, or fees or interest on, the Loans, (vii) make any change to the provisions of ARTICLE XI that would adversely affect the rights of any Lender, (viii) make any change to the definition of “Majority Lenders”, (ix) make any change to any provisions relating to the pro rata treatment of Lenders, (x) release all or substantially all of the Guarantors from their respective Guarantees except as provided in this Credit Agreement or (xi) make any change in the foregoing amendment and waiver provisions.

(c) An amendment or waiver which relates to the rights or obligations of the Security Agent may not be effected without the consent of the Security Agent.

(d) The Borrower shall not and shall not permit any of its Affiliates to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Lender for or as an inducement to any consent, waiver or amendment permitted by (a) unless such consideration is offered to be paid and is paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

(e) Upon having received the requisite consent of the Lenders, the Administrative Agent, acting on behalf of and as agent of the Lenders, shall be authorized to (and shall) execute or otherwise effect any amendment or supplement permitted by Section 14.3 on behalf of the Lenders without the need for the Lenders to execute such amendment or supplement.

Section 14.4 Parties

This Credit Agreement shall inure to the benefit of and be binding upon the Borrower, each Guarantor, the Lenders and each of their respective successors and assigns. Except as expressly provided to the contrary in this Credit Agreement, nothing expressed or mentioned in this Credit Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Credit Agreement or any provision herein contained. Except as expressly provided in this Credit Agreement, this Credit Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Lenders and other parties hereto and their respective successors and assigns, and for the benefit of no other person.

Section 14.5 New York Law; Submission to Jurisdiction; Waiver of Jury Trial

(a) THIS CREDIT AGREEMENT AND THE BRIDGE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE BORROWER, EACH GUARANTOR AND EACH OF THE LENDERS HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK (EACH, A “NEW YORK COURT”) FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THE BRIDGE NOTES, THIS CREDIT AGREEMENT, ANY OF THE OTHER BRIDGE FINANCE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE BORROWER, EACH GUARANTOR AND EACH OF THE LENDERS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE BORROWER, EACH GUARANTOR AND EACH OF THE LENDERS IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE BRIDGE NOTES, THIS CREDIT AGREEMENT, ANY OF THE OTHER BRIDGE FINANCE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) Without limiting the generality of any of the foregoing, the Turkish Subsidiary agrees, without prejudice, to the enforcement of a judgment obtained from the courts of New York according to the provisions of Article 54 of the International Private and Procedure Law of Turkey (Law No. 5718), that in the event that the Turkish Subsidiary is sued in a court in Turkey in connection with this Credit Agreement, such judgment shall constitute conclusive evidence of the existence and amount of the claim against the Turkish Subsidiary pursuant to the provisions of the second sentence of Article 287 of the Civil Procedure Code of Turkey and Article 58 of the International Private and Procedure Law of Turkey (Law No. 5718).

Section 14.6 Replacement Notes

If any Bridge Note becomes mutilated and is surrendered by the applicable Lender to the Borrower, or if any Lender claims that any of its Bridge Notes has been lost, destroyed or wrongfully taken, the Borrower shall execute and deliver to such Lender a replacement Bridge Note, upon the delivery by such Lender of an indemnity to the Borrower to hold it and any agent of it harmless in respect of such loss, destruction or wrongful taking with respect to such Bridge Note.

Section 14.7 Appointment of Agent for Service

The Borrower and each Guarantor irrevocably designates and appoints CT Corporation System, located at 111 Eight Avenue, New York, New York 10011 and such other persons as may irrevocably agree in writing to serve as their respective agent to receive on their behalf service of all process in any proceedings in any New York Court, such service being hereby acknowledged by the Borrower, and each Guarantor to be effective and binding in every respect. If any agent appointed by the Borrower or a Guarantor refuses to receive and forward such service, the Borrower and each Guarantor hereby agree that service upon it by mail shall constitute sufficient service.

If any person appointed as process agent is unable for any reason to act as agent for service of process, each Obligor must immediately (and in any event within 10 days of such event taking place) appoint another agent on terms acceptable to the Arrangers. Failing this, the Arrangers may appoint another agent for this purpose.

Section 14.8 Marshalling; Recapture

Neither the Administrative Agent, the Security Agent, nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent any Lender receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any Bankruptcy Law, state federal, or national law, common law or equitable cause, then, to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to such Lender as of the date such initial payment, reduction or satisfaction occurred.

Section 14.9 Limitation of Liability

No claim may be made by the Borrower, any Guarantor or any other person against the Administrative Agent, the Security Agent, the Arrangers, any Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any theory of liability arising out of or related to the transactions contemplated by this Credit Agreement or the other Bridge Finance Document, or any act, omission or event occurring in connection therewith; and the Borrower and each Guarantor hereby waive, release and agree not to sue and shall cause each of its respective Subsidiaries to waive, release or agree not to sue (if required), upon any claim for any such special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 14.10 Independence of Covenants

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

Section 14.11 Currency Indemnity

In respect of any judgment or order given or made for any amount due hereunder that is expressed and paid in a currency (the “Judgment Currency”) other than the currency in which such loss or damage is denominated or in which the relevant Obligor’s obligation is denominated, as the case may be (the “Obligation Currency”), the relevant Obligor will indemnify each Bridge Finance Party against any loss incurred by the Bridge Finance Parties, as applicable, as a result of any variation as between (i) the rate of exchange at which the Obligation Currency is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the rate of exchange at which the Bridge Finance Parties are able to purchase the Obligation Currency with the amount of the Judgment Currency actually received by the Bridge Finance Parties. The foregoing indemnity will constitute a separate and independent obligation of the Obligors and will continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” will include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the Obligation Currency.

Section 14.12 Waiver of Immunity

To the extent that the Borrower or any Guarantor has or hereafter may acquire any immunity from:

(a) the jurisdiction of any court of (i) any jurisdiction in which the Borrower or any Guarantor owns or leases property or assets or (ii) the United States, the State of New York or any political subdivision thereof; or

(b) from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property and assets, this Credit Agreement, any Bridge Finance Document or actions to enforce judgments in respect of any thereof, it hereby irrevocably waives such immunity in respect of its obligations under the above-referenced document.

Section 14.13 Freedom of Choice

The submission to the jurisdiction of the courts referred to in this Article XIV shall not (and shall not be construed so as to) limit the right of any Lender to take proceedings against the Borrower or any Guarantor in the courts of any country in which the Borrower or such Guarantor has assets or in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

Section 14.14 Successors and Assigns

Whenever in this Credit Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants and agreements of the Borrower, the Guarantors and each additional Guarantor in this Credit Agreement shall bind their respective successors and assigns. Neither the Borrower nor any other Guarantor may assign or transfer any of its rights or obligations hereunder (by operation of law or otherwise) without the prior written consent of all Lenders, except (on and after the Conversion Date) as otherwise expressly permitted by this Credit Agreement. Any assignment by any Lender must be made in compliance with ARTICLE VII hereof.

Section 14.15 Merger

This Credit Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements among the parties relating to the subject matter hereof, except for those provisions in the Fee Letter and the Engagement Letter that are in addition to the provisions contained herein.

Section 14.16 Severability Clause

In case any provision in this Credit Agreement or any Bridge Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective in such jurisdiction only to the extent of such invalidity, illegality or unenforceability.

Section 14.17 Representations, Warranties and Agreements to Survive Delivery

All representations, warranties and agreements contained in or incorporated into this Credit Agreement, or contained in Officers’ Certificates submitted pursuant hereto, shall remain operative and in full force and effect until all Obligations under all of the Bridge Finance Documents have been repaid in full, regardless of any investigation made by or on behalf of the Lenders or any controlling person of the Lenders, or by or on behalf of the Parent, the Borrower or any controlling person of the Parent, the Borrower, and shall survive the making of the Bridge Loans and the delivery of the Bridge Notes.

Section 14.18 Day Count Connection

Any interest, commission or fee accruing under a Bridge Finance Document shall accrue from day to day on the basis of actual number of days elapsed in a 360-day year of twelve 30-day months.

Section 14.19 PATRIOT Act Notice

Each Lender subject to the USA PATRIOT Act of 2001 (31 U.S.C. 5318 et seq.) hereby notifies the Borrower that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies the Borrowers and Guarantors including the names and addresses of the Borrowers and Guarantors and other information allowing such Lender to identify the Borrowers and Guarantors in accordance with such act.

Section 14.20 Nature of a Bridge Finance Party’s Rights and Obligations

Unless all the Bridge Finance Parties agree otherwise:

(a) the obligations of a Bridge Finance Party under the Bridge Finance Documents are several;

(b) failure by a Bridge Finance party to perform its obligations does not affect the obligations of any other Party under the Bridge Finance Documents;

(c) no Bridge Finance party is responsible for the obligations of any other Bridge Finance Party under the Bridge Finance Documents;

(d) the rights of a Bridge Finance Party under the Bridge Finance Documents are separate and independent rights;

(e) a Bridge Finance Party may, except as otherwise stated in the Bridge Finance Documents, separately enforce those rights; and

(f) a debt arising under the Bridge Finance Documents to a Bridge Finance Party is a separate and independent debt.

Section 14.21 Counterparts

This Credit Agreement may be executed by one or more of the parties to this agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Credit Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Credit Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Section 14.22 Place of Performance outside Austria

The parties agree that the exclusive place of performance (Erfüllungsort) for all rights and obligations under this Credit Agreement shall be at the registered office of the Administrative Agent or any other place reasonably designated by the Administrative Agent but in any case a place outside the Republic of Austria, which in particular, but without limitation, means that the payment of all amounts, if any, under this Credit Agreement or any Bridge Finance Document must be made from and to, respectively, a bank account outside the Republic of Austria. It is expressly agreed between the parties hereto that any such performance within the Republic of Austria will not establish Austria as the place of performance and shall be deemed not effective with respect to any party hereto. Further, the parties hereto agree that the fulfillment of any contractual obligation under this Credit Agreement within the Republic of Austria does not result in a discharge of debt.

Section 14.23 Original Guarantors

(a) The Borrower must, by giving not less than 10 Business Days’ prior notice to the Administrative Agent, notify the Administrative Agent (which must promptly notify the Lenders) of its intention to request any member of the Group to become an Original Guarantor.

(b) The Borrower must, by giving not less than 10 Business Days notice to the Administrative Agent (which must promptly notify the Lenders), notify the Administrative Agent of its intention to request any Original Guarantor to accede to this Credit Agreement.

(c) If the accession of an Original Guarantor requires any Bridge Finance Party to carry out know your customer requirements in circumstances where the necessary information is not already available to it, the Borrower must promptly on request by any Bridge Finance Party supply to that Bridge Finance Party any documentation or other evidence which is reasonably requested by that Bridge Finance Party (whether for itself, on behalf of any Bridge Finance Party or any prospective new Lender) to enable a Bridge Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(d) The Borrower must ensure that any person who becomes an Original Guarantor supplies to the Administrative Agent all of the documents and evidence set out in Part 1 of Schedule 2 which are expressed to be deliverable by an Original Guarantor in form and substance satisfactory to it.

(e) The relevant party will become an Original Guarantor on the date of the Accession Agreement executed by it.

(f) Delivery of an Accession Agreement, executed by the relevant party, to the Administrative Agent constitutes confirmation by that party and the Borrower that the Repeating Representations are then correct.

(g) Each member of the Group must promptly give the Administrative Agent all assistance it reasonably requires in relation to the guarantees and security to be granted pursuant to this Credit Agreement including promptly answering all reasonable questions and requisitions of the Administrative Agent and its advisors in relation to the assets of the Group.

Section 14.24 Security for Costs

To the extent that any Obligor may, in any suit, action or proceeding brought in a court in Turkey or elsewhere arising out of or in connection with this Credit Agreement, be entitled to the benefit of any provisions of law requiring the Bridge Finance Parties or any of them in such suit, action or proceeding to post security for costs of such Obligor (“Cautio judicatum solvi”), or to post a bond or take similar action, such Obligor hereby irrevocably waives any such benefit, in each case to the fullest extent now or hereafter permitted under the laws of Turkey or, as the case may be, such other jurisdictions.

(Signature pages follow.)

IN WITNESS WHEREOF, the parties hereto have duly executed this Credit Agreement as of the date first above written.

MAGYAR TELECOM B.V.

By:
Name:
Title:

INVITEL ZRT.

By:
Name:
Title:

INVITEL TECHNOCOM TÁVKÖZLÉSI SZOLGÁLTATÓ KORLÁTOLT FELELÖSSÉGÜ

By:
Name:
Title:

Administrative Agent

MERRILL LYNCH INTERNATIONAL

By:
Name:
Title:

By:
Name:
Title:

Security Agent

BNP PARIBAS TRUST CORPORATION UK LIMITED

By:
Name:
Title:

By:
Name:
Title:

Arrangers

MERRILL LYNCH INTERNATIONAL

By:
Name:
Title:

By:
Name:
Title:

BNP PARIBAS

By:
Name:
Title:

By:
Name:
Title:

Lenders

MERRILL LYNCH INTERNATIONAL BANK LIMITED, LONDON BRANCH

By:
Name:
Title:

By:
Name:
Title:

BNP PARIBAS

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY BRIDGE FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY BRIDGE FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Bridge Loan Agreement, dated as of [•], 2008 (as amended, supplemented or otherwise modified from time to time, the “Bridge Loan Agreement”), by and among [Name of Borrower], a             , (the “Borrower”), [Name of Guarantors], [insert type of entity and jurisdiction of formation for each Guarantor] as guarantors (each a “Guarantor” and, collectively, the “Guarantors”) and Merrill Lynch International and BNP Paribas (the “Arrangers”), Merrill Lynch International as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), the lenders a party thereto (the “Lenders”) and [BNP Paribas Trust Corporation UK Limited], as security agent. Unless otherwise defined herein, terms defined in the Bridge Loan Agreement and used herein shall have the meanings given to them in the Bridge Loan Agreement.

The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:

(i) The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the percentage interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Bridge Loan Agreement (the “Assigned Facilities”), in a principal amount for the Assigned Facilities as set forth on Schedule 1 hereto.

(ii) The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Bridge Loan Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Bridge Loan Agreement, any other Bridge Finance Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Bridge Loan Agreement or any other Bridge Finance Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Bridge Notes held by it evidencing the Assigned Facilities and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Bridge Notes for a new Bridge Note or Bridge Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Assigned Facility, requests that the

Administrative Agent exchange the attached Bridge Notes for a new Bridge Note or Bridge Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which are effective on the Effective Date).

(iii) The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Bridge Loan Agreement, and all schedules and exhibits thereto together with copies of the financial information delivered pursuant to Section 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Bridge Loan Agreement, the other Bridge Finance Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Bridge Loan Agreement, the other Bridge Finance Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) agrees that it will be bound by the provisions of the Bridge Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of the Bridge Loan Agreement are required to be performed by it as a Lender; and (f) agrees that it shall have no recourse against the Assignor with respect to any matters relating to the Bridge Loan Agreement, the other Bridge Finance Documents or any others instrument or documents furnished pursuant hereto or thereto.

(iv) [The Assignor hereby assigns to Assignee all of its rights and obligations under the Fee Letter with respect to the Assigned Interest.]

(v) The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Section 7.7 of the Bridge Loan Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

(vi) Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

(vii) From and after the Effective Date, (a) the Assignee shall be a party to the Bridge Loan Agreement [and the Fee Letter] and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Bridge Finance Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Bridge Loan Agreement [and the Fee Letter].

(viii) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule I to Assignment and Acceptance

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Principal Commitment Amount Assigned	Commitment Percentage Assigned[1]
€	. %

[1]	Calculate the Commitment Percentage that is assigned to at least 9 decimal places and show as a percentage of the aggregate commitments of all Lenders.

[Name of Assignee]	[Name of Assignor]

By:	By:
Name:	Name:
Title:	Title:

Accepted:

[NAME OF ADMINISTRATIVE AGENT] as Administrative Agent

By:
Name:
Title:

EXHIBIT B

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY BRIDGE FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY BRIDGE FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE

No. -	London, England
€	, 200[•]

BRIDGE NOTE

FOR VALUE RECEIVED, the undersigned, [•] (the “Borrower”), promises to pay to the order of             , or its registered assigns (the “Holder”), the principal sum of the aggregate of             euros (€            ) and to pay interest from the date hereof on the unpaid principal amount hereof from time to time outstanding, at the rates per annum and on the dates specified in that certain Bridge Loan Agreement, dated as of [•], 2008 among [•] and [Name of Guarantors], [Insert type of entity and jurisdiction of formation of on each Guarantor] as guarantors (each a “Guarantor” and, collectively, the “Guarantors”), and [•] as Administrative Agent and [•] as Security Agent (as amended, restated and/or otherwise modified from time to time, the “Bridge Loan Agreement”). Terms used herein and not otherwise defined have the meanings assigned to them in the Bridge Loan Agreement.

The unpaid principal balance of this Bridge Note, together with all accrued and unpaid interest thereon, shall become due and payable on the Initial Maturity Date unless extended pursuant to Section 2.2, in which case the unpaid principal balance hereof, together with all accrued and unpaid interest thereon, shall become due and payable on the date that is Extended Maturity Date.

The Borrower promises to pay interest on demand, to the extent permitted by law, on any overdue principal and interest from their due dates at the rate per annum as specified in Section 2.4 of the Bridge Loan Agreement.

All payments of the principal of and premium and interest on this Bridge Note shall be made in euro by transfer of immediately available funds into a bank account designated by the Holder in writing to the Borrower.

The Borrower agrees to pay, upon demand, all reasonable out-of-pocket expenses (including, without limitation, the reasonable fees and disbursements of legal counsel to the Holder) associated with the waiver, enforcement or modification of the Bridge Loan Agreement or this Bridge Note.

This Bridge Note is entitled to the benefits of a joint and several unconditional and irrevocable guarantee (the “Note Guarantee”) of, inter alia, the due and punctual payment of the principal of, premium (if any) and interest on this Bridge Note as set forth in the Bridge Loan Agreement. Subject to Section 10.2 of the Bridge Loan Agreement, each of the Guarantors has acknowledged its liability under the Note Guarantee by signing this Bridge Note.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the Holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

This Bridge Note is one of the Bridge Notes referred to in the Bridge Loan Agreement, which Agreement, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment in full of the principal hereof prior to maturity and for the amendment or waiver of certain provisions of the Bridge Loan Agreement, all upon the terms and conditions therein specified. The benefits under this Bridge Note are governed by, and subject to all the terms and conditions of, the Bridge Loan Agreement. In the event of any conflict between the provisions of this Bridge Note and the Bridge Loan Agreement, the provisions of the Bridge Loan Agreement shall govern.

THIS BRIDGE NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Bridge Note to be signed in its corporate name by its duly authorized officer and to be dated as of the day and year first above written.

[•]

By:
Name:
Title:

Acknowledgment of Note Guarantee:

[INSERT NAME AND SIGNATURE BLOCK FOR EACH GUARANTOR]

By:
Name:
Title:

EXHIBIT C

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY BRIDGE FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY BRIDGE FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE

FORM OF ACCESSION DOCUMENT

To:	[•] as Administrative Agent

From:	[ADDITIONAL GUARANTOR]

Date:	[•]

Reference is made to that certain Bridge Loan Agreement dated [•], 2008 and made between, among others, [•] and [•] (the “Bridge Loan Agreement”, which expression shall include any amendments in force from time to time).

We refer to the Bridge Loan Agreement. This is an Accession Document.

1. [Name of company] of [address/registered office] agrees to become an [Additional Guarantor] under the Agreement and to be bound by the terms of the Agreement as an Additional Guarantor.

2. The Repeating Representations are correct on the date of this Accession Document.

3. This Accession Document has been executed and delivered on the date stated at the beginning of this Accession Document and is governed by New York law.

By:

[ADDITIONAL GUARANTOR]

C-1

EXHIBIT D

FORM OF UTILIZATION NOTICE

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY BRIDGE FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY BRIDGE FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE

UTILIZATION NOTICE

From:	[Borrower]
[Address]

To:	Merrill Lynch International and BNP Paribas
The Arrangers

Dated:

Dear Sirs,

Reference is made to that certain Bridge Loan Agreement dated [•], 2008 and made between, among others, [•] and [•] (the “Bridge Loan Agreement”, which expression shall include any amendments in force from time to time).

1. We refer to the Bridge Loan Agreement. This is the Utilization Notice referred to in Section 2.1(b)(i) of the Bridge Loan Agreement. Terms defined in the Bridge Loan Agreement have the same meaning in this Utilization Notice unless given a different meaning in this Utilization Notice.

2. We wish to borrow Bridge Loans on the following terms:

D-1

Proposed Utilization Date:	[•] (or, if that is not a Business Day, the next Business Day)

Amount:	€ [•] [or, if less, the available Loans]

3. We confirm that each condition specified in Article VII of the Bridge Loan Agreement is or will be satisfied simultaneously with drawdown on the date of the Utilization.

4. The payment instructions for the proceeds of Bridge Loans are:

Payment to:	[•]

Account number:	[•]

Bank:	[•]

Bank Address:	[•]

Sort Code:	[•]

Account Name:	[•]

The Closing for this Request shall be held at [time] (London time) at the offices of [•], London, United Kingdom.

This Request is irrevocable.

Yours faithfully,

authorized signatory for [•]

D-2

SCHEDULE 1

ORIGINAL GUARANTORS

Name	Registered Addresses	Jurisdiction of incorporation
Magyar Telecom B.V.	Laan van Kronenburg 8 1183 AS Amsterdam The Netherlands	The Netherlands

Invitel Zrt.	2040 Budaörs Puskás Tivadar U.8-10 Hungary	Hungary

Invitel Technocom Távközlési Korlátolt Felelõsségû Társaság	2040 Budaörs Puskás Tivadar U.8-10 Hungary	Hungary

Schedule-1

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART ONE

TO BE DELIVERED BEFORE THE UTILIZATION DATE

I. Obligors

1. A copy of the constitutional documents of each Original Obligor.

2. A copy of a resolution of the board of directors of each Original Obligor:

(a) approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(b) authorizing a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(c) authorizing a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilization Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d) in the case of an Original Obligor other than the Borrower, authorizing the Borrower to act as its agent in connection with the Finance Documents.

3. A specimen of the signature of each person authorized by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

4. If required under applicable law, a copy of a resolution signed by all the holders of the issued shares in each Original Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Obligor is a party.

5. A certificate of an authorized signatory of the Borrower or other relevant Original Obligor:

(a) certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Credit Agreement; and

(b) confirming that borrowing or guaranteeing or securing, as appropriate, the total Commitments would not cause any borrowing, guarantee, security or similar limit, binding on any Original Obligor, to be exceeded.

II. Acquisition Documents

A copy of the Acquisition Agreement and a copy of the Disclosure Letter, each substantially in the form of the draft delivered to and approved by the Arrangers on December 19, 2007, with such amendments or modifications as do not materially and adversely affect the interests of the Lenders or which have been made with the consent of the Arrangers (acting reasonably).

Schedule-2

III. Finance Documents

1. The Second Intercreditor Deed Supplemental Deed executed by the original parties thereto.

2. Intercreditor Deed.

3. The Credit Agreement executed by the Original Obligors party thereto.

4. The Fee Letter executed by the Borrower.

5. Engagement Letter.

6. The Senior Credit Agreement (as amended and restated or refinanced to allow for the Acquisition), executed by the parties thereto.

7. The Funding Loans executed by the original parties thereto.

IV. Transaction Security

The following Transaction Security Documents, provided, that with respect to any pledge over receivables, fixed charge, floating charge, real estate mortgage, security assignment or pledge over bank accounts, such Transaction Security Documents shall be entered into within 90 days of the Closing Date: each of the security documents entered into with respect to the Senior Debt, granted on a second ranking basis to the Senior Debt (or any interim facility entered into in lieu thereof).

V. Other documents and evidence

1. Evidence that any agent for service of process referred to in this Credit Agreement, if not an Original Obligor, has accepted its appointment.

2. The Reports and related reliance letters with respect to the Purchaser Due Diligence Reports.

3. The Base Case Model.

4. The Structure Memorandum.

5. The Funds Flow Statement in a form agreed by the Borrower and the Administrative Agent detailing the proposed movement of funds on or before the Completion Date.

6. A copy, certified by an authorized signatory of the Borrower to be a true copy, of the Original Financial Statements.

7. A copy, certified by an authorized signatory of the Borrower to be a true copy, of the latest audited financial statements of that Borrower, if available.

8. A certificate of Invitel (signed by a director) certifying that no terms and conditions of the Acquisition Agreement have been amended, varied, novated, supplemented, superseded, waived or terminated except to the extent the same does not materially and adversely affect the interests of the Lenders or with the prior consent of the Arrangers (who shall act reasonably in giving consent) and each of the conditions to closing specified in the Acquisition Agreement has been satisfied or waived in each case except to the extent it does not materially and adversely affect the interests of the Lenders or with the prior written consent of the Arrangers (who shall act reasonably in giving consent).

Schedule-2

9. A Utilization Notice in relation to any proposed Utilization on the first Utilization Date.

10. Evidence of completion of steps 1 to 4 pursuant to the Structure Memorandum will be completed on the Completion Date, including for the avoidance of doubt copies of the solvency opinion delivered in connection with the same.

11. Evidence of payment of fees and expenses agreed to be paid prior to the Completion Date.

12. Group Structure Chart.

13. Delivery of all information reasonably required in connection with KYC requirements.

14. The last available audited accounts of HTCC and the Major Companies (if any).

VI. Legal opinions

The following legal opinions, each addressed to the Administrative Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons to become Lenders pursuant to the primary syndication of the Bridge Loan:

1. A legal opinion of Burai-Kovacs and Partners, advisers to the Administrative Agent and the Arrangers, as to Hungarian law substantially in the form distributed to the Original Lenders prior to signing this Credit Agreement.

2. A legal opinion of White & Case LLP, legal advisers to the Borrowers as to New York, U.S., English and Hungarian law substantially in the form distributed to the Original Lenders prior to signing this Credit Agreement.

3. A legal opinion of Baker & McKenzie, legal advisers to the Borrowers as to Netherlands law substantially in the form distributed to the Original Lenders prior to signing this Credit Agreement.

4. A legal opinion of STvB Advocaten (Europe) N.V., legal advisers to the Borrowers as to Netherlands Antilles law substantially in the form distributed to the Original Lenders prior to signing this Credit Agreement.

5. A legal opinion of Dorda Brugger Jordis Rechtsanwaelte, legal advisers to the Borrowers as to Austrian law substantially in the form distributed to the Original Lenders prior to signing this Credit Agreement.

Schedule-2

PART TWO

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL OBLIGOR

1. An Accession Document executed by the Additional Obligor and the Borrower.

2. A copy of the constitutional documents of the Additional Obligor.

3. A copy of a resolution of the board of directors of the Additional Obligor:

(a) approving the terms of, and the transactions contemplated by, the Accession Document and the Finance Documents and resolving that it execute, deliver and perform the Accession Document and any other Finance Document to which it is a party;

(b) authorizing a specified person or persons to execute the Accession Document and other Finance Documents on its behalf;

(c) authorizing a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Guarantor, any Utilization Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d) authorizing the Borrower to act as its agent in connection with the Finance Documents. A specimen of the signature of each person authorized by the resolution referred to in paragraph 3 above.

4. If required under applicable law, a copy of a resolution signed by all the holders of the issued shares of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party.

5. A certificate of an authorized signatory of the Additional Obligor certifying that each copy document listed in Part 2 of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Document and that its borrowing, guaranteeing or securing of the total Commitments would not exceed any limit imposed on the same.

6. The following legal opinions, each addressed to the Administrative Agent, the Security Agent and the Lenders:

(a) A legal opinion of the legal advisers to the Administrative Agent in the United States, as to US law.

(b) If the Additional Obligor is incorporated in a jurisdiction other than New York or is executing a Finance Document which is governed by a law other than New York law, a legal opinion of the legal advisers to the Administrative Agent in the jurisdiction of its incorporation; or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction.

7. If available, a copy the latest audited statutory financial statements of the Additional Obligor.

Schedule-2

8. If the proposed Additional Obligor is incorporated in a jurisdiction other than New York, evidence that the agent for service of process specified in Section 14.7, if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

9. An accession memorandum to the Second Intercreditor Deed Supplemental Deed executed by the Additional Obligor.

10. If the Additional Obligor is incorporated in England and Wales or Scotland evidence that the Additional Obligor has done all that is necessary (to the extent reasonable) to follow the procedures set out in Sections 151 to 158 of the Companies Act 1985 in order to enable that Additional Obligor to enter into the Finance Documents and perform its obligations under the Finance Documents. Such evidence shall include copies of the resolutions, statutory declarations, auditor’s report and net assets letter (addressed to the Bridge Finance Parties) for the Additional Obligor and copies of the register of directors and shareholders of the Additional Obligor.

11. If the Additional Obligor is not incorporated in New York, such documentary evidence as legal counsel to the Administrative Agent may require, that such Additional Obligor has (to the extent reasonable) complied with any law in its jurisdiction relating to financial assistance or analogous process.

12. Required know-your-customer checks.

Schedule-2

PART THREE

TO BE DELIVERED IN RESPECT OF ADDITIONAL SECURITY

1. A copy of the constitutional documents of the relevant Obligor.

2. A copy of a resolution of the board of directors of the relevant Obligor (or a committee of its board of directors) approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Transaction Security Document.

3. If applicable, a copy of a resolution of the board of directors of the relevant Obligor establishing the committee referred to in paragraph 2 above.

4. A specimen of the signature of each person authorized on behalf of the relevant Obligor to execute or witness the execution of the Transaction Security Document or to sign or send any document or notice in connection with such Transaction Security Document.

5. A copy of a resolution, signed by all (or any lower percentage agreed by the Administrative Agent) of the holders of the Obligor’s issued or allotted shares, approving the execution of the Transaction Security Document.

6. If applicable, a copy of a resolution of the board of directors of each corporate shareholder in the Obligor approving the resolution referred to in paragraph 5 above.

7. A certificate of an authorized signatory of the relevant Obligor certifying that each copy document specified in Part 3 of this Schedule is correct and complete and that the original of those documents is in full force and effect and has not been amended or superseded as at a date no earlier than the date of the additional Transaction Security Document.

8. A legal opinion of counsel approved by the Administrative Agent in respect of the laws of the jurisdiction in which the relevant Obligor is incorporated, and, if different, in respect of the laws governing the additional Transaction Security Document, addressed to the Bridge Finance Parties.

9. A copy of all notices required to be sent or other documents required to be executed under the Transaction Security Document.

10. If applicable, title certificates (addressed inter alias to the Bridge Finance Parties) and corresponding title deeds (or in the latter case a letter from solicitors satisfactory to the Security Agent holding the same undertaking to hold them to the order of the Security Agent) or the equivalent in the jurisdiction of location of the relevant assets.

11. In relation to property situate in England and Wales, if applicable, priority searches at HM Land Registry and Land Charges Searches or the equivalent in the jurisdiction of location of the relevant assets.

12. In relation to property situate in England and Wales, if applicable, a letter of undertaking (if applicable) concerning the charge of properties and a check payable to HM Land Registry in respect of registration fees or the equivalent in the jurisdiction of location of the relevant assets.

13. Evidence that the procedure contemplated by sections 155-158 of the Companies Act 1985 has been completed by any relevant Obligor incorporated under the laws of England and Wales, including:

(a) copies of the resolutions, statutory declarations, auditors’ report and net assets letter (addressed to the Bridge Finance Parties) for the relevant Obligor; and

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(b) copies of its register of directors and shareholders,

(c) or that the equivalent provisions and requirements under the law of the jurisdiction of incorporation of the relevant Obligor have been complied with.

14. A copy of any other authorization or other document, opinion or assurance which the Administrative Agent notifies the Borrower is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Transaction Security Document or for the validity and enforceability of any Bridge Finance Document.

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SCHEDULE 3

CALCULATION OF THE MANDATORY COST

1. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3. The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4. The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

in relation to a Loan in any currency other than sterling:

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5. For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

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(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 percent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7. If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8. Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9. The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10. The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

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11. The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12. Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13. The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

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SCHEDULE 4

COMMITMENT AMOUNTS

Commitment	Merrill Lynch International Bank Limited, London Branch	BNP Paribas	Total

€100,000,000

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SCHEDULE 5

Principal Agreements

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